As Filed with the Securities and Exchange Commission on October 26, 2007	Registration No. [___]

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
SILICON MOUNTAIN HOLDINGS, INC.
(Name of Small Business Issuer in its Charter)

Colorado	3571	84-0910490

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)
4755 Walnut Street, Boulder, Colorado 80301 (303) 938-1155
(Address and telephone number of principal executive offices and principal place of business)
Rudolph (Tré) A. Cates, 4755 Walnut Street, Boulder, Colorado 80301 (303) 938-1155
(Name, address and telephone number of agent for service)
Copies of all communications should be sent to:
Alan L. Talesnick, Esq.
Mark R. Goldschmidt, Esq.
Shawn M. Turner, Esq.
Patton Boggs, LLP
1801 California Street
Suite 4900
Denver, Colorado 80202
Telephone No.: (303) 830-1776; Facsimile No.: (303) 894-9239
Approximate date of commencement of the proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum		Proposed Maximum
Title of Each Class of	Amount to be	Offering Price Per		Aggregate Offering	Amount of
Securities to be Registered	Registered (1)	Share (2)		Price	Registration Fee
Shares of Common Stock	N/A	N/A		N/A	N/A
Shares of Common Stock underlying Selling Stockholder Warrants and Selling Stockholder Convertible Note (3)	2,760,208	$2.00	(4)	$5,520,416	$169.48
Total Shares of Common Stock	2,760,208	$2.00		$5,520,416	$169.48

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall be deemed to cover additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	The price of $2.00 per share, which was the average of the high and low prices of the Registrant’s common stock, as reported on the Over-The-Counter Bulletin Board (the “OTC Bulletin Board”) on October 22, 2007, is set forth solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended.

(3)	Represents 2,008,312 shares of the Registrant’s common stock issuable upon the exercise of warrants issued by the Registrant in connection with a loan agreement, and 751,896 shares of the Registrant’s common stock issuable upon the conversion of a convertible note issued by the Registrant in connection with the same loan agreement.

(4)	With respect to the shares underlying the warrants and convertible note, estimated solely for purposes of calculating the registration fee pursuant to Rule 457(g) of the Securities Act, based on the higher of (a) the exercise price of the warrant or (b) the offering price of the securities of the same class included in this Registration Statement.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS REGISTRATION STATEMENT AND THE ACCOMPANYING PROSPECTUS ARE NOT AN OFFER TO SELL THESE SECURITIES AND THEY ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, THIS PROSPECTUS IS DATED OCTOBER 26, 2007
PRELIMINARY PROSPECTUS

SILICON MOUNTAIN HOLDINGS, INC.
2,760,208 Shares of Common Stock
This prospectus relates to the resale of up to 2,760,208 shares of our common stock, par value $.001 per share, by a selling stockholder. We are not selling any securities in this offering and therefore will not receive any proceeds from this offering. All costs associated with this registration will be borne by us.
The selling stockholder identified in this prospectus (which term as used herein includes its pledgees, donees, transferees or other successors-in-interest), referred to herein as the “Selling Stockholder”, may offer the shares from time to time as it may determine through public or private transactions or through other means described in the section entitled “Plan of Distribution” beginning on page 13. The prices at which the Selling Stockholder may sell the shares may be determined by the prevailing market price for the shares at the time of sale, may be different than such prevailing market prices or may be determined through negotiated transactions with third parties. The Selling Stockholder will pay any brokerage commissions and/or similar charges incurred for the sale of these shares of our common stock. Our common stock is traded on the Over-The-Counter Bulletin Board (the “OTC Bulletin Board”) under the trading symbol “SLCM”. On October 22, 2007, the last reported sale price of our common stock on the OTC Bulletin Board was $2.00 per share.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE “RISK FACTORS” BEGINNING ON PAGE 3 IN DETERMINING WHETHER TO PURCHASE SHARES OF OUR COMMON STOCK.
You should rely only on the information provided in this prospectus or any supplement to this prospectus and information incorporated by reference. We have not authorized anyone else to provide you with different information. Neither the delivery of this prospectus nor any distribution of the shares of common stock pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus.
Selling Stockholder and any broker-dealer who acts in connection with the sale of Selling Stockholder’s shares may be deemed to be “underwriters” within the meaning of the Securities Act.
Prospectus dated _____________, 2007

ABOUT THIS PROSPECTUS
In making an investment decision, you should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The shares of our common stock offered in this prospectus are to be offered and sold only in jurisdictions where those offers and sales are permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.
Except as otherwise provided, in this prospectus the terms “Silicon Mountain Holdings”, “Z-Axis Corporation”, “Z-Axis”, “Company,” “we,” “us,” and “our” refer to Silicon Mountain Holdings, Inc., including any wholly-owned subsidiaries that we owned directly or indirectly at the time of the reference. The term “SMM” refers to Silicon Mountain Memory, Incorporated, which became our wholly-owned subsidiary on August 28, 2007.
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FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements that may be affected by matters outside our control that could cause materially different results.
Some of the information in this prospectus contains forward-looking statements. These statements express, or are based on, our expectations about future events. Forward-looking statements give our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as, “may”, “will”, “expect”, “intend”, “project”, “estimate”, “anticipate”, “believe” or “continue” or the negative thereof or similar terminology. They include statements regarding our:
•	financial position;

•	business strategy;

•	budgets;

•	amount, nature and timing of capital expenditures;

•	acquisition risks;

•	operating costs and other expenses; and

•	cash flow and anticipated liquidity.
Although we believe the expectations and forecasts reflected in these and other forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Factors that could cause actual results to differ materially from expected results are described under “Risk Factors” and include:
•	general economic conditions;

•	currency exchange volatility;

•	the risks associated with acquiring and integrating new businesses;

•	demand for our products;

•	labor and other costs of producing and selling our products;

•	our ability to generate sufficient cash flows to operate;

•	availability of capital;

•	the strength and financial resources of our competitors;

•	regulatory risks and developments;

•	our ability to find and retain skilled personnel; and

•	the lack of liquidity of our common stock.
Any of the factors listed above and other factors contained in this prospectus could cause our actual results to differ materially from the results implied by these or any other forward-looking statements made by us or on our behalf. We cannot assure you that our future results will meet our expectations.
When you consider these forward-looking statements, you should keep in mind these risk factors and the other cautionary statements in this prospectus. Our forward-looking statements speak only as of the date made.
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PROSPECTUS SUMMARY
This summary highlights key information contained elsewhere in this prospectus or incorporated herein by reference herein. It may not contain all of the information that is important to you. You should read the entire prospectus, including any documents incorporated by reference, before making an investment decision.
Our Business
We focus on developing, assembling and marketing branded computer products directly to end-users, including computer systems, computer memory solutions, gaming laptop and desktop computers, and other products and peripherals. We specialize in developing branded computing solutions used in standard operating environments. Our primary customers range from Fortune 1000 companies to individual consumers in the United States.
Corporate Information
Our principal executive office is located at 4755 Walnut Street, Boulder, Colorado 80301, and our telephone number is (303) 938-1155. Our websites are located at www.smmdirect.com and www.visionman.com. We have not incorporated by reference into this prospectus the information included on or linked from our websites and you should not consider them to be part of this prospectus.
Recent Developments
Stock Exchange
On August 28, 2007, we consummated a stock exchange with SMM pursuant to which we issued an aggregate of 5,065,510 post-split shares of our common stock for all of SMM’s outstanding common stock (other than shares as to which a stockholder validly exercised and perfected dissenters’ rights in compliance with Colorado law). As fully explained in our Definitive Joint Proxy Statement filed with the SEC and distributed to our stockholders on July 24, 2007, pursuant to the stock exchange, outstanding options to purchase shares of SMM’s common stock were converted into options to purchase shares of our common stock. Additionally, outstanding warrants to acquire shares of SMM’s common stock were converted into warrants to acquire shares of our common stock, SMM’s stock incentive plan became a stock incentive plan covering our common stock and options to purchase shares of our common stock, and SMM’s former convertible debt obligations, for which we now are also liable, now are convertible into shares of our common stock. This stock exchange transaction is referred to as the “Stock Exchange.”
As a result of the Stock Exchange, SMM became a wholly-owned subsidiary of Z-Axis.
Name Change To “Silicon Mountain Holdings, Inc.”
Immediately following the Stock Exchange, we changed our name from Z-Axis Corporation to Silicon Mountain Holdings, Inc.
One-For-Nine Reverse Split
Immediately prior to the Stock Exchange, we effected a one-for-nine reverse split of our outstanding common stock, which resulted in our outstanding common stock immediately prior to consummation of the Stock Exchange being reduced from 3,825,000 shares to 425,000 post-split shares.
Sale of Z-Axis’ Former Business
Prior to the closing of the Stock Exchange, Z-Axis’ principal business was to develop and produce video, computer-generated graphics and multimedia presentations used principally in litigation support services. Also prior to the Stock Exchange, Z-Axis transferred all of its assets and liabilities to Z-Axis LLC, its wholly-owned subsidiary. Concurrent with the closing of the Stock Exchange, Z-Axis sold Z-Axis LLC to a limited liability company owned by Mr. Alan

Treibitz, Ms. Stephanie S. Kelso and Mr. Raymond Hauschel (the “Purchasing LLC”). Mr. Treibitz and Ms. Kelso were members of Z-Axis’ board of directors, and were the chief executive officer and president, respectively, of Z-Axis prior to the closing of the Stock Exchange. As a result, Z-Axis no longer owns or operates a litigation support services business.
Changes In Authorized Capital
Immediately following the Stock Exchange, we increased our authorized common stock from 10,000,000 post-split shares to 30,000,000 post-split shares, and we created a new class of preferred stock consisting of 3,000,000 authorized shares, par value $0.001 per share.
Registration Rights
Also in connection with the Stock Exchange, we assumed SMM’s obligations to prepare and file with the SEC one or more registration statements registering shares of our common stock underlying the SMM convertible debt obligations and the assumed SMM warrants that were issued to the Selling Stockholder.
Change in Fiscal Year
As more fully described in our Current Report on Form 8-K filed with the Commission on October 3, 2007, on September 27, 2007, our board of directors approved the change of our fiscal year to the calendar year.
The Offering

Common stock offered:	2,760,208 shares, consisting of shares underlying two warrants and a convertible debenture.

Selling Stockholder:	Laurus Master Fund, Ltd.

Use of proceeds:	We will not receive any proceeds from the sale of our common stock by the Selling Stockholder. See “Use of Proceeds.”

Symbol for our common stock:	Our common stock is traded on the OTC Bulletin Board under the ticker symbol “SLCM”.

RISK FACTORS
SMM, our wholly-owned subsidiary, incurred a loss from operations in 2006 and could incur losses in the future, which may impact our ability to implement our business strategy and adversely affect our financial condition.
In 2006, SMM reported a consolidated loss from operations of $0.5 million and a consolidated net loss of $0.65 million. The 2006 net loss was primarily attributable to increased selling, general and administrative, and depreciation and amortization expenses, as well as interest and financing fees, incurred in connection with the acquisition of VCI Systems. SMM was profitable in 2005 and 2004, although we cannot assure you that SMM will return to profitability in 2007. Our operating expenses have significantly increased in order to grow SMM’s business and integrate VCI Systems’ operations. Such increases in operating expense levels may adversely affect our operating results in future periods if we are unable to realize benefits from such expenditures in the near future. If our sales growth does not continue, we may experience a loss in one or more future periods. We may not be able to timely reduce our expenses in response to any leveling off or decrease in sales, which may impact our ability to implement our business strategy and adversely affect our financial condition.
Our dependence on a small number of suppliers for computer components, systems and peripherals and inability to obtain a sufficient supply of these components on a timely basis could harm our ability to fulfill orders.
We are dependent on a small number of suppliers that supply computer components and peripherals. During the fiscal year ended December 31, 2006, SMM purchased 10% or more of its Flash and DRAM components from each of the following suppliers in the approximate percentages indicated: (l) Goldenmars (16%), (2) MemoryX (14%), and (3) Wintec (10%). We have no long-term supply contracts. Some of our competitors have entered into long-term contracts with suppliers that guarantee them a certain allocation of computer components and peripherals. Our existing suppliers may not agree to supply the quantities we may need to meet our assembly and sales goals. We periodically review opportunities to develop alternative sources of supply. However, our options are very limited because of the small number of computer component and peripheral manufacturers. Our dependence on a small number of suppliers and the lack of any guaranteed sources of supply expose us to several risks, including the inability to obtain an adequate supply of components, price increases, late deliveries and poor component quality. A disruption in or termination of our supply relationship with any significant existing suppliers due to natural disasters or other factors, or our inability to develop relationships with new suppliers, if required, would cause delays, disruptions or reductions in product shipments or require product redesigns which could damage relationships with our customers and negatively affect our sales and could increase our costs or the prices of our products. Any of these events could harm our operating results or financial condition and reduce the value of your investment.
Shortages in supplies of computer components and peripherals could cause us to lose sales, experience lower margins and affect our reputation, as a result of which our operating results may suffer and our market share may decline.
A significant portion of our operating expenses is directly related to the pricing of commoditized materials and components utilized in the manufacture of our products, such as memory, hard drives and central processing units, or CPUs. As part of our procurement model, we do not enter into long-term supply contracts for these materials and components, but instead purchase these materials and components using a competitive bidding process or on the open market at spot prices. As a result, our cost structure is affected by price volatility in the marketplace for these components and materials, especially for dynamic random access memory, or DRAM. This volatility makes it difficult to predict expense levels and operating results and may cause them to fluctuate significantly. In addition, if we are successful in growing our business, we may not be able to continue to procure components solely on the spot market, which would require us to enter into long-term contracts with component suppliers to obtain these components. This could increase our costs and decrease our gross margins.
In addition, because our procurement model involves our ability to maintain a low inventory and to acquire materials and components as needed, and because we do not enter into long-term supply contracts for these materials and components, we may be in a position in which our ability to effectively and efficiently respond to customer orders may be constrained by the then-current availability or the terms and pricing of these materials and components. Our industry has experienced component shortages and delivery delays in the past, and in the future we may experience shortages or delays of critical components as a result of strong demand in the industry or other factors. As one example, DRAM can represent a significant portion of our cost of revenues, and both the price and availability of various kinds of DRAM are subject to substantial volatility in the spot market. In the past, we have encountered situations where we were forced to pay higher prices than we anticipated for DRAM, and we have encountered situations where DRAM was in tight supply and we were unable to deliver customer orders on their anticipated delivery dates. As another example, the industry recently experienced a shortage of selected Intel chips, which caused some of our motherboard suppliers to reduce or suspend shipments of motherboards using these chips. This impacted our ability to ship selected configurations to some of our customers, and in some cases accelerated a transition to other platforms. If shortages or delays arise, the prices of these components may increase or the components may not be available at all. We may not be able to secure enough components at reasonable prices or of acceptable quality to build new products to meet customer demand, which could adversely affect our business and financial results.
If we are unable to compete successfully, we could lose market share and sales, and the value of shares of our common stock may decline.
The market for computer components, systems and peripherals is highly competitive. We face intense competition from other distributors and resellers of computer components and peripherals, as well as some manufacturers that sell these products direct to large customers and end-users. Our primary competitors include Crucial, a division of Micron Technology, Kingston Technology, PNY Technologies, SanDisk, CDW, Insight and major computer OEMS like Dell, HP and Lenovo.
Our competitors include many large domestic and international companies that have substantially greater financial, technical, marketing, distribution and other resources, broader product lines, lower cost structures, greater brand recognition and longer-standing relationships with customers and suppliers than we do. As a result, our competitors may be able to respond faster or more effectively to new or emerging technologies or standards and to changes in customer requirements. Further, some of our competitors are in better financial and marketing positions from which to influence acceptance of a particular industry standard or competing technologies than we are. Our competitors may also be able to devote greater resources to the development, promotion and sale of computer components, systems and peripherals, and may be able to deliver competitive products at a lower price. These competitors’ financial resources may allow them to offer these products at prices below cost in order to maintain and gain market share or otherwise improve their competitive positions. Our distributor and reseller competitors could also offer these products and related services in a bundle, as we sometimes do, which could make it more difficult for us to attract and retain customers. In addition, the terms and structure of our debt financing could place us at a competitive disadvantage relative to competitors that have less debt or greater financial resources.
We expect to face competition from existing competitors and new and emerging companies that may enter our existing or future markets with similar or alternative products which may be less costly or provide better performance. Competition in these markets may intensify due to the development of cooperative relationships among our current and potential competitors or third parties as they seek to increase the ability of their products to address the needs of customers. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share at our expense.
We expect our competitors will continue to improve the performance of their current products, reduce their prices and introduce new products that may offer greater performance and improved pricing, any of which could cause a decline in sales or loss of market acceptance of our current products. In addition, our competitors may develop enhancements to, or future generations of, competitive products that may render our products or their incorporated technologies obsolete or uncompetitive. Any of these competitive factors could cause us to lower our prices in order to compete, which may reduce our margins and sales and harm our operating results.
Advances in technologies can lead to obsolescence of computer components and peripherals in our inventory, which may cause us to take inventory write-downs and reduce selling prices, which would negatively impact our operating results and financial condition.
Advances in computer technologies can sometimes obsolete existing technologies in our industry. We have had to write-down computer components and peripherals inventory in the past for reasons such as obsolescence, holding excess quantities and declines in market prices to levels that were sometimes below our costs. While we seek to limit our exposure to inventory write-downs by carrying small inventories, relying on “just in time” shipments from our suppliers to meet our customers’ computer memory needs, and keeping our inventory turnover high, we cannot assure you that these measures will protect us from rapid price declines in the market. If prices of our inventory decline because of obsolescence or decreases in average selling prices, we would be required to write-down that inventory and reduce our selling prices. If we assemble our products in anticipation of future demand that does not materialize, or if a customer cancels outstanding orders, we could experience an unanticipated increase in our inventory that we may be unable to sell in a timely manner, if at all. As a result, we could incur increased expenses associated with writing off excess or obsolete inventory.
If we do not manage our inventories effectively and in a manner that results in our timely meeting our customers’ needs, we could lose sales, experience order cancellations, incur excess shipping charges or end up with excess inventory, any of which could cause our operating results to suffer.
The nature of the computer component, system and peripherals market requires that we have on hand, or readily available, products with performance characteristics that will meet our customers’ needs. As a result, we must seek to match both the amount and product mix of our inventory to customer requirements that can fluctuate due to a variety of factors such as evolving business trends, advances in computer technologies, new product introductions or delays in those introductions, and decreases in average selling prices. If we do not have products in inventory or readily available from our suppliers, existing and potential customers may place orders with our competitors rather than with us. We have no long-term purchase commitments from our customers. Our sales of computer components, systems and peripherals are made under individual purchase orders from customers or, in some cases, under master customer agreements that allow customers in almost all instances to change, cancel or delay orders with limited or no financial penalties. We have experienced order cancellations and fluctuating order levels in the past and we expect to continue to experience similar order cancellations and fluctuations in the future. To provide our customers with prompt service, we often use expedited shipping to obtain product components from our suppliers or to deliver assembled products to customers. These delivery services increase our operating expenses and may have a negative impact on our margins. If our small inventories result in our failing to provide customers with memory products when required, our customers may obtain memory products from our competitors, which may cause our reputation and growth to suffer.
If we are unable to properly monitor, control and manage our inventory and maintain an appropriate level and mix of products that meet our customers’ needs, we may incur increased and unexpected costs associated with this inventory.
In addition, while we may not be contractually obligated to accept returned products, we may nonetheless determine that it is in our best interest to accept returns in order to maintain good relations with our customers. Product returns would increase our inventory and reduce our revenues. In addition, some of our inventory is shipped on a consignment basis, and we have very little ability to control or manage that inventory. Alternatively, we could end up with too little inventory and we may not be able to satisfy demand, which could have a material adverse effect on our customer relationships. Our risks related to inventory management are exacerbated by our strategy of closely matching inventory levels with product demand, leaving limited margin for error.
Declines in our average sales prices may result in declines in our revenues and gross profit.
Our industry is highly competitive and characterized by historical declines in average sales prices. From time to time, overcapacities in product supply have resulted in significant declines in prices, which has negatively impacted our average sales prices, revenues and gross profit. During periods of overcapacity, our revenues and gross profit will decline if we do not increase unit sales of existing products or fail to introduce and sell new products in quantities sufficient to offset declines in sales prices. Any efforts to reduce costs and develop new products to offset the impact of further declines in average sales prices may not be successful. Declines in average sales prices would also enable OEMs to pre-install higher capacity base memory into new systems at existing price points, and thereby reduce the demand for our aftermarket memory products. Our competitors and customers also impose significant pricing pressures on us.
In addition, the continued transition to smaller design geometries and the use of 300 millimeter wafers by existing memory manufacturers could lead to a significant increase in the worldwide supply of DRAM and Flash components. Increases in the worldwide supply of DRAM and Flash components could also result from manufacturing capacity expansions. If not offset by increases in demand, these increases would likely lead to further declines in the average sales prices of our products and have a material adverse effect on our business and operating results. Furthermore, even if supply remains constant, if demand were to decrease, it would harm our average sales prices.
If we fail to maintain and strengthen our Visionman and Silicon Mountain Memory brands in existing branded computer and peripherals markets or to establish these brands in other markets we enter, sales of our branded personal desktop computers, rackmount servers and other peripherals may decrease.
In September 2006, we acquired Vision Computers, Inc., a company engaged in assembling and marketing branded personal desktop computers (“PCs”), rackmount servers and peripherals. As a result of this acquisition, we are now engaged in the assembly and sale of branded computers and peripheral products under the Visionman® and Silicon Mountain Memory® trademarks. To be successful, we must maintain and strengthen our Visionman and Silicon Mountain Memory brands in existing computer and peripherals markets and establish our branded computer products as preferred choices with large enterprises, small and medium-sized businesses, consumers and other end-users. A number of our competitors in the branded computer and peripherals market have far greater brand recognition than does SMM. We believe that brand recognition will become more important in the future as we implement our growth strategy and seek to reach end-users and consumers in new markets. If we are unable to establish, strengthen and maintain our brands, the attractiveness of our branded computer products and peripherals to business customers and consumers may decrease and our business, financial condition and operating results could be materially and adversely affected.
We are subject to the cyclical nature of the semiconductor industry and any future downturn could continue to adversely affect our business.
The semiconductor industry, including the Flash and DRAM IC device markets in which we compete, is highly cyclical and characterized by constant and rapid technological change, rapid product obsolescence and price erosion, evolving standards, short product life cycles and wide fluctuations in product supply and demand. The industry has experienced significant downturns often connected with, or in anticipation of, maturing product cycles of both semiconductor companies’ and their customers’ products and declines in general economic conditions. These downturns have been characterized by diminished product demand, production overcapacity, high inventory levels and accelerated erosion of average sales prices. Prior downturns in the semiconductor industry negatively impacted our average sales prices, sales and earnings. Any future downturns could have a material adverse effect on our business and results of operations.
We may be less competitive if we fail to develop or obtain rights to market new and enhanced products and introduce them in a timely manner.
The memory, computing and consumer electronics markets are subject to rapid technological change, product obsolescence, frequent new product introductions and enhancements, changes in end-user requirements and evolving industry standards. Our ability to compete in these markets will depend in significant part upon our ability to successfully develop, introduce and sell new and enhanced products on a timely and cost-effective basis, and to respond to changing customer requirements.
We have experienced in the past, and may in the future experience, delays in the development and introduction of new products. These delays would provide a competitor a first-to-market opportunity and allow a competitor to achieve greater market share. Our product development is inherently risky because it is difficult to foresee developments in technology, anticipate the adoption of new standards, coordinate our technical personnel, and identify and eliminate design flaws. Defects or errors found in our products after commencement of commercial shipments could result in delays in market acceptance of these products. New products, even if first introduced by us, may not gain market acceptance. Accordingly, there can be no assurance that our future product development efforts will result in future profitability or market acceptance. Lack of market acceptance for our new products will jeopardize our ability to recoup research and development expenditures, hurt our reputation and harm our business, financial condition and results of operations.
We may also seek to develop products with new standards for our industry. It will take time for these new standards and products to be adopted, if ever adopted, for consumers to accept and transition to these new products and for significant sales to be generated from them, if this happens at all. Moreover, broad acceptance of new standards or products by consumers may reduce demand for our older products. If this decreased demand is not offset by increased demand for our new products, our results of operations could be harmed. Any new products or standards we develop may not be commercially successful.
We will be exposed to risks relating to the evaluations of internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002 and our failure to maintain effective internal control over financial reporting could result in a negative market reaction.
We have not yet begun the process of evaluating our internal controls systems to allow management to assess, and our independent auditors to report on, our internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. We will be required to completely document and test our internal control systems and procedures for financial reporting as part of this process. Ultimately, our management will be responsible for assessing the effectiveness of our internal control over financial reporting, and our independent registered public accounting firm will be requested to attest to that assessment.
We believe that we are required to comply with Section 404 of the Sarbanes-Oxley Act of 2002 by December 31, 2008. There is a possibility that we could be required to comply with Section 404 by December 31, 2007. We intend to submit a request to the SEC to confirm whether the appropriate compliance date is December 31, 2008 or December 31, 2007. Prior to December 31, 2007, we intend to comply appropriately. We cannot, however, be certain as to the timing of completion of our evaluation, testing and remediation actions or their impact on our operations since there is no precedent available by which to measure the adequacy of our existing controls.
Our filing of our annual report on a timely basis will depend upon our timely completion of these tasks. A late filing of our annual report could have material adverse effects on us, both legally and with respect to the opinions of the participants in the securities market.
Furthermore, upon completion of this process, we may identify control deficiencies of varying degrees of severity that are and remain unremediated, as a result of which our management may not be able to assert that our internal controls are effective under applicable SEC and Public Company Accounting Oversight Board rules and regulations. If we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to attest that our management’s assessment is fairly stated or they are unable to express an opinion on the effectiveness of our internal controls, it could result in a negative market reaction.
As a public company, we will be required to report, among other things, control deficiencies that constitute “material weaknesses” or changes in internal controls that, or are reasonably likely to, materially affect internal controls over financial reporting. A “material weakness” is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. If we fail to implement the requirements of Section 404 in a timely manner, we may be subject to sanctions or investigation by regulatory authorities such as the SEC or any stock exchange or automated quotation service on which our stock may then be listed. In addition, if any material weakness or significant deficiency is identified and is not remedied, investors may lose confidence in the accuracy of our reported financial information, and our stock price could be significantly adversely affected as a result.
As a result of being a public company, we will incur increased costs that may place a strain on our resources or divert our management’s attention from other business concerns.
Prior to the consummation of the stock exchange, SMM was a private company. As a public company, we will be required to pay additional legal, accounting and other expenses that a private company does not incur. The Exchange Act requires us to file annual, quarterly and current reports with respect to our business and financial condition, which causes us to incur legal and accounting expenses. The Sarbanes-Oxley Act requires us to maintain effective disclosure controls and procedures and internal controls for financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal controls over financial reporting, significant resources and management oversight will be required. We expect the corporate governance rules and regulations of the SEC will increase our legal and financial compliance costs and make some activities more time consuming and costly. These requirements may place a strain on our systems and resources and may divert our management’s attention from other business concerns, which could cause our operating results to suffer. In addition, we may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge, which will increase our operating expenses in future periods. We also expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers.
We may make acquisitions that are dilutive to existing shareholders, result in unanticipated accounting charges or otherwise adversely affect our results of operations.
We intend to grow our business through business combinations or other acquisitions of businesses, products or technologies that allow us to complement our existing product offerings, expand our market coverage, increase our engineering workforce or enhance our technological capabilities. If we make any future acquisitions, we could issue stock that would dilute our shareholders’ percentage ownership, incur substantial debt, reduce our cash reserves or assume contingent liabilities.
Furthermore, acquisitions may require material infrequent charges and could result in adverse tax consequences, substantial depreciation, deferred compensation charges, in-process research and development charges, the amortization of amounts related to deferred compensation and identifiable purchased intangible assets or impairment of goodwill, any of which could negatively impact our results of operations.
We may require significant capital to pursue our growth strategy, but we may not be able to obtain additional financing on favorable terms or at all.
Since October 2002, SMM has acquired several businesses in the computer memory, computer systems and computer peripherals industries. We expect to continue to acquire complementary businesses in the computer memory, computer systems and computer peripherals industries after the Stock Exchange. We also intend to continue spending substantial amounts on advertising and marketing and adding customer service and technical support staff in order to grow our business. In particular, we intend to increase our web-based advertising and marketing initiatives to increase our direct sales to end-users through our web sites. We may need to obtain additional financing to pursue this growth strategy, to respond to new competitive pressures or to respond to opportunities to acquire complementary businesses. Our operating results may inhibit us from obtaining additional funds on favorable terms or at all. If we fail to secure growth financing when needed, this failure could cause our operating results to suffer, limit our growth, or cause us to abandon growth opportunities. None of our officers, directors or stockholders or any other party is contractually required to provide any financing to us in connection with, or following, the Stock Exchange.
Our limited experience in acquiring other businesses, product lines and technologies may make it difficult for us to overcome problems encountered in connection with any acquisitions we may undertake.
We continually evaluate and explore strategic opportunities as they arise, including business combinations, strategic partnerships, capital investments and the purchase, licensing or sale of assets. Our experience in acquiring other businesses, product lines and technologies is limited. The attention of our small management team may be diverted from our core business if we undertake any future acquisitions. Our previous acquisitions and any potential future acquisitions also involve numerous risks, including, among others:
•	problems and delays in successfully assimilating and integrating the purchased operations, personnel, technologies, products and information systems;

•	unanticipated costs and expenditures associated with the acquisition, including any need to infuse significant capital into the acquired operations;

•	adverse effects on existing business relationships with suppliers, customers and strategic partners;

•	risks associated with entering markets and foreign countries in which we have no or limited prior experience;

•	contractual, intellectual property or employment issues;

•	potential loss of key employees of purchased organizations; and

•	potential litigation arising from the acquired company’s operations before the acquisition.
These risks could disrupt our ongoing business, distract our management and employees, harm our reputation and increase our expenses. Our inability to overcome problems encountered in connection with any acquisitions could divert the attention of management, utilize scarce corporate resources and otherwise harm our business. These challenges are magnified as the size of an acquisition increases, and we may not realize the intended benefits of any acquisition. We are unable to predict whether or when any prospective acquisition candidate will become available or the likelihood that any acquisition will be completed. Even if we do find suitable acquisition opportunities, we may not be able to consummate the acquisitions on commercially acceptable terms or realize the anticipated benefits of any acquisitions we do undertake.
If we acquire a company by issuing debt securities, our post-exchange operating results may decline due to increased interest expense or our liquidity may be adversely affected by an acceleration of our indebtedness.
If we undertake one or more additional business combinations that require us to issue debt securities as part of the purchase price, such issuances may result in:
•	default and foreclosure on our assets if our operating cash flow after a business combination were insufficient to pay our debt obligations;

•	acceleration, even if we are then current in our debt service obligations, if the debt securities have covenants that require us to meet certain financial ratios or maintain designated reserves, and such covenants are breached without waiver or renegotiation;

•	a required immediate payment of all principal and accrued interest, if any, if the debt security was payable on demand; and

•	our inability to obtain additional financing, if necessary, if the debt securities contain covenants restricting our ability to obtain additional financing.
If any of these events occurred, our stock price could decline.
The terms of our existing debt financing impose significant operating and financial restrictions on us, which may prevent us from capitalizing on business opportunities and from taking some actions.
The terms of our existing debt financing impose significant operating and financial restrictions on us. These restrictions limit our ability to:
•	make investments and other restricted payments, including the payment of dividends;

•	incur additional indebtedness;

•	issue shares of preferred stock;

•	create liens;

•	create new subsidiaries;

•	make strategic acquisitions, introduce new products or services or undertake certain business opportunities;

•	sell our assets or consolidate or merge with or into or acquire other companies;

•	engage in transactions with affiliates;

•	make certain capital expenditures; and

•	utilize cash inflow up to the limit established by the terms of the revolving line of credit.
These restrictions may adversely affect our ability to finance our future operations and capital needs and to pursue available business opportunities. A breach of any of these covenants could result in a default, following written notice by the lender, in respect of the related debt. See “Business — Recent Developments.” If a default were to occur, the lender, following notice to us, could elect to declare the debt, together with accrued interest and other fees, immediately due and payable and proceed against any collateral securing that debt. Our lender holds first priority liens on all of our assets and on all the assets of our subsidiary(ies) and a pledge of all our equity interests in our subsidiary(ies).
The terms of our debt financing include antidilution protections that require us to issue to our lender an additional warrant(s) if we conduct an equity financing below a certain price per share prior to closing of the Stock Exchange thereby raising the cost of such financing by 20%.
As part of terms of our debt financing, we granted certain antidilution protections to our lender. See “Business — Recent Developments — Debt Financing.” If we issue shares of our common stock or convertible securities to purchase shares of our common stock at a price per share below $3.69, as adjusted (other than securities issued pursuant to our stock option or similar plan), we are required to issue to our lender a warrant(s) to purchase shares of our common stock at an exercise price of $0.01 per share. The number of shares into which the warrant would be exercisable is required to be equal to 20% of any shares or convertible securities issued by us below $3.69 per share as adjusted. As a result, the antidilution protection we granted to our lender will increase the cost of raising capital by 20% for any equity financings that we conduct prior to the closing of the Stock Exchange where the price per share of such financing is below $3.70.
Our debt amortization obligations, including the payment of interest on our debt, reduce the amount of cash we have available to fund our other cash needs and to take advantage of business opportunities.
Our indebtedness creates obligations for us to pay a substantial portion of our cash flow for debt amortization, including interest, that results in our having less cash available to deal with adverse general economic or industry conditions or to react to competition or changes in our business or industry.
Our ability to make payments on and refinance our indebtedness will depend on our ability to generate cash from our operations. Our ability to generate cash from operations is subject in large part to general economic and competitive factors and other factors, many of which are beyond our control. We may not be able to generate enough cash flow from operations nor obtain enough capital to service our debt or fund our planned capital expenditures. In either of these events, our liquidity would be materially adversely affected and the value of your investment in us may substantially decline.
Our intellectual property may not be adequately protected, which could harm our competitive position.
Our intellectual property is critical to our success. We protect our intellectual property rights through trademarks, copyrights and trade secret laws, confidentiality procedures and employee non-disclosure arrangements. It is possible that our efforts to protect our intellectual property rights may not:
•	provide adequate protection for our intellectual property rights;

•	prevent disputes with third parties regarding ownership of our intellectual property rights; or

•	prevent disclosure of our trade secrets and know-how to third parties or into the public domain.
Any of these events may harm our business or our competitive position.

If we are found to have violated the intellectual property rights of others, we could be required to indemnify our customers, resellers or suppliers, redesign our products, pay significant royalties and enter into license agreements with third parties.
Our industry is characterized by a large number of patents, copyrights, trade secrets and trademarks and by frequent litigation based on allegations of infringement or other violation of intellectual property rights. As we continue our business, expand our product lines and our products’ functionality, and expand into new markets, third parties may assert that our technology or products violate their intellectual property rights. Although we have no knowledge of being in infringement, we cannot assure investors that we are not in infringement of third party patents. Any claim, regardless of its merits, could be expensive and time consuming to defend against, and would divert the attention of our technical and management teams. Successful intellectual property claims against us could result in significant financial liability or prevent us from operating our business or portions of our business. In addition, resolution of claims may require us to redesign our technology, to obtain licenses to use intellectual property belonging to third parties, which we may not be able to obtain on reasonable terms, to cease using the technology covered by those rights, and to indemnify our customers, resellers or suppliers. Any of these events could materially harm our business, financial condition and results of operations.
The execution of our growth strategy depends on our ability to retain key personnel, including our executive officers, and to attract qualified personnel.
Competition for employees in our industry is intense. We have had and may continue to have difficulty hiring the necessary engineering, sales and marketing and management personnel to support our growth. The successful implementation of our business model and growth strategy depends on the continued contributions of our senior management and other key research and development, sales and marketing and operations personnel, including Tré Cates, our chief executive officer, Juan Perez, our chief financial officer, and Patrick Hanner, our chief operating officer. The loss of any key employee, the failure of any key employee to perform in his or her current position, or the inability of our officers and key employees to expand, train and manage our employee base would prevent us from executing our growth strategy.
Risks Related to Our Common Stock
Our common stock is currently subject to the SEC’s penny stock rules, which may cause broker-dealers executing trades in our stock to experience difficulty in completing customer transactions and which may adversely affect the trading of our common stock after the Stock Exchange.
Because we have net tangible assets of less than $5.0 million and our common stock’s market price per share is less than $5.00, transactions in our common stock are currently subject to the “penny stock” rules under the Exchange Act. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:
•	make a special written suitability determination for the purchaser;

•	receive the purchaser’s written agreement to a transaction prior to sale;

•	provide the purchaser with risk disclosure documents identifying certain risks of investing in “penny stocks,” a purchaser’s legal remedies, and information about the market for “penny stocks;” and

•	obtain a signed and dated acknowledgment from the purchaser that he, she or it actually received the required risk disclosure documents before a transaction in a “penny stock” is completed.
Broker-dealers may find it difficult to complete customer transactions as a result of our stock being subject to these rules, and trading activity in our securities may have been, and may continue to be, adversely affected as a result. This may cause the market price of our common stock to be less than it might otherwise be, and you may find it more difficult to sell your shares of common stock if you desire to do so.

Our common stock is quoted on the OTC Bulletin Board, which limits the liquidity and price of our common stock more than if it was quoted or listed on The Nasdaq Stock Market or a national exchange.
Our common stock is traded in the over-the-counter market and is quoted on the OTC Bulletin Board, an NASD-sponsored and operated inter-dealer automated quotation system for equity securities not included on The Nasdaq Stock Market. We believe that quotation of our common stock on the OTC Bulletin Board limits the liquidity and price of our common stock more than if our common stock were quoted or listed on The Nasdaq Stock Market or a national exchange. We cannot assure you, however, that our common stock will continue to be authorized for quotation by the OTC Bulletin Board or any other market in the future, in which event the liquidity and price of our securities would then be even more adversely impacted.
Our stock price is highly volatile, and you may not be able to resell your shares at or above recent public sale prices.
There has been, and continues to be, a limited public market for our common stock, and an active trading market for our common stock has not and may never develop or, if developed, be sustained. You may not be able to resell shares of our common stock at or above the price you paid. The market price of our common stock may fluctuate significantly in response to numerous factors, some of which are beyond our control, including the following:
•	actual or anticipated fluctuations in operating results;

•	the inability to obtain research coverage;

•	changes in market valuations of other companies in the computer memory industry;

•	announcements by us or our competitors of significant customer contracts, acquisitions, strategic partnerships, joint ventures or capital infusions;

•	introduction of technologies or product enhancements that reduce demand for computer memory upgrades or related value-added services;

•	the loss of one or more key customers; and

•	departures of key personnel.
Further, we cannot assure holders of our post-exchange and post-split common stock that they will be able to liquidate their investment without considerable delay, if at all. The factors discussed above may have a significant impact on the market price of our common stock. It is also possible that the relatively low price of our common stock may keep many brokerage firms from engaging in transactions in our common stock.
USE OF PROCEEDS
This prospectus relates to shares of our common stock that may be offered and sold from time to time by the Selling Stockholder. We will not receive any proceeds from the sale by the Selling Stockholder of our common stock.
DETERMINATION OF OFFERING PRICE
The shares of common stock are being offered for sale by the Selling Stockholder at prices established on the OTC Bulletin Board or in negotiated transactions during the term of this offering. These prices will fluctuate based on the demand for the shares.
SELLING STOCKHOLDER
The Selling Stockholder’s shares of common stock being offered in this prospectus are set forth below. The Selling Stockholder may from time to time offer and sell pursuant to this prospectus up to an aggregate of 2,760,208 shares of our common stock.

The following table sets forth the following, with respect to the Selling Stockholder:
•	The number of shares of common stock beneficially owned, based on its ownership of warrants and a convertible note, as of October 23, 2007 and prior to the offering contemplated hereby, assuming the exercise of the warrants and the conversion of the note held by the Selling Stockholder on that date, without regard to any limitations or conversion or exercise;

•	The number of shares of common stock underlying warrants and a convertible note held by the Selling Stockholder eligible for resale and to be offered by the Selling Stockholder pursuant to this prospectus;

•	The number of shares owned by the Selling Stockholder after the offering contemplated hereby assuming that all shares eligible for resale pursuant to this prospectus actually are sold;

•	The percentage of our outstanding shares of common stock beneficially owned by the Selling Stockholder after the offering contemplated hereby; and

•	In notes to the table, any relationships, excluding non-executive employee and other non-material relationships, that the Selling Stockholder had during the past three years with the registrant or any of its predecessors or affiliates.

Percentage of
	Number of				Outstanding
	Shares of				Shares of
	Common Stock		Number of	Number of	Common
	Owned Before		Shares To Be	Shares Owned	Stock Owned
Selling Stockholder(A)	Offering		Offered(B)	After Offering	After Offering
Laurus Master Fund, Ltd.	2,760,208	(C)	2,760,208	—	—

TOTALS	2,760,208		2,760,208	—	—

(A)	It is our understanding that the Selling Stockholder is not an affiliate of a broker-dealer, that the Selling Stockholder purchased the securities in the ordinary course of business, and that at the time of the purchase, the Selling Stockholder had no agreements or understanding to distribute the securities.

(B)	The number of shares offered assumes that the Selling Stockholder elects to sell all of the shares of common stock held by the Selling Stockholder that are covered by this prospectus.

(C)	Consists of 2,008,312 shares of our common stock issuable upon the exercise of warrants held by the Selling Stockholder and 751,896 shares of our common stock issuable upon the conversion of a convertible note held by the Selling Stockholder.
PLAN OF DISTRIBUTION
The Selling Stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The Selling Stockholder may sell the shares from time to time:
•	in transactions on the OTC Bulletin Board or on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale;

•	in private transactions and transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	at prices related to such prevailing market prices;

•	in negotiated transactions;

•	in a combination of such methods of sale; or

•	any other method permitted by law.
The Selling Stockholder may effect such transactions by offering and selling the shares directly to or through securities broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder and/or the purchasers of the shares for whom such broker-dealers may act as agent or to whom the Selling Stockholder may sell as principal, or both, which compensation as to a particular broker-dealer might be in excess of customary commissions.
In offering shares that this prospectus covers, the Selling Stockholder, and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Stockholder, may qualify as “underwriters” within the meaning of the Securities Act in connection with these sales. Any profits that the Selling Stockholder realizes, and the compensation that it pays to any broker-dealer, may qualify as underwriting discounts and commissions.
On or prior to the effectiveness of the registration statement to which this prospectus is a part, we will advise the Selling Stockholder that it and any securities broker-dealers or others who may be deemed to be statutory underwriters will be governed by the prospectus delivery requirements under the Securities Act of 1933, as amended. Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in a distribution of any of the shares may not simultaneously engage in market activities with respect to the common stock for the applicable period under Regulation M prior to the commencement of such distribution. In addition and without limiting the foregoing, the selling security owners will be governed by the applicable provisions of the Exchange Act, and the rules and regulations thereunder, including without limitation Rules 10b-5 and Regulation M, which provisions may limit the timing of purchases and sales of any of the shares by the selling stockholder. All of the foregoing may affect the marketability of our securities.
MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS
Our common stock has traded over the counter and has been quoted on the OTC Bulletin Board since January 1995. Since September 7, 2007, the stock has traded under the symbol “SLCM”. Prior to September 7, 2007, the stock traded under the symbol “ZXIS”. Bid and ask quotations for our common shares are routinely submitted by registered broker dealers who are members of the National Association of Securities Dealers on the OTC Bulletin Board. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. The high and low bid information for our shares for each quarter during the last two fiscal years are set forth below: (Beginning on September 7, 2007, the stock traded on a post-reverse split basis to reflect the one-for-nine reverse split. The prices set forth below, which are for dates prior to the reverse split, have been adjusted as if the reverse split had occurred prior to those dates.)

	High	Low
Three months ended June 30, 2007	$1.26	$1.08
Fiscal year ended March 31, 2007:
First quarter	$2.88	$2.07
Second quarter	2.70	1.53
Third quarter	1.53	1.44
Fourth quarter	1.44	1.17
Fiscal year ended March 31, 2006:
First quarter	$3.96	$3.15
Second quarter	4.41	3.06
Third quarter	4.05	2.61
Fourth quarter	2.61	2.07

Description of Our Common Stock
The following description of material terms of the capital stock of Silicon Mountain Holdings does not purport to be complete and is qualified in its entirety by reference to the amended and restated articles of incorporation and bylaws of Silicon Mountain Holdings, which documents are incorporated by reference as exhibits to the Current Report on Form 8-K that Silicon Mountain Holdings filed with the SEC on September 4, 2007 and the Form 10-KSB that Silicon Mountain Holdings filed with the SEC on June 9, 2006, respectively, and to the applicable provisions of the Colorado Business Corporation Act, which is referred to as the CBCA. Silicon Mountain is a Colorado corporation and, accordingly, the rights of Silicon Mountain’s stockholders are governed by the CBCA.
General
As of October 23, 2007, our authorized capital stock consisted of 30,000,000 shares of common stock, par value $0.001 per share, of which 5,457,064 shares were outstanding, and 3,000,000 shares of preferred stock, par value $0.001 per share, of which no shares were outstanding. The following description of our capital stock, certain provisions of our amended and restated articles of incorporation, which are referred to as the articles, our amended and restated bylaws, which are referred to as the bylaws, and applicable provisions of the Colorado Business Corporation Act, or the CBCA, is a summary and is qualified in its entirety by the provisions of the articles and bylaws, copies of which have been filed or incorporated by reference as exhibits to the Form 10-KSB filed by us with the SEC on June 9, 2006, and our Current Report on Form 8-K filed by us with the SEC on September 4, 2007, respectively, and the applicable provisions of the CBCA.
Capital Stock
As of October 23, 2007, there were 5,457,064 shares of our common stock outstanding and options and warrants outstanding to purchase a total of 4,419,834 shares of our common stock. Additionally, as of October 23, 2007, there were no shares of our preferred stock outstanding.
Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders, including the election of directors. Holders of our common stock are entitled to receive ratably any dividends that may be declared by the board of directors out of funds legally available and are entitled to receive, pro rata, all of our assets available for distribution to such holders upon liquidation. This right will be subject to any preferential liquidation rights that we could grant in the future to holders of preferred stock, assuming the board of directors authorizes the issuance of a series of preferred stock with such preferential liquidation rights. Holders of our common stock do not have preemptive rights, subscription rights or redemption rights.
Articles of Incorporation and Applicable Provisions of Colorado Law
The following is a summary of some material provisions of our articles of incorporation and applicable provisions of the CBCA. This summary is not complete and is qualified by reference to our articles of incorporation and the CBCA.

Under the CBCA, if a quorum exists, an amendment to the articles generally is approved if the votes cast favoring the action exceed the votes cast opposing the action unless a larger affirmative vote is required by the corporation’s articles of incorporation or bylaws or by the board of directors or stockholders proposing the amendment. Prior to submitting an amendment for a stockholder vote, the amendment must be recommended by the board of directors to the stockholders unless the amendment is proposed by stockholders or unless the board of directors determines that, because of a conflict of interest or other special circumstances, it should make no recommendation and communicates the basis for its determination to the stockholders with the amendment. In addition, holders of an outstanding class or series are entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the provisions of the articles, if the amendment would have certain effects on the class or series of stock, such as changing the number of shares in the class or changing the rights or preferences of the class or series. Our articles of incorporation allow for a simple majority vote in cases where the CBCA would otherwise require a two-thirds majority vote, except for some matters relating to voting rights and distribution.
Under the CBCA, cumulative voting is permitted only if it is specifically provided for in the corporation’s articles of incorporation. Our articles do not provide for cumulative voting.
The CBCA provides that the directors of a corporation may be removed by the stockholders with or without cause unless the articles of incorporation provide that directors may be removed only for cause. Our articles do not modify this right.
The CBCA provides that, unless otherwise provided in the articles of incorporation of the corporation, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting by written action signed by all of the stockholders entitled to vote on that action. Our articles do not modify this provision of the CBCA.
Under the CBCA, the sale, lease, transfer or other disposition of all or substantially all of a corporation’s property and assets other than in the usual and regular course of business must be authorized at a stockholders meeting by a majority of the voting power of the shares entitled to vote. In addition, under the CBCA, an agreement of merger, exchange or consolidation must be approved by the directors of each constituent corporation and adopted by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon. A greater vote may be required if provided in a corporation’s articles of incorporation or bylaws or if required by the board of directors. Our articles of incorporation do not modify these provisions of the CBCA.
Under the CBCA, a director’s liability cannot be eliminated or limited for:
•	any breach of a director’s duty of loyalty to the corporation and its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful distributions voted for or assented to by a director; or

•	receipt of an improper personal benefit.
Under the CBCA, a corporation may indemnity any director or officer who is made or threatened to be made party to a proceeding by reason of the former or present official capacity of the director or officer against judgments, penalties, fines, settlements and reasonable expenses so long as such person:
•	acted in good faith;

•	reasonably believed that (i) in the case of conduct in an official capacity with the corporation, that the conduct was in the best interests of the corporation, or (ii) in all other cases, that the conduct was at least not opposed to the best interest of the corporation; and

•	in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful.
The CBCA provides that, unless limited by the articles of incorporation, a corporation shall indemnity a person who was wholly successful in defense of any proceeding to which the person is a party because the person is or was a director, against reasonable expenses incurred in connection with the proceeding. Our articles of incorporation state that the Company shall have the authority to indemnify its directors to the fullest extent permitted by CBCA.
Bylaws and Applicable Provisions of Colorado Law
The following is a summary of some material provisions of our bylaws and applicable provisions of the CBCA. This summary is not complete and is qualified by reference to the bylaws and the CBCA.
Under the CBCA, the power to add, change, or delete a provision of the bylaws is vested in the board of directors, unless the articles of incorporation reserve such power exclusively to the stockholders in whole or in part. Our bylaws provide that the majority of the board of directors present at any regular meeting or any special meeting that is called for that purpose at which a quorum is present is authorized to make, amend and repeal the bylaws of the corporation. The CBCA does not permit the board of directors to amend any bylaws fixing a greater quorum or voting requirement for stockholders.
The CBCA provides that an annual meeting of stockholders shall be held at a time and date stated in or fixed in accordance with the bylaws of the corporation or, if not stated or fixed, at a time and date stated in or fixed in accordance with a resolution of the board of directors of the corporation. The CBCA also requires notice to stockholders’ meetings to be sent to all stockholders no fewer than 10 nor more than 60 days before the date of the meeting, except that if the number of authorized shares is to be increased, notice shall be delivered at least 30 days before the date of the meeting. The CBCA also provides that if, an annual meeting was not held within the earlier of six months after the close of the corporation’s most recently ended fiscal year or fifteen months after the corporation’s last annual meeting, the district court may summarily order a meeting to be held upon the application of any stockholder. Our bylaws do not modify these provisions of the CBCA but do specify that the annual meeting will be held on the second Tuesday in the month of June. Our bylaws further specify that notice of a meeting shall be delivered not less than ten nor more than fifty days before the date of the meeting, unless a longer notice period is required by the CBCA.
The CBCA provides that a special meeting of stockholders may be called by the board of directors or any other person authorized to do so in the corporation’s bylaws or by resolution of the board of directors, or by written demand from a stockholder or stockholders holding 10% or more of the shares entitled to vote on the matters entitled to vote on the matters to be presented at the meeting.
Each of our directors is elected annually for a one-year term at the annual meeting of the stockholders and the number of directors constituting the board of directors is set from time to time by resolution of the board of directors. Under the CBCA, unless otherwise provided in the articles of incorporation, vacancies on a board of directors, and newly created directorships resulting from an increase in the number of directors may be filled by the stockholders, by the board of directors or by the affirmative vote of a majority of the remaining directors, even though less than a quorum.
In addition, we will advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the CBCA, if such person acted in good faith and in a manner reasonably believed to be in the best interest of the company. The bylaws allow us to advance expense incurred in defending a civil or criminal action. While outside of the bylaws, prior to the Stock Exchange, we agreed to advance such expenses to directors, officers and employees, subject to limited exceptions. Prior to the Stock Exchange, we also contractually agreed to advance such expenses to former directors, officers and employees, subject to limited exceptions. In addition, prior to the Stock Exchange, we entered into indemnification agreements with our directors and executive officers. These agreements provided for indemnification by us to the full extent permitted under Colorado law and set forth the procedures under which indemnification and advancement of expenses will be provided to indemnitees. The Purchasing LLC (as defined in “Business — Recent Developments — The LLC Sale”) assumed these obligations set forth in the agreements described in this paragraph prior to the closing of the Stock Exchange.
Transfer Agent and Exchange Agent
The transfer agent for our common stock is Computershare Trust Company.

Dividend Policy
The Company has never paid a dividend with respect to its common stock and does not anticipate paying a dividend in the foreseeable future.
Securities Authorized for Issuance under Compensation Plans
The table below includes information, as of October 23, 2007 concerning securities authorized for issuance under our equity compensation plans. For additional information regarding our equity compensation plans, see “Executive Compensation” below.
Equity Compensation Plan Table

Number of securities
remaining available
for future issuance
under equity
compensation plans
	Number of securities to	Weighted average	(excluding securities
	be issued upon exercise of	exercise price of	reflected in column
	outstanding option	outstanding options	(a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,329,950	$0.39	111,606

Equity compensation plans not approved by security holders	—	—	—

Total:	2,329,950	$0.39	111,606

BUSINESS
Description of Business
History
We originally were incorporated as “Z-Axis Corporation” in Colorado on May 16, 1983 to develop and produce video, computer-generated graphics and multimedia presentations used principally in litigation support services.
Silicon Mountain Memory, Incorporated (“SMM”) originally was incorporated in Colorado on November 21, 1997 to develop, assemble and market (1) open-source memory solutions based on Flash memory and DRAM technologies, and (2) personal desktop computers, rackmount servers and computer related products and systems that are sold direct to end users. On August 28, 2007, we acquired SMM through the Stock Exchange; as a result of the Stock Exchange, SMM became our wholly-owned subsidiary, and the former SMM common stockholders owned 92.8% of our outstanding common stock immediately after completion of the Stock Exchange.
We amended our articles of incorporation on August 28, 2007 to, among other things, change our name to “Silicon Mountain Holdings, Inc.” We currently have facilities in Colorado, California and Arizona. Our principal executive office is located at 4755 Walnut Street, Boulder, Colorado 80301, our telephone number is (303) 938-1155, our fax is (303) 427-6896, and our websites are located at www.smmdirect.com and www.visionman.com.
Overview
We develop, assemble and market branded computer products directly to end-users, including computer systems, computer memory products, gaming laptop and desktop computers, and peripherals through our wholly-owned subsidiary, Silicon Mountain Memory, Incorporated, and its indirect wholly-owned subsidiary, VCI Systems, Inc. Headquartered in Boulder, Colorado, we specialize in developing branded computing solutions used in standard operating environments. We offer a comprehensive product line, including computer systems, computer memory solutions and peripherals used by large enterprise buyers, small and medium businesses and consumers. Our primary customers range from the Fortune 1000 to individual consumers in the United States.
We compete with several large independent manufacturers, value-added resellers and Computer OEMS as described below in greater detail. The primary raw materials used in producing these products represents approximately 75% of the total cost of a finished product. Consequently, average selling prices for computer systems, components and peripherals are significantly dependent on the pricing and availability of the raw materials. Our memory products target specific niche computing applications, including switches, routers, high-end servers, workstations, desktops and notebooks. Our computer systems include rack mount servers, workstation, storage systems and related components. As the applications that we serve expand and as the complexity of these applications increases, the need for the customization of our products in these applications also increases.
Industry Background
Our specific market can be divided into two categories: computer memory products and branded computer systems, each of which is described below.
Computer Memory Products
Computer memory products are designed to perform specific functions within computer and other electronic devices or systems. Two of the major types of memory products are FLASH and DRAM. FLASH is considered a non-volatile memory since it is able to retain data without a power source. Since DRAM requires a constant power supply to retain data, it is considered volatile memory. DRAM has historically dominated the memory industry in terms of market size and scale of production and continues to be one of the highest volume semiconductors manufactured today. In recent years, the memory market has expanded to include FLASH due to the proliferation of consumer electronic devices designed to allow increasing user mobility. The growth in shipments of these consumer electronic devices and their unique and expanding storage requirements have led to the increased demand for FLASH memory products.
DRAM Sales Growth and Channels
The growth in the DRAM industry is driven by unit growth in the markets for PCs, high-performance workstations, servers, switches, routers and the Internet infrastructure. In addition, DRAM growth is fueled by an increasing amount of memory content used in these systems. We anticipate that the expected PC replacement cycle and continued high levels of IT spending will drive demand for DRAM memory in the near future.
The FLASH and DRAM memory industry consists of numerous participants including semiconductor manufacturers, third-party module and card manufacturers and a variety of distributors and mass market retailers who sell to end-users. Major memory semiconductor manufacturers have focused primarily on large volume opportunities, producing open-standard modules and cards as base-level memory for the leading OEMs of desktops and notebooks, digital cameras, cell phones and other mass markets. In contrast to serving the base-level memory needs of these OEMs, third-party module and card manufacturers, such as Silicon Mountain, provide open-standard upgrades used by consumers.
Computer Systems
As a result of the acquisition of VCI Vision Computers, Inc. (“Vision Computers”) on September 25, 2006, we now assemble and market branded computer systems, including personal desktop computers (“PCs”), rackmount servers, computer related products and other consumer electronics products which are marketed in North America. We assemble our own systems and sell them under the trademarks Visionman® and Silicon Mountain Memory®.

Products
We offer a comprehensive line of branded computer systems, DRAM memory and FLASH storage products and peripherals. The acquisition of Vision Computers in September 2006 expanded our product lines to include branded computers, servers and peripherals. Prior to that acquisition, we generated substantially all of our revenues from sales of DRAM memory products and FLASH products. Sales of DRAM memory products accounted for 74.3% and 92.0% of SMM’s total sales in 2006 and 2005, respectively. Sales of FLASH products accounted for 7.9% and 7.2% of SMM’s total sales in 2006 and 2005, respectively. Substantially all of SMM’s FLASH and DRAM memory products comply with industry standards and are based on a variety of widely accepted industry architectures. Through December 31, 2006, sales of SMM’s products were generally made pursuant to purchase orders rather than long-term commitments.
Computer Memory Products
Flash Memory Products
Our FLASH products are used in a wide base of applications, ranging from high-capacity, highly reliable industrial applications to high performance networking applications to mobile consumer electronic devices. These products are described as follows:
CompactFlash memory cards. CompactFlash products provide full PC Card AT Attachment, or ATA, functionality, but are only one-fourth the size of a standard PC Card. CompactFlash memory cards are characterized by their small size, durability, low power consumption and the ability to operate at either 3.3 volts or 5.0 volts. CompactFlash products provide interoperability with systems based on the PC Card ATA standard by using a low-cost passive adapter, thus making CompactFlash widely used by a variety of applications.
Secure Digital and MultiMediaCard Flash memory cards. Secure Digital, or SD, and MultiMediaCard, or MMC, FLASH memory cards are used in data storage applications and are about the size of a postage stamp. Their slim, compact design makes them an ideal removable storage solution for designs including mobile phones, audio players, digital cameras, and other space-constrained applications.
USB Flash drives. Silicon Mountain’s USB FLASH drive portfolio consists of the embedded Bonzai Xpress and the upgradeable Bonzai which utilizes either an SD or MMC Flash memory card. The Bonzai offers greater capacity options since users can easily replace or upgrade the SD or MMC Flash memory card to enable the use of multiple FLASH memory cards on the same Bonzai, upgrade of the Bonzai to higher storage capacities and the use of a single FLASH drive among multiple devices.
ATA Flash PC cards. Our ATA Flash PC Cards are used in storage, data backup and data logging applications. Our products are available in the industry standard PC Card Type II form factor.
DRAM Products
We offer a full range of DRAM products, including dual in-line memory modules, or DIMMs, small-outline, or SO, DIMMs, mini-registered DIMMs, or mini-RDIMMs, very low profile, or VLP, RDIMMs and Fully-Buffered DIMMs, or FB-DIMMs. Our DRAM products are used primarily as personal computer, notebook and server upgrades and in higher performance computing. Our standard DRAM products are available in various memory module form factors and densities of up to 4GBs. We also offer many of these products utilizing different DRAM architectures such as FB-DIMM, DDR, DDR2, SDRAM and RDRAM.
Computer Systems
We develop, assemble, market, sell, and support a wide range of branded computer products that are customized to individual customer requirements. Our product categories include branded computer systems, servers, storage and peripherals.

Servers
Our line of servers is designed to provide customers affordable performance, reliability, and scalability. Options include high performance rack, blade, and tower servers for enterprise customers and small organizations and networks.
•	Rackmounts (1u,2u,3u,4u)

•	Towers (Mid & Full Size)
PowerStations
Our powerstations are intended for professional users who demand exceptional performance from hardware platforms certified to run sophisticated applications, such as three-dimensional computer-aided design, digital content creation, geographic information systems, computer animation, software development, and financial analysis.
•	Mainly Tower Systems

•	Designed for heavy task desktop applications
Parts & Peripherals
We offer a multitude of competitively priced third-party peripheral products, networking products, video and graphic cards, power adapters and other products.
•	RAID controllers and Storage — We provide a portfolio of storage solutions for growth, backup and compliance, as well as direct attached storage, network attached storage, and storage area networks

•	Optical drives, Video Cards, Graphic Cards and other Peripherals
Product Warranty and Service
Management believes that our reputation for the reliability of our products and the confidence of prospective purchasers in our ability to provide service over the life of the product are important factors in making sales. As a consequence, we maintain a warranty program specific to our product lines.
Computer Memory Products
Warranty returns were immaterial as a percentage of sales in 2006, 2005 and 2004.
Computer Systems
We generally warranty computer systems for one year from the date of sale for parts and labor on a depot return basis. We have established a warranty reserve for the estimated labor and repair cost for systems sold, and periodically review the adequacy of this reserve in light of actual warranty experience.
Customers
SMM sells its products through inside sales representatives and online websites: www.smmdirect.com and www.upgradememory.com. SMM has no long-term sales contracts with our customers. Its products are sold directly to end-users from Fortune 1000 companies to individual consumers. SMM’s top customer accounted for approximately 12% of SMM’s total sales in 2006. In 2006, SMM’s products were sold to more than 31,000 customers which is a growth rate of 25% over 2005. SMM’s percent of sales accounted for by online sales in 2006 and 2005 was 17.4% and 19.0%, respectively. On September 25, 2006, SMM acquired the assets of Vision Computers. Vision Computers distributes its products through existing channel resellers and directly to end-users through its websites: http://www.visionman.com, http://www.vision-computers-inc.com, http://www.visioncomputersinc.com, and http://www.vision-xtreme.com. In

2006, Vision Computers sold approximately 80% of its products through channel resellers. Vision Computers has no fee on revenue sharing agreements with its channel resellers.
Sales and Marketing
We market to our current and prospective customers using direct mail programs, advertising and an outbound calling program. In addition, we promote our brand through a national branding campaign, which includes print media and other activities. To measure the effectiveness of our various marketing activities, we track customer responses to our efforts by a variety of means. We use this information to further refine our marketing strategy and to develop more effective programs. We own the following five federally registered trademarks: Silicon Mountain Technologies®, Silicon Mountain Memory®, Smmdirect®, Rule the Playground® and Visionman®.
E-commerce/Websites
We utilize our Web sites to implement our business strategy. Our objective is to make it easy for our customers to transact business with us and ultimately to enhance our customer relationships. Our Web sites include many advanced features to attract new customers and produce sales, including more than 60,000 computer products to search and order online, advanced search capabilities, product specifications, and information on product availability and pricing.
Customer Service and Support
We provide our customers with comprehensive product service and support. We believe that tailoring our technical support to our customers’ needs is essential to the success of our product introductions and customer satisfaction. Our customers receive technical support on an unlimited, toll-free basis and the corporate customers are assigned a dedicated account manager familiar with their account. We also train our customer account managers to keep them informed about changes in our product lines. In addition, we offer our customers on-line pricing and navigation tools, and a personalized web page available through our website which features personalized information such as promotions, new products and contact information.
Sales Activities and Order Fulfillment
Our success is due in part to the strength of the relationships our account managers develop with our customers by calling existing and potential new customers, providing advice on products, and responding to customer inquiries. Our account managers are trained in the company’s philosophies and systems, have in-depth product knowledge and are motivated to maximize gross profit and provide high levels of customer service. New account managers are immersed in our training program, our proprietary sales training program, and complete an intensive sales consulting, product training, systems and customer service curriculum. We seek to build customer relationships by generally assigning each of our corporate customers to the account manager who first serves the customer. Upon subsequent calls to us, the customer is directed to an account manager for assistance. In the spirit of teamwork, account managers are encouraged to cooperate and work together to maximize customer satisfaction.
Telephone calls are answered by account managers who utilize proprietary on-line computer systems to retrieve information regarding product characteristics, cost and availability and to enter customer orders. Account managers enter orders on-line into an order fulfillment system which updates our customer purchase history. Computer processing of orders is performed immediately following the placement of the order and credit approval. We ship most credit-approved orders on the day the order is received. We generally ship products to customers by FedEx, United Parcel Service and USPS or other commercial delivery services and invoice customers for delivery charges.
Competition
We conduct business in an industry characterized by intense competition, rapid technological change, evolving industry standards, declining average sales prices and rapid product obsolescence.
Our primary competitors are divided into several categories: third-party DRAM module providers, Value-added resellers and Direct Computer OEMs.

3rd Party DRAM Module Competitors:
Crucial Memory, a division of Micron Technology, Kingston Technology, Lexar Media, PNY Technologies, SanDisk.
Value-added Reseller Competitors:
CDW, PC Mall, PC Connection, Memory X, Tiger Direct, 4 all memory
Direct Computer OEM Competitors:
Dell, Alienware, Gateway, MPC
Our competitors include many large domestic and international companies that have substantially greater financial, technical, marketing, distribution and other resources, broader product lines, lower cost structures, greater brand recognition and longer-standing relationships with customers and suppliers than do we.
We expect to face competition from existing competitors and new and emerging companies that may enter its existing or future markets. These companies may have similar or alternative products that are less costly or provide additional features. Competition also may arise due to the development of cooperative relationships among our current and potential competitors or third parties that seek to increase the functionality of their products to address the needs of our prospective customers. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share at our expense.
The branded computer, memory, peripheral and consumer electronics markets are subject to rapid technological change, product obsolescence, frequent new product introductions and enhancements, changes in end-user requirements and evolving industry standards. Our ability to compete in these markets will depend in significant part upon our ability to successfully develop, introduce and sell new and enhanced products on a timely and cost-effective basis, and to respond to changing customer requirements.
Suppliers
Primary raw materials represent more than 75% of the component costs of our manufactured products. We purchase these primary raw material products from a number of suppliers. More than one source of supply is available for every product sold by us. We generally work with between 17 and 20 suppliers per month to ensure product availability, competitive pricing and consistent service. We are continually evaluating other sources of supply against its current vendor list to identify and pursue new product sourcing opportunities. We have no long-term supply contracts. Our dependence on our suppliers and the lack of any guaranteed sources of supply expose us to several risks, including the inability to obtain an adequate supply of components, price increases, late deliveries and poor component quality.
Employees
As of September 30, 2007, we had 71 employees of whom 63 were full-time. Our employees are not represented by any collective bargaining agreements and SMM has never experienced a work stoppage. Management believes that relations with our employees are satisfactory.
Acquisitions
Digital Memory
On October 5, 2002, SMM entered into an agreement to purchase substantially all of the tangible and intangible assets of Digital Memory, Inc. or Digital Memory for a purchase price of $36,000 to be paid over the course of 24 months following the closing. The original terms of the agreement were modified on February 24, 2003 by reducing the purchase price to $22,000 and including the inventory of Digital Memory among the purchased assets.

SuperPC
On January 30, 2004, SMM entered into an agreement to purchase the customer list of Super PC Memory, Inc. or SuperPC, a company engaged in the sale of memory for desktops, laptops and low-end Window/Intel type servers and attached printers, for a maximum purchase price of $1,050,000. SMM received a list of all then current SuperPC customers and contact information, the right to exclude SuperPC from conducting certain future business with these customers and the right to hire SuperPC employees. On October 7, 2005, SMM entered into an agreement with Maximum Asset Recovery Services, Inc., or MARS, in its capacity as assignee for the benefit of creditors of Super PC, under which MARS agreed to forgive $83,378 in 2005 and $49,401 in 2006 in amounts due under notes issued by SMM to MARS in conjunction with this acquisition. The final payment due from SMM under the October 2005 agreement with MARS was made on or about June 30, 2006. Therefore, SMM has no ongoing financial obligations under that agreement.
VCI Vision Computers
On September 25, 2006, SMM purchased, through a wholly owned subsidiary, VCI Systems, Inc. (“VCI Systems”), substantially all the assets of VCI Vision Computers, Inc. (“Vision Computers”), a Phoenix, Arizona based computer company (the “Vision Computers Asset Acquisition”) for a purchase price of up to $3,237,058 in cash. SMM also assumed certain liabilities, including trade accounts payable, other liabilities incurred by Vision Computers in the ordinary course of business and other liabilities identified by Vision Computers. The business of VCI Systems, which was formerly the business of Vision Computers, consists of manufacturing, marketing and distributing branded computer hardware, including PCs, servers, workstations, storage devices and related components and products.
In conjunction with the Vision Computers Asset Acquisition, on October 20, 2006, SMM also purchased from affiliates of Vision Computers the land and building (the “Real Property”) formerly used by Vision Computers for $1,600,000 in cash pursuant to a separate agreement (the “Real Property Purchase Agreement”). Immediately following the purchase of the Real Property, SMM sold and leased back the Real Property pursuant to a separate agreement (the “Real Property Sale Agreement”) and a triple-net lease (the “Triple Net Lease”), as more fully described below, with an unrelated third-party. The sales price under the Real Property Sale Agreement was approximately equal to the purchase price plus costs and fees paid by SMM in conjunction with the purchase and sale of the Real Property. The Triple Net Lease has a term of ten years with a base rent of $124,194 per year. We expect that the primary use of the Real Property will be for conducting the business of Vision Computers.
Vision Computers was established in 1994 as a custom computer systems integrator of tower and rackmount servers, workstations, and gaming systems. The business of Vision Computers, which is now the business of VCI Systems, involved the sale of its products through its website and through value-added resellers across the United States. VCI Systems’ operations are based out of Phoenix, Arizona with 16 employees. For the year ended December 31, 2005, Vision Computers had $12,010,703 in gross sales net of returns. The audited financial statements of Vision Computers, which include the balance sheets, statements of income, statements of stockholders equity and statements of cash flow for the fiscal years ended December 31, 2004 and 2005, and the unaudited financial statements of Vision Computers for the interim period ended September 24, 2006 are included in this prospectus at “VCI Vision Computers, Inc. Financial Statements” beginning on page F-46.
SMM obtained the funds used to acquire the assets of Vision Computers through the debt financing described below in “Recent Developments.” At the closing, $500,000 of the purchase price was placed in escrow for up to six months to secure Vision Computers’ and its stockholders’ indemnification of SMM as well as other obligations of Vision Computers. Subsequently, the parties agreed to a purchase price adjustment of $92,441 resulting in the net purchase price of $3,237,058. The remaining money in the holdback escrow was released to the VCI shareholders on March 20, 2007.
The parties also have agreed to indemnify each other concerning certain matters including breaches of representations and warranties, breaches of covenants, certain liabilities, fraud or other willful acts of the parties, and environmental matters.

Vision Computers and the two shareholders of Vision Computers have agreed to a three-year restrictive covenant under which they may not own, manage or operate any business competing with Vision Computers’ business (now that of VCI Systems) in the United States, Canada or Mexico or solicit the business of any of Vision Computers’ customers or employees, or interfere with relationships concerning the same.
Widow PC
On August 14, 2007, SMM purchased the assets of Widow PC, Inc., a small company previously involved in marketing and selling gaming laptops and desktop computers. The purchase price for the assets was $165,000 paid at closing and a 24-month cash earnout of up to an additional $458,000, depending upon gross margins for sales of the gaming computers during that period.
Recent Developments
The Stock Exchange
On August 28, 2007, we consummated a stock exchange (the “Stock Exchange”) with SMM pursuant to which we acquired all the issued and outstanding capital stock of SMM in exchange for our issuing 5,065,510 shares of our common stock to the former SMM stockholders. In the Stock Exchange, SMM stockholders received approximately 1.1098 shares of our post-split common stock for each share of SMM common stock owned by them, and all outstanding warrants and options to purchase SMM common stock became warrants and options to purchase our common stock. We also exchanged warrants with the existing SMM warrant holders. The holder of each warrant or option to purchase one share of SMM’s common stock, received a warrant or option to purchase approximately 1.1098 shares of our common stock for the duration of the option or warrants original exercise period at an equivalent exercise price. Immediately following the consummation of the Stock Exchange and as further described below, the board and management of SMM became our board and management, respectively.
As a result, the former SMM stockholders now hold approximately 93% of our issued and outstanding stock, and SMM became our wholly-owned subsidiary. Copies of the Stock Exchange Agreement and other agreements entered into in conjunction with the Stock Exchange Agreement were filed as annexes to the Definitive Joint Proxy Statement filed by the Company with the Securities and Exchange Commission on July 24, 2007.
Immediately prior to the Stock Exchange, we conducted a one-for-nine reverse split of our outstanding common stock, which resulted in our outstanding common stock being reduced from 3,825,000 shares to 425,000 post-split shares.
As part of the Stock Exchange, we assumed SMM’s existing 2003 Equity Incentive Plan and all the outstanding vested and unvested stock options of SMM issued pursuant to the plan, as more fully described in our Definitive Joint Proxy Statement on Schedule 14A filed with the SEC on July 24, 2007. The number of outstanding stock options was adjusted using the same exchange ratio as described above. The Silicon Mountain Memory, Incorporated 2003 Equity Incentive Plan is filed as Exhibit 10.11 to our Current Report on Form 8-K filed with the Commission on September 4, 2007. Additionally, the Form of Stock Option Agreement of Silicon Mountain Memory, Incorporated 2003 Equity Incentive Plan is filed as Exhibit 10.12 to our Current Report on Form 8-K filed with the Commission on September 4, 2007.
Holders of 93% of SMM’s common stock prior to the Stock Exchange and certain holders of our common stock entered into lockup agreements pursuant to which they agreed, subject to certain exceptions, not to sell, sell short, grant an option to buy, or otherwise dispose of any shares of the our common stock for a period of twelve (12) months following the closing of the Stock Exchange.
Sale of Z-Axis’ Former Business
Prior to completion of the Stock Exchange, our principal business was to develop and produce video, computer-generated graphics and multimedia presentations used principally in litigation support services. Immediately prior to the Stock Exchange, Z-Axis LLC, a Colorado limited liability company and our then wholly-owned subsidiary, held all of our assets, subject to all of our liabilities. Concurrent with the closing of the Stock Exchange, we sold Z-Axis LLC to a limited liability company owned by Mr. Alan Treibitz, Ms. Stephanie S. Kelso and Mr. Raymond Hauschel (the

“Purchasing LLC”) pursuant to the LLC Interest Sale Agreement dated as of June 30, 2006, between the Company and the Purchasing LLC. The LLC Interest Sale Agreement was filed as an annex to our Definitive Joint Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on July 24, 2007. Mr. Treibitz and Ms. Kelso were members of our Board of Directors prior to the closing of the Stock Exchange, and were our chief executive officer and president, respectively, prior to the closing of the Stock Exchange.
The purchase price paid by the Purchasing LLC for the Z-Axis LLC membership interests was $300,000 payable in a combination of $60,000 cash, 33,457 post-split shares of stock of the Company, and a promissory note in the face amount of $150,000.
Arizona Lease
On October 20, 2006, VCI Systems, Inc., SMM’s wholly-owned subsidiary, entered into a triple-net lease with the landlord of the Arizona property used in conducting SMM’s Arizona operations. The term of the lease is ten years with a base rent of $124,194 per year during the first year payable monthly and with a 3% increase each year thereafter. During the term of the lease, SMM is responsible for all real estate taxes and associated fees for the installation, maintenance and charges for all utilities, for the maintenance and repair of the building, parking lot and grounds within certain limitations and for maintaining customary levels of insurance, including fire and replacement value among others. SMM has agreed to indemnify the landlord against certain losses related to the use and occupancy of the premises.
Debt Financing
On September 25, 2006, SMM entered into a security and purchase agreement among SMM, VCI Systems and Laurus Master Fund, Ltd., an institutional accredited investor (the “Lender”) (as amended from time to time, the “Security and Purchase Agreement”) pursuant to which the Lender agreed to loan up to $8,500,000 to SMM and VCI Systems (the “Loan”). On August 28, 2007, following the Stock Exchange more fully described above, Silicon Mountain Holdings entered into a Master Security Agreement, a Joinder Agreement, a Registration Rights Agreement, and Guaranty, which are filed as Exhibits to our Current Report on Form 8-K filed on September 4, 2007, among other documents (the “Loan Documents”), with Lender and certain affiliates. Pursuant to the Loan Documents, we agreed to become a party to the Security and Purchase Agreement and Stock Pledge Agreement, which were filed as Exhibits to the same Current Report on Form 8-K, and certain of the debt financing documents that our wholly-owned subsidiary, SMM, had entered into with the Lender in September 2006. As a result, Silicon Mountain Holdings, SMM and VCI Systems are jointly and severally liable for the amounts due under the Loan and are referred to in this “Debt Financing” section as the “Borrowers.”
The proceeds of the Loan were used to consummate the VCI Asset Acquisition, to repay certain existing indebtedness including SMM’s credit facility existing prior to the closing of the Loan, and for general working capital purposes. All SMM debt outstanding as of the closing of the Loan and remaining outstanding following the closing of the Loan is subordinated to the Loan.
The Loan consists of a $3,500,000 secured revolving credit facility (the “Revolving Credit Facility”), a $2,500,000 secured nonconvertible term note (the “Non-Convertible Note”) and a $2,500,000 secured convertible term note (the “Convertible Note”). The Revolving Credit Facility, the Non-Convertible Note and the Convertible Note are referred to collectively as the “Notes.” Each of the Notes has a three-year term. The Revolving Credit Facility bears interest at the Lender’s prime rate plus 2%, but not less than 8%, and provides for credit advances based on 90% of certain accounts receivable and 50% of inventory (with a $1,000,000 maximum credit availability based solely on inventory). Each of the Convertible Note and Non-Convertible Note bears interest at the Lender’s prime rate plus 3%, but not less than 9%. We are required to repay the principal amount of each of the Convertible Note and Non-Convertible Note in accordance with the following schedule: (1) no amortization in the first year, (2) $50,000 per month during years two and three, and (3) $1,300,000 at maturity. Each note contains early redemption penalties. Under the Notes, following and during an event of default and written notice by the Lender, the Borrowers are obligated to pay additional interest on the Notes at an annual rate of 12% and may be required by the Lender to repay the Notes with a default payment equal to 110% of the outstanding principal amounts under the Notes, plus accrued and unpaid interest.

If we intend to redeem the Convertible Note, we must provide the Lender 10 days notice and the Lender will have the right to convert the Convertible Note into common stock prior to the redemption. The Convertible Note provides for a conversion price per share of $3.69 as adjusted. We will have the right to force the Lender to convert the Convertible Note into our common stock if (i) a registration statement is effective covering the shares to be received upon conversion, (ii) the daily volume weighted average trading price of our common stock is at least 175% of the conversion price for at least 20 of the 30 days immediately preceding the forced conversion, and (iii) the number of shares issued pursuant to the forced conversion does not exceed 20% of the total volume of our common stock traded during the 30 trading days immediately preceding the forced conversion.
The amounts outstanding under the Loan are secured by a first priority lien on all the assets of the Borrowers and a pledge of all of SMM’s equity interests in VCI Systems and are guaranteed by a personal guaranty of Tré Cates, the CEO of Silicon Mountain Holdings. In addition, all cash of the Borrowers is required to be deposited into blocked collateral accounts subject to security interests to secure obligations in connection with the Loan. Funds are to be swept by the Lender from such accounts on a daily basis in accordance with the terms of the Loan.
Pursuant to the Loan Documents and as a result of the Stock Exchange, we issued the Lender two warrants (the “Warrants”) to purchase shares of our common stock in exchange for two warrants previously issued by SMM to the Lender. We issued to the Lender one warrant exercisable for 1,990,000 shares of our common stock at $.01 per share (the “Warrant”), which is equivalent to approximately 20% of our outstanding stock on a fully diluted basis. The Lender has agreed that it will not exercise that portion of the Warrant which would cause the Lender to beneficially own more than 9.99% of our common stock at any time unless the Lender gives a 61-day notice to waive this restriction or unless there is an event of default under the financing documents by any of the Borrowers. The shares received by the Lender on exercise of the Warrant and in connection with the financing cannot be sold, unless there is an event of default as contemplated by the Loan Documents, until August 27, 2008, the one year anniversary of the Stock Exchange (more fully described below). Thereafter, during any month, sales of these shares cannot exceed 25% of the trailing monthly dollar volume of the stock. The Lender also is prohibited from entering into short sales of our stock or warrants while any amount under any Note remains outstanding. The second warrant is exercisable for 18,312 shares of our common stock at $.01 per share on substantially the same terms as the Warrant.
Pursuant to the terms of the Registration Rights Agreement, which is filed as an Exhibit to our Current Report on Form 8-K filed on September 4, 2007, within 60 days after the closing of the Stock Exchange, we are required to file a registration statement with the SEC to register the resale of the stock issuable upon conversion of the Convertible Note and the resale of the stock issuable upon exercise of the Warrants and to have the registration statement declared effective within 180 days of the closing of the Stock Exchange. We are subject to liquidated damage fees of 0.5% of the original principal amount of the Convertible Note per month for each month that the filing or effectiveness of the registration statement is late in addition to certain other events. The maximum allowable amount of such damages is 10% of the original principal amount of the Convertible Note.
The Borrowers have agreed to certain covenants made in conjunction with the Loan that remain in effect during the term of the Loan that, among others, limit the Borrowers’ ability to and/or obligate the Borrowers as described below. The Loan documents contain certain customary obligations, covenants and events of default in addition to those identified below. Following and during an event of default and following written notice by Lender, Lender may accelerate the Loan, terminate the Security and Purchase Agreement and certain ancillary documents and may take possession of and foreclose on the collateral, which includes the Borrowers’ assets, intellectual property and pledged stock. In addition:
•	Under the Loan documents, we (and SMM and VCI in some cases) agreed to:
➢	List the shares underlying the Convertible Note and Warrant following the Stock Exchange on the principal trading exchange or market for Silicon Mountain’s common stock;

➢	Consummate the Stock Exchange within 180 days of the closing of the Loan (which subsequently was extended to August 31, 2007); and

➢	Obtain the approval of the Lender of certain corporate actions including, but not limited to, incurring and canceling certain debt, assuming certain contingent liabilities, declaring and paying dividends, acquiring any stock of another entity, making certain loans to certain persons, prepaying certain indebtedness, entering into a merger, consolidation, acquisition or other reorganization with another company, materially changing the Borrowers’ nature of their businesses, changing the Borrowers’ fiscal years, selling or disposing of any of its assets with certain exceptions, and during the period prior to the closing of the Stock Exchange, issue or sell shares of common stock (other than shares issued under a stock option plan or certain plans approved by the board), change the jurisdiction of incorporation of SMM, change SMM’s fiscal year or amend SMM’s articles of incorporation or bylaws in a manner that adversely affects the Lender.
•	In addition to certain customary events of default, the Security and Purchase Agreement contains the following events of default:
➢	The occurrence of any default on other indebtedness or obligation of the Borrowers which exceeds $50,000 in the aggregate, relating to any indebtedness or contingent obligation of the Borrowers beyond the grace period (if any) that results in the acceleration of the indebtedness or obligation;

➢	Attachments or levies or judgments against either Borrowers in excess of $200,000;

➢	Any person or group becomes a beneficial owner, directly or indirectly, of 40% of more of the voting equity interest of SMM on a fully diluted basis; and

➢	The board of directors of SMM ceases to consist of a majority of the board in office on the closing of the Loan (or directors appointed by a majority of the board in effect immediately prior to such appointment).
The Borrowers have agreed to indemnify the Lender for certain losses resulting from Lender’s extending of the Loan and other related actions under the Security and Purchase Agreement. Lender has agreed to indemnify Borrowers and each of their officers, directors and certain other individuals for losses incurred as a result of any misrepresentation by Lender and for any breach or default by Lender.
Lender has also granted to us an irrevocable proxy, which continues until the Loan is paid in full, to allow us to vote all shares of common stock of Silicon Mountain owned by Lender.
The Security and Purchase Agreement was amended on March 19, 2006 to amend the date by which SMM was required to consummate the Stock Exchange from March 31, 2007 to July 31, 2007. Subsequently, SMM and Lender agreed to extend such date from July 31, 2007 to August 31, 2007.
MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS
The following is provided to supplement, and should be read in conjunction with, our financial statements and the accompanying notes included elsewhere in this prospectus. This discussion contains forward-looking statements that are based on management’s current expectations, estimates and projections about our business and operations. Our actual results may differ materially from those currently anticipated and expressed in such forward-looking statements.
Overview
We develop, assemble and market open-standard memory solutions based on FLASH memory and dynamic random access memory, or DRAM, technologies primarily directly to end-users. This segment specializes in providing DRAM memory modules and FLASH drives and memory cards used in standard operating environments. We develop, assemble and market branded computer systems and peripherals direct to end-users and specialize in developing branded computing solutions used in standard operating environments. We offer a comprehensive product line, including FLASH and DRAM based memory solutions used by large enterprise buyers and consumers and computer systems, computer memory solutions and peripherals used by large enterprise buyers, small and medium businesses and consumers. Our primary customers range from the Fortune 1000 to individual consumers in the United States.

Beginning in the quarter ended December 31, 2006, for financial reporting purposes, we began reporting in two operating segments: memory products, including DRAM and FLASH, and computer systems, including branded computer systems, servers, storage and peripherals.
Sales of memory products accounted for 51% and 100% of SMM’s total sales in the six months ended June 30, 2007 and 2006, respectively, and sales of computer system accounted for 49% for the six months ended June 30, 2007. Beginning with the fourth quarter of 2006, the addition of VCI’s products to Silicon Mountain’s product lines have significantly affected SMM’s product and sales mix. Sales of our products are generally made pursuant to purchase orders rather than long-term commitments.
Our products target niche computing applications, including switches, routers, high-end servers, workstations, desktops and notebooks. As the applications that we serve expand, and as the complexity of these applications increases, the need for the customization of our products in these applications also increases.
The primary component of our cost of goods sold is the cost of integrated circuit devices for the FLASH memory and DRAM products , of processors and memory for computer systems. The purchase cost of the integrated circuit devices typically represents approximately 75% of the total cost of a finished memory board. The other components of our cost of goods sold are the PCB Board, in-bound and out-bound shipping, shipping supplies, and direct labor costs associated with the assembly of computer systems. Our other operating costs consist of:
•	selling expenses;

•	general and administrative expenses; and

•	depreciation and amortization expense.
Fluctuations in the cost of goods sold as a percentage of sales, either up or down by 5% in any given period, are not unusual in our industry. These can result from many factors, some of which are a rapid change in the price of processors, DRAMs and FLASH, a change in product mix possibly resulting from a large order or a series of orders for a particular product. Market demand changes for particular products can also result in fluctuations of the cost of goods sold as a percentage of sales. In periods of slight to moderate product cost increases, we are able to pass along a significant portion of the cost to the customer. However, in periods of rapid price change, the cost is often absorbed by us, which reduces our gross margins.
Results of Operations
The following table sets forth consolidated operating data expressed as a percentage of sales for the periods indicated:

	Six Months		Years Ended
	Ended June 30,		December 31,
	2007	2006	2006	2005	2004
Sales	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of Goods Sold	78.6	68.7	76.8	70.2	71.6

Gross Margin	21.4	31.3	23.29	29.8	28.4
Operating Costs:
Selling Expenses	8.7	15.6	13.8	16.9	12.7
General & Administrative	10.0	14.2	9.8	10.5	11.5
Depreciation & Amortization	3.2	1.3	2.1	1.3	1.0
Income from Operations	(0.6)	0.3	(2.5)	1.1	3.3
Other (Expense) Income	(3.7)	0.1	(1.7)	(0.2)	(0.7)

Pre-Tax Income	(4.2)	0.2	(4.29)	1.0	2.5
Income Tax (Expense) Benefit	1.5	(0.1)	1.29	0.3	(0.2)

Net Income (Loss)	(2.7)	0.1	(3.00)	0.6	2.3

Six Months Ended June 30, 2007 compared with Six Months Ended June 30, 2006
The VCI acquisition was completed on September 25, 2006 and results of the combined entity were only included in the first two quarters of 2007. Sales for the six months ended June 30, 2007 were $14.9 million compared to $9.1 million in the first six months of 2006. The growth in sales came primarily from growth in 2007 in system sales created by the acquisition of VCI; system sales accounted for approximately $7.4 million of total sales for the first six months of 2006. Memory sales decreased by approximately 17% for the six months ended June 30, 2007 as compared to the same period in 2006. The decrease in orders is attributable to a refocusing of the online advertising to eliminate a significant amount of unprofitable order volume.
Cost of goods sold was $11.7 million for the six months ended June 30, 2007, or 78.6% of sales, compared to $6.2 million, or 68.7% of sales for the six months ended June 30, 2006. The increase in cost of goods sold during the first six months of 2007 was primarily due to the acquisition of VCI in the third quarter of 2006.
Selling, general and administrative, and depreciation and amortization expenses were $3.3 million for the six months ended June 30, 2007 compared to $2.8 for the six months ended June 30, 2006. The increase in selling and general and administrative expenses were primary related to the acquisition of VCI in the third quarter of 2006. SMM also increased its investment into online marketing, advertising and increased headcount.
Total other income (expense) for the six months ended June 30, 2007 increased $0.5 million from the six months ended June 30, 2006. The increase in interest expense in 2007 was due to higher interest rate expenses from the increased use of our debt facilities.
Income tax benefit for the six months ended June 30, 2007 increased to $0.2 million for the six months ended June 30, 2007. SMM incurred an income tax benefit in the second quarter of 2007 because it incurred a pretax loss of $0.6 million for the six months ended June 30, 2007.
Fiscal 2006 compared with Fiscal 2005
Sales for fiscal 2006 were $21.8 million compared to $16.2 million in fiscal 2005. The growth in sales came primarily from higher sales of VCI systems, memory sales to channel resellers and memory sales to small and medium-sized businesses and consumers. Systems sales accounted for 17.8% of sales in fiscal 2006 as compared to 0.0% in fiscal 2005. Memory sales to channel resellers accounted for approximately 8.3% of sales in fiscal 2006, compared to approximately 2.2% in fiscal 2005. Memory sales to consumers and small and medium-sized business increased 23.6% from fiscal 2005 to fiscal 2006. Overall volume as measured by units sold and orders shipped increased by approximately 25% and 26%, respectively, in fiscal 2006 from fiscal 2005.
Cost of goods sold was $16.7 million in fiscal 2006, or 76.8% of sales, compared to $11.3 million, or 70.2% of sales, in fiscal 2005. The increase in the cost of goods sold in fiscal 2006 was due to the significant increase in modules sold and component costs associated with the sale of systems through Vision Computers. The cost of goods sold as a percentage of sales increased in fiscal 2006 as a result of the lower margins associated with the sale of systems and a rise in the average selling price for memory.
Selling, general and administrative, and depreciation and amortization expenses were $5.6 million in fiscal 2006, or 25.7% of sales, versus $4.6 million, or 28.7% of sales, in fiscal 2005. The significant increase in these expenses is primarily the result of the acquisition of VCI and the associated operating costs and depreciation.

Total other income (expense) for fiscal 2006 totaled a net expense of $377,049 as compared to a net expense of $30,709 in fiscal 2005. The significant increase in expense in fiscal 2006 was due to significant interest and financing fees associated with the $8.5 million debt funding completed in September, 2006. Interest expense in fiscal 2006 totaled $338,853 as compared to $109,526 in fiscal 2005.
Income tax expense for fiscal 2006 was $267,000 versus ($56,000) in fiscal 2005. As of December 31, 2006, SMM had net operating loss carryforwards for federal and state tax purposes of $139,000. Unused net operating loss carryforwards will expire at various dates beginning in the year 2014.
Liquidity and Capital Resources
Our principal sources of liquidity are cash flow from operations and borrowings under our credit facility. Our principal uses of cash are debt service requirements, capital expenditures and working capital requirements.
Debt Service
On September 25, 2006, SMM and VCI Systems, Inc., Silicon Mountain’s wholly-owned subsidiary (collectively, the “Borrowers”), entered into a security and purchase agreement with Laurus Master Fund, Ltd., an institutional investor (the “Lender”), pursuant to which the Lender loaned Silicon Mountain an aggregate loan amount of up to $8,500,000 (the “Loan”). The Loan consists of a $3,500,000 secured revolving credit facility (the “Revolving Credit Facility”), a $2,500,000 secured nonconvertible term note (the “Non-Convertible Note”) and a $2,500,000 secured convertible term note (the “Convertible Note”). The Revolving Credit Facility, the Non-Convertible Note and the Convertible Note are referred to collectively as the “Notes.” Each of the Notes has a three-year term. The Revolving Credit Facility bears interest at the Lender’s prime rate plus 2% per annum, but not less than 8%, and provides for credit advances based on 90% of certain accounts receivable and 50% of inventory (with a $1,000,000 maximum credit availability based solely on inventory). Each of the Convertible Note and Non-Convertible Note bears interest at the Lender’s prime rate plus 3%, but not less than 9%. Silicon Mountain is required repay the principal amount of each of the Convertible Note and Non-Convertible Note in accordance with the following schedule: (1) no amortization in the first year, (2) $50,000 per month during years two and three, and (3) $1,300,000 at maturity. Each note contains early redemption penalties. Under the Notes, following and during an event of default and written notice by the Lender, the Borrowers are obligated to pay additional interest on the outstanding principal balance of each of the Notes in an amount equal to 1% per month and may be required by the Lender to pay a default payment equal to 110% of the outstanding principal amounts under the Notes, plus accrued and unpaid interest. The Loan agreement contains certain restrictive covenants as more fully described below in “Information about Silicon Mountain Memory, Incorporated — Recent Developments.” The Convertible Term Loan is optionally convertible at a share price of $3.69 as adjusted on a forced conversion if the trading price of the common stock over a designated period is equal to or greater than one hundred seventy five percent (175%) of the fixed conversion price.
Historical Trends
Cash Flows from Operating Activities. Net cash used in operating activities $0.2 million during the six months ended June 30, 2007 as compared to $8,600 of cash flows used in operating activities during the six months ended June 30, 2006. Cash flow provided from operating activities was $(0.5) million during the fiscal year 2006 and $0.4 million in fiscal year 2005.
Cash Flows from Investing Activities. Net cash flows used in investing activities was $0.1 million during the six months ended June 30, 2007 as compared to $0.1 million during the six months ended June 30, 2006. Cash used in investing activities totaled $3.5 million in fiscal year 2006 and $0.2 million for fiscal year 2005. The primary use in fiscal 2006 was for the purchase of VCI.
Cash Flows from Financing Activities. SMM generated $0.4 million of cash flows from financing activities during the six months ended June 30, 2007 as compared to $37,000 of cash flows from investing activities during the six months ended June 30, 2006. Cash provided in financing activities totaled $4.3 million in fiscal year 2006 and cash used by financing activities was $0.2 million for fiscal 2005. The primary source of cash provided in fiscal year 2006 was the $8.5 million debt financing. The primary uses of cash provided by financing activities in fiscal 2006 were the purchase of VCI, financing fees and the retirement of a $0.4 million term loan from Silicon Valley Bank.
Capital Expenditures
Capital expenditures during the six months ended June 30, 2007 were $0.1 million as compared to $0.1 million for the six months ended June 30, 2006. The primary use of capital during the period ending June 30, 2007 was for infrastructure-related equipment. The primary use of capital in fiscal year 2006 was $3.2 million for the asset purchase of VCI. Additional capital expenditures were $0.3 million in fiscal year 2006, and $0.2 million in fiscal 2005 as compared to $0.2 million in fiscal 2004. Capital expenditures were primarily used to upgrade sales infrastructure, especially for the online sales system. At the end of fiscal 2006, contractual commitments for capital purchases were not material.
Our future capital requirements may vary materially from those now planned. The amount of capital that we will need in the future will depend on many factors, including:
•	our relationships with suppliers and customers;

•	the levels of promotion and advertising that will be required to sell new products and achieve and maintain a competitive position in the marketplace;

•	expansion of our business, including the opening of offices and facilities in other locations;

•	price discounts on products to our customers;

•	our pursuit of strategic transactions, including acquisitions, joint ventures and capital investments;

•	the levels of inventory and accounts receivable that we maintains; and

•	our entrance into new markets.
Future minimum lease payments under non-cancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 2006 are as follows:

Years Ending December 31	Amount
2007	$309,600
2008	186,750
2009	132,416
2010	136,389
2011	140,480
Thereafter	740,387
On October 20, 2006, SMM’s wholly-owned subsidiary entered into a ten-year triple-net lease with the landlord of SMM’s Arizona operations. Under this lease SMM is required to pay $10,350 per month which increases 3% at each anniversary date.
Inflation has not had a significant impact on SMM’s sales and operations.
New Accounting Pronouncements Affecting Silicon Mountain
Recent Accounting Pronouncements — In July 2006, the FASB released FASB Interpretation No. 48 — Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the accounting and reporting for uncertainties in income taxes recognized in an enterprise’s financial statements in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (“SFAS 109”) and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006 with the impact of adoption to be reported as a cumulative effect of an accounting change. The Company adopted FIN No. 48 in the first quarter of its 2007 fiscal year, which did not result in any material impact on the Company’s finances.
Critical Accounting Policies and Estimates
Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of sales and expenses for each period. The following represents a summary of our critical accounting policies, defined as those policies that we believe are: (a) the most important to the portrayal of our financial condition and results of operations, and (b) that require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain.
Revenue Recognition: Sales revenue is recognized when title passes upon shipment of goods to customers. Our revenue-earning activities involve delivering or producing goods. The following criteria are met before sales revenue is recognized: persuasive evidence of an arrangement exists, shipment has occurred, the selling price is fixed or determinable and collection of the receivable is reasonably assured. We do experience a minimal level of sales returns and maintains an allowance to which Silicon Mountain accrues a reserve at the time of sale in accordance with SFAS No. 48, “Revenue Recognition When Right of Return Exists.”

Reserves for inventory excess, obsolescence and lower of market values over costs. We purchase raw and assembled materials in quantities that we anticipate will be fully used in the near term. Changes in operating strategy, customer demand and unpredictable fluctuations in market values of these materials can limit our ability to effectively utilize all of the materials purchased and result in finished goods with above market carrying costs which may cause losses on sales to customers. We regularly monitor potential excess, or obsolete, inventory by analyzing the length of time in stock and compares market values to cost. When necessary, we reduce the carrying amount of our inventory to our market value.
Allowances for doubtful accounts and price protection. We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. We review our allowance for doubtful accounts regularly and all past due balances over 90 days are reviewed for collectibility.
Income taxes. As part of the process of preparing our consolidated financial statements, we are required to estimate income taxes in each of the jurisdictions in which we operate. The process incorporates an assessment of the current tax exposure together with temporary differences resulting from different treatment of transactions for tax and financial statement purposes. Such differences result in deferred tax assets and liabilities, which are included within the consolidated balance sheet. The recovery of deferred tax assets from future taxable income must be assessed and, to the extent that recovery is not likely, we establish a valuation allowance. Increases in valuation allowances result in the recording of additional tax expense. Further, if our ultimate tax liability differs from the periodic tax provision reflected in the consolidated statements of operations, additional tax expense may be recorded.
Litigation and other contingencies. Management regularly evaluates our exposure to threatened or pending litigation and other business contingencies. Because of the uncertainties related to the amount of loss from litigation and other business contingencies, the recording of losses relating to such exposures requires significant judgment about the potential range of outcomes. As additional information about current or future litigation or other contingencies becomes available, our management will assess whether such information warrants the recording of additional expense relating to our contingencies. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable. The results of these estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We currently are recording no expense for litigation and other contingencies.
Valuation of long-lived assets. We assess the potential impairment of long-lived tangible and intangible assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Changes in our operating strategy can significantly reduce the estimated useful life of such assets.
Advertising Costs: We expense the production costs of advertising the first time the advertising takes place, except for direct-response advertising, which is capitalized and amortized over its expected period of future benefits. We have no amounts capitalized for direct response incurred. Advertising expense was $816,296 and $710,894 for the years ended December 31, 2006 and 2005, respectively.
Dependence on Material Suppliers
Our business depends on a limited number of material suppliers. The loss of a material supplier could have a significant adverse impact on our ability to obtain DRAM and FLASH products that are then experiencing high customer demand. We have no long-term supply or similar arrangements with any of our suppliers. We believe that alternate sources of supply are available if a relationship with one of our suppliers were terminated. Supply disruptions could adversely impact our sales and operating results if alternate sources of supply are unavailable on short notice, if at all.
Market Risk
To date, substantially all of SMM’s sales have been denominated in U.S. dollars. In fiscal 2006, less than 1% of total sales were made to customers outside the U.S. Accordingly, we believe that currently there is no material exposure to risk from changes in foreign currency exchange rates. To the extent that we increase our international sales, our exposure to currency fluctuations could increase if our international sales are denominated in currencies other than the U.S. dollar. We do not engage in any hedging activities and have no plans to do so in the future.

SMM’s exposure to interest rate risk at December 31, 2006 and December 31, 2005 was related to its investment of excess cash and cash equivalents and the interest rate charged under its revolving line-of-credit. We consider investments that, when purchased, have a remaining maturity of 90 days or less to be cash equivalents. To minimize our exposure to an adverse shift in interest rates, we invest mainly in cash equivalents and short-term investments and maintain an average maturity of nine months or less. Due to the short-term nature of these investments, we believe there is currently no associated material exposure to interest rate risk. The interest rate on our bank line of credit is variable and subject to interest rate risk. The interest rate risk related to the line of credit is mitigated primarily by the fact that the balance under the line-of-credit is regularly reduced as accounts receivable are collected.
We do not use derivative financial instruments in our investment portfolio and have no foreign exchange contracts. Our financial instruments consist of cash, cash equivalents, short-term investments, accounts receivable, accounts payable, accrued expenses and long-term obligations. The primary objectives of our investment strategy are to preserve principal, maintain proper liquidity to meet operating needs, and maximize yields consistent with risk mitigation goals.
Off-Balance Sheet Arrangements
We do not have any off-balance sheet arrangements.
FINANCIAL STATEMENTS
See our Financial Statements beginning at page F-1, “Index to Consolidated Financial Statements.”
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE
As more fully described in our Current Report on Form 8-K filed with the Commission on October 3, 2007, effective September 27, 2007, our board of directors approved a change in the independent accounting firm to audit our financial statements for the current fiscal year from Ehrhardt Keefe Steiner & Hottman P.C. to Hein & Associates, LLP. Hein & Associates, LLP has been the independent accounting firm of SMM, our wholly-owned subsidiary, since 2003.
MANAGEMENT
John Blackman, 64, Director and Chairman
Mr. Blackman has been the chairman of our board of directors from August 2007 to the present, chairman of SMM’s board of directors from December 1999 to the present and managing director of Global Technology Transfer, LLC from December 2002 through the present. He is also the founder of Workforce Plus, Inc., a staffing firm, and served as its chief executive officer from April 1996 through December 2002. Mr. Blackman also co-founded Studio Green Consulting LLC, a management consulting firm, and Summit Seekers International, Ltd., a human resources consulting firm. He served as a senior partner with Studio Green Consulting from March 2001 through December 2002 and served as Summit Seekers chief executive officer from August 1998 through June 2002. Formerly, Mr. Blackman was chief executive officer from May 1988 through August 1991 of Integrated Plastic Technologies, which provided custom plastic injection molding services, and chief executive officer from February 1985 through April 1988 of Degussa Gesellschaft fur Oberflachentecnik Inc. or Degussa GFO, Inc., which provides electromagnetic shielding products to customers. Mr. Blackman graduated from the University of Toledo with a B.S. in mechanical engineering and attended graduate school at Rensselaer Polytechnic Institute in Troy, New York.
Rudolph (Tré) A. Cates III, 36, Director, Chief Executive Officer and President
Mr. Cates has been our chief executive officer, president and a member of our board of directors from August 2007 to present, chief executive officer, president and a member of SMM’s board of directors from November 1997 through the present and is one of SMM’s founders. Before founding SMM, Mr. Cates was a regional sales manager for Super PC Memory, Inc. a company engaged in the sale of memory for desktops, laptops and low-end Window/Intel type servers and attached printers. Mr. Cates holds a B.A. in philosophy from Ouachita Baptist University and a M.A. in theology from Southwestern Seminary.
Mark Crossen, 58, Director
Mr. Crossen has served on our board of directors since August 2007 and on SMM’s board of directors since April 2006. From March 2002 through the present, Mr. Crossen has served as executive director of RayneMark Investments, LLC, an investment management firm. From 1998 to the present, Mr. Crossen has devoted his time to the management of RayneMark Investments, RayneMark Futures, the Crossen family charitable foundation, and the Heaven’s Hope Foundation. In 1987 Mr. Crossen founded Amrion, Inc. with his father and served as its chief executive officer and the chairman of its board of directors from 1988 through 1997. In 1997, Amrion merged with Whole Foods Market. Following the merger with Whole Foods Market, Mr. Crossen became a strategic business advisor to Whole Foods. In May 1998, Mr. Crossen resigned from this consultative position to devote his time to portfolio management and angel investing. Mr. Crossen is a University of Colorado graduate and holds a bachelor’s degree in sociology and philosophy.
Mickey Fain, 51, Director
Mr. Fain has served on our board of directors since August 2007 and on SMM’s board of directors from February 2006 through the present. In July 1997, Mr. Fain founded Innovation One Partners, Inc., a management consulting and mentoring company and from July 1997 through the present has served as its president. Through Innovation One Partners, Inc., a company owned by Mr. Fain through which he provides consulting services, Mr. Fain formed and grew two chief executive officer groups under TEC (The Executive Committee) International, which is a membership organization that provides chief executive and officers of businesses the ability to share ideas, knowledge and experiences with the goal of improving their own businesses. In 1981, Mr. Fain co-founded SmartScan Inc., a company formed to provide digital mapping services to federal, state and local government agencies. Mr. Fain served as SmartScan’s vice president from 1981 to 1987 and as chief executive officer from 1987 through 1997. Mr. Fain is also the founder of the Colorado CEO Forum, an annual convention of over 200 local CEOs affiliated with companies in the Rocky Mountain region. Mr. Fain graduated from the University of Texas with a B.S. in electrical engineering and holds an M.B.A. from Rice University.
Steven King, 51, Director
Mr. King has been a member of our board of directors from August 2007 through the present and SMM’s board of directors from April 2007 through the present. Mr. King has over 20 years of business experience and investing in high technology companies, including telecommunications, software, Internet business solutions and computer component enterprises. Since October 2006, Mr. King has been a Director and interim CEO for Transaction Wireless, a software development company specializing in mobile commerce and mobile marketing solutions. In 2005, Mr. King co-founded Pipeline Funding, LLC a private equity partnership that invests in emerging growth companies in Southern California. In 2002, Mr. King founded AtlanticXing, which assists and advises technology companies with transitioning their businesses for global markets. From 1998 through 2002, Mr. King served as VP of Business Development of Memory Corporation PLC, a UK company. During this time, Mr. King was involved with the management buyout of a division, DigMedia, of Memory Corporation PLC and relocated to the USA as its co-founder and Chief Marketing Officer. DigMedia, Inc. specialized in secure Internet broadcasting software and its clients included Microsoft and TeleDenmark. Prior to 1998, Mr. King was the founder, CEO and Deputy Chairman of Datrontech Group PLC, a leading UK technology distributor of computer and communications products. Mr. King was the CEO and Deputy Chairman during Datrontech’s initial public offering on the London Stock Exchange in 1995. The company’s revenues were in excess of $400 Million when he departed Datrontech in 1997. Mr. King received his B.S. from Brighton Polytechnic.
Chong Man Lee, 47, Director
Mr. Lee has been a member of our board of directors from August 2007 through the present and SMM’s board of directors from August 2000 through August 2005 and from April 2006 to the present. Mr. Lee has over 17 years’ experience in investment banking, leveraged buy-outs, mergers and acquisitions, business development, seed capital financing and structured financing. From August 2001 to the present, Mr. Lee has served as managing partner and president of Mission Capital Partners, LLC, in investment banking and strategic advisory firm. From November 2004 through the present, Mr. Lee has also served as managing partner of HyCET, LLC, an energy and carbon materials company. Since 2001, Mr. Lee has also served as managing partner of GTT, LLC, a desalinization technologies development company and since 2002, has served as managing partner of Sea Wave Technology, LLC an alternative energy development company. Mr. Lee holds a B.A. in economics from UCLA and an M.B.A. from the Harvard Business School.
Camillo Martino, 45, Director
Mr. Martino has been a member of our board of directors from October 2007 through the present. Mr. Martino has over 20 years’ experience in the high tech industry, including various management roles focusing on the consumer electronics, communications and computing markets. From June 2007 to the present, Mr. Martino has been working as a consultant in the high tech industry. From June 2005 through June 2007, Mr. Martino was the President and Chief Executive Officer of Cornice, Inc., which developed unique storage solutions for mobile consumer applications. From August 2001 through July 2005, Mr. Martino was the Chief Operating Officer at Zoran Corporation (Nasaq: ZRAN), a leading provider of digital solutions for applications in growing digital entertainment and digital imaging markets. While at Zoran, Mr. Martino spent approximately four years overseeing Zoran’s significant growth and dominance in the consumer electronics market, was responsible for its Global Operations, and was directly accountable for nearly 1,200 employees. Prior to Zoran, Mr. Martino spent nearly 14 years with National Semiconductor in its U.S., Japan and South-East Asia-Pacific operations. Mr. Martino received a B.S. in electrical engineering from Melbourne University and a graduate degree in digital communications from Monash University.
Eric A. Wittenberg, 49, Director
Mr. Wittenberg has been a member of our board of directors from August 2007 through the present and SMM’s board of directors since February 2006. From June 2001 through the present, Mr. Wittenberg has served as president, chief executive officer and a director of McStain Neighborhoods, a Colorado-based employee-owned developer and home builder. Prior to joining McStain Neighborhoods, Mr. Wittenberg had more than 20 years of residential development experience including serving in executive positions at such companies as KB Home, The Fieldstone Company and Presley Homes. Mr. Wittenberg is also a member of the National Association of Home Builders, the Urban Land Institute and TEC International. He also serves on the executive committee of the Metro Denver Economic Development Corporation and was awarded Builder of the Year for 2005 by the Colorado Association of Homebuilders. He served as a member of the executive committee and board of the Orange County Building Industry Association (BIA), board member of the City of Hope Construction Industry Alliance and board member of the Assessment and Treatment Services Center (ATSC), a non-profit family counseling organization. Mr. Wittenberg received a B.A. in business economics from UCLA.
The biographies of the executive officers who are not directors are as follows:
Shaun Hanner, 38, Chief Operating Officer
Mr. Hanner was appointed Chief Operating Officer in August 2007, was appointed as SMM’s Chief Operating Officer in March of 2007 and is responsible for all of our operations. Prior to that, he was SMM’s chief technology officer from 2000 and as such was responsible for technical operations and product development for SMM. From 1998 to 2000, Mr. Hanner held the position of business manager within SMM. Mr. Hanner developed SMM’s Direct IntelligenceTM software, a proprietary contact management and product configuration and distribution system. He is also the chief designer and architect of SMM’s e-commerce website. Before joining SMM, he co-founded Rimrock Technologies, a custom application development and vertical market software company. He holds a B.A. degree in communications from Eastern Montana College.
Juan C. Perez, 41, Chief Financial Officer
Mr. Perez has been our Chief Financial Officer, Secretary and Treasurer since August 2007 and SMM’s Chief Financial Officer, Secretary and Treasurer since June 2007. For seven years prior to joining the SMM, Mr. Perez served as the vice president, controller and principal accounting officer of Quovadx, Inc, a public company with revenues approaching $100 Million. Mr. Perez has managed external reporting functions with several public companies including Qwest, Inc.

and Coors Ceramics Company. Mr. Perez started his career with Price Waterhouse in their high technology group. He received his B.A. in Accounting from the University of Colorado at Boulder and is a licensed CPA in the State of Colorado.
EXECUTIVE COMPENSATION
The following table provides information concerning the compensation of the Company’s Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers (the “Named Executive Officers”) for the fiscal years indicated in column B of the table. For a complete understanding of the table, please read the narrative disclosures that follow the table.
Summary Compensation Table*

							H
						G	Nonqualified
					F	Non-Equity	Deferred	I
				E	Option	Incentive Plan	Compensation	All Other	J
A	B	C	D	Stock	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	Salary ($)	Bonus ($)	Awards	($)	($)	($)	($)	($)
Rudolph (Tré) A. Cates III,	2006	$100,250	$15,050	—	$34,000	—	—	—	$149,300
Chief Executive Officer[1]	2005	88,667	20,070	—	—	—	—	—	108,737

Patrick Hanner,	2006	$103,746	$15,050	—	$18,750	—	—	—	$137,546
Chief Operating Officer[2]	2005	90,415	3,858	—	—	—	—	—	94,273

Roger Haston, Former	2006	$98,916	15,050	—	$18,750	—	—	—	$132,716
Chief Financial Officer[3]	2005	63,333	1,609	—	105,000	—	—	—	169,942

*	In August 2007, Alan Treibitz resigned from his position as our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, as well as his position as a member of our board of directors. For the twelve months ended March 31, 2007, Mr. Treibitz received as compensation $166,532 in cash and 556 post-split, post-exchange shares of our common stock. For the twelve months ended March 31, 2006, Mr. Treibitz received $163,654 of compensation comprised of $162,750 as salary and $904 as bonus.

Also in August 2007, Stephanie Kelso resigned from her position as our President, as well as her position as a member of our board of directors. For the twelve months ended March 31, 2007, Ms. Kelso received as compensation $139,854 in cash and 4,722 post-split, post-exchange shares of our common stock. For the twelve months ended March 31, 2006, Ms. Kelso received $137,258 of compensation comprised of $136,500 as salary and $758 as bonus.

[1]	Mr. Cates was appointed Chief Executive Officer of the Company in August 2007 in conjunction with the closing of the Stock Exchange. The information set forth in the table regarding Mr. Cates reflects compensation Mr. Cates earned as Chief Executive Officer of SMM, our wholly-owned subsidiary, during its fiscal years ended December 31, 2006 and 2005.

[2]	Mr. Hanner was appointed Chief Operating Officer of the Company in August 2007 in conjunction with the closing of the Stock Exchange. The information set forth in the table regarding Mr. Hanner reflects compensation he earned as Chief Operating Officer of SMM, our wholly-owned subsidiary, during its fiscal years ended December 31, 2006 and 2005.

[3]	Mr. Haston resigned from his position as Chief Financial Officer of SMM, our wholly-owned subsidiary, in 2007. The information set forth in the table regarding Mr. Haston reflects compensation he earned as Chief Financial Officer of SMM during its fiscal years ended December 31, 2006 and 2005.
Except as set forth above, no cash compensation, deferred compensation, equity compensation or long term incentive plan awards were issued or granted to the Company’s management during the relevant fiscal years.
Salary (Column C)
The amounts reported in column C represent base salaries paid to each of the Named Executive Officers for the relevant fiscal year.
Bonus (Column D)
The amounts reported in column D represent the cash bonuses paid each of the Named Executive Officers for the relevant fiscal year.
Option Awards (Column F)
The amounts reported in column F represent the dollar amount of stock option awards recognized for each of the Named Executive Officers as compensation costs for financial reporting purposes (excluding forfeiture assumptions) in accordance with FAS 123(R) for the relevant fiscal years.
Effective January 1, 2006, we adopted the provisions of SFAS No. 123(R), which requires the measurement and recognition of compensation expense for all share-based payment awards (including stock options) made to employees and directors based on estimated fair value. We previously accounted for the stock options under the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure.
The fair value of each option award is estimated on the date of grant using the Black-Scholes valuation model that uses the assumptions noted in the following table. Expected volatilities are based on implied volatilities from similar companies that operate within the same industry sector index. The Company calculated the historical volatility for each comparable company to come up with an expected average volatility and then adjusted the expected volatility based on factors such as historical stock transactions, major business transactions, and industry trends. The expected terms of the options are estimated based on factors such as vesting periods, contractual expiration dates and historical exercise behavior. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END*
The following table provides information concerning the unexercised stock options outstanding for each of the Named Executive Officers as of December 31, 2006, as applicable.

	Option Awards					Stock Awards
									J
									Equity
			D					I	Incentive
			Equity					Equity Incentive	Plan Awards:
			Incentive				H	Plan Awards:	Market or
	Number of		Plan Awards:			G	Market	Number of	Payout Value
	Securities		Number of			Number of	Value of	Unearned	of Unearned
	Underlying		Securities			Shares or	Shares or	Shares, Units	Shares, Units
	Unexercised		Underlying	E		Units of	Units of	or Other	or Other
	Options		Unexercised	Option	F	Stock That	Stock That	Rights That	Rights That
	(#)		Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
A	B	C	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)
Rudolph (Tré) A. Cates III,	554,899	554,899	—	$0.28	01/30/2009	—	—	—	—
Chief Executive Officer[1]	44,392	44,392	—	$0.83	02/28/2011	—	—	—	—

Patrick Hanner,	359,527	359,527	—	$0.28	01/30/2009	—	—	—	—
Chief Operating Officer[2]	27,745	27,745	—	$0.75	10/27/2013	—	—	—	—

Roger Haston, Former	155,372	155,372	—	$0.75	01/01/2014	—	—	—	—
Chief Financial Officer[3]	27,745	27,745	—	$0.75	10/27/2013	—	—	—	—

*	In August 2007, Alan Treibitz resigned from his position as our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, as well as his position as a member of our board of directors, and Stephanie Kelso resigned from her position as our President, as well as her position as a member of our board of directors.

[1]	Mr. Cates was appointed Chief Executive Officer of the Company in August 2007 in conjunction with the closing of the Stock Exchange. The information set forth in the table regarding Mr. Cates reflects outstanding equity awards Mr. Cates earned as Chief Executive Officer of SMM, our wholly-owned subsidiary, during its fiscal year ended December 31, 2006.

[2]	Mr. Hanner was appointed Chief Operating Officer of the Company in August 2007 in conjunction with the closing of the Stock Exchange. The information set forth in the table regarding Mr. Hanner reflects outstanding equity awards he earned as Chief Operating Officer of SMM, our wholly-owned subsidiary, during its fiscal year ended December 31, 2006.

[3]	Mr. Haston resigned from his position as Chief Financial Officer of SMM, our wholly-owned subsidiary, in July 2007. The information set forth in the table regarding Mr. Haston reflects outstanding equity awards he earned as Chief Financial Officer of SMM during its fiscal year ended December 31, 2006.

DIRECTOR COMPENSATION

					Change
					in Pension
					Value and
					Nonqualified
				Non-Equity	Deferred
	Fees Earned or			Incentive Plan	Compensation	All Other
	Paid in Cash	Stock Awards	Option Awards	Compensation	Earnings	Compensation	Total
Name+	($)	($)	($)	($)	($)	($)	($)
Rudolph (Tré) A. Cates III,	—	—	—	—	—	—	—
Director, Chief Executive Officer and President

John Blackman,	$12,000	—	$3,648	—	—	—	$15,648
Director and Chairman of the Board

Mark Crossen, Director	—	—	2,040	—	—	—	2,040

Mickey Fain, Director	—	—	2,285	—	—	—	2,285

Steven King, Director	—	—	—	—	—	—	—

Chong Man Lee, Director	—	—	2,285	—	—	—	2,285

Eric A. Wittenberg, Director	—	—	2,285	—	—	—	2,285

+	Prior to the closing of the Stock Exchange, Steven H. Cohen, Alan Treibitz, Stephanie Kelso, Marilyn T. Heller, Marvin A. Davis and James E. Pacottie, Jr., were the members of our board of directors. Concurrent with the closing of the Stock Exchange, these individuals resigned from our board of directors. For the twelve months ended March 31, 2007, we compensated board members Marvin Davis and James E. Pacotti, Jr. $5,000 for their service on the board and $1,500 each per board meeting that they attended. Similarly, we compensated board members Steven Cohen and Marilyn Heller $2,000 for their service on the board and $500 each per board meeting that they attended. In addition, we issued to these individuals options to purchase an aggregate of 6,667 post-split, post-exchange shares of our common stock for the twelve months ended March 31, 2007. Pursuant to the terms of the Stock Exchange Agreement, these options became fully exercisable upon the closing of the Stock Exchange. For the twelve months ended March 31, 2007, we did not compensate board members Alan Treibitz and Stephanie Kelso for their service on the board.

Messrs. Cates, Blackman, Crossen, Fain, King, Lee and Wittenberg were appointed directors of the Company in August 2007 in conjunction with the closing of the Stock Exchange. Prior to the closing of the Stock Exchange, each individual was, and continues to be, a director of SMM, our wholly-owned subsidiary. The information set forth in the table reflects compensation received by these individuals for SMM’s fiscal year ended December 31, 2006 for his role as director of SMM.
Director Independence
The Board affirmatively determines the independence of each Director and nominee for election as a Director; and has adopted the independence standards of the NASDAQ Capital Market, LLC. At this time, the Board has determined that each of the following non-employee Directors is independent and has no relationship with the Company, except as a Director and stockholder of the Company: John Blackman, Mark Crossen, Chong Man Lee, Eric Wittenburg, Mickey Fain and Camillo Martino.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of shares of Silicon Mountain Holdings common stock as of October 23, 2007, unless otherwise indicated, (i) individually by the chief executive officer and each of the other executive officers of Silicon Mountain Holdings and by each director of Silicon Mountain Holdings, (ii) by all executive officers and directors of Silicon Mountain Holdings as a group, and (iii) by each person known to Silicon Mountain Holdings to be the beneficial owner of more than five percent of the outstanding shares of Silicon Mountain Holdings common stock. Except as noted in the footnotes below, each of the persons listed has sole investment and voting power with respect to the shares indicated. The information in the table is based on information available to Silicon Mountain Holdings. The total number of shares of common stock outstanding on October 23, 2007 was 5,457,064. The business address of each of the individuals is 4755 Walnut Street, Boulder, Colorado 80301, except as otherwise noted.

	Number of Shares	Percentage of
	Beneficially	Common Stock
Beneficial Owner[1]	Owned	Outstanding
Rudolph (Tré) A. Cates III† [2]	1,467,431	24.47%
Patrick Hanner† [3]	694,318	11.88%
John Blackman [4]	178,955	3.24%
Mark Crossen [5]	2,296,032	41.60%
Chong Man Lee [6]	18,867	*
Eric Wittenburg [7]	15,537	*
Mickey Fain [8]	43,282	*
Steve King [9]	*	*
Camillo Martino[10]	N/A	* N/A
Juan Perez†	*	*
All directors and executive officers as a group (ten persons)[11]	4,718,172	70.94%
Roger Haston	443,919	8.13%

†	Named executive officer.

*	Less than 1% of the outstanding common stock.

[1]	“Beneficial ownership” is defined in the regulations promulgated by the SEC as (A) having or sharing, directly or indirectly (i) voting power, which includes the power to vote or to direct the voting, or (ii) investment power, which includes the power to dispose or to direct the disposition, of shares of the common stock of an issuer; or (B) directly or indirectly creating or using a trust, proxy, power of attorney, pooling arrangement or any other contract, arrangement or device with the purpose or effect of divesting such person of beneficial ownership of a security or preventing the vesting of such beneficial ownership. Unless otherwise indicated, the beneficial owner has sole voting and investment power.

[2]	Mr. Cates’ shares of common stock include currently exercisable stock options to purchase 599,291 shares at exercise prices ranging from $0.28 to $0.83 until various dates in 2009 and 2011.

[3]	Mr. Hanner’s shares of common stock include currently exercisable stock options to purchase 387,272 shares at exercise prices ranging from $0.28 to $0.75 until various dates in 2009 and 2013.

[4]	Mr. Blackman’s shares of common stock include currently exercisable stock options to purchase 61,250 shares at an exercise price of $0.28 to $0.75 until February 28, 2011.

[5]	Mr. Crossen’s shares of common stock include (a) 480,000 shares of common stock held by RayneMark Investments LLC, of which Mr. Crossen is the executive director and majority owner, (b) currently exercisable stock options to purchase 12,500 shares at $0.75 until April 20, 2011 and (c) currently exercisable warrants held by RayneMark Investments LLC to purchase 50,000 shares at an exercise price of $1.00 until June 1, 2013.

[6]	Mr. Lee’s shares of common stock include currently exercisable stock options to purchase 17,000 shares at an exercise price of $0.28 and $0.75 until April 20, 2011.

[7]	Mr. Whittenberg’s shares of common stock include currently exercisable stock options to purchase 14,000 shares at an exercise price of $0.75 until February 28, 2011.

[8]	Mr. Fain’s shares of common stock include currently exercisable stock options to purchase 14,000 shares at an exercise price of $0.75 until February 28, 2011.

[9]	Mr. King holds an option to purchase 145,000 shares of common stock with an exercise price $1.33, which is not exercisable within the next 60 days but will vest at various dates in 2008, 2009 and 2010.

[10]	On October 1, 2007, Mr. Martino was granted 3,750 restricted shares of our common stock, which will vest fully on December 31, 2007.

[11]	Includes 1,093,750 shares of common stock subject to options and warrants exercisable within the next 60 days.
CERTAIN TRANSACTIONS AND RELATIONSHIPS
On September 27, 2007, our board of directors approved a plan of annual compensation for our non-employee directors, as well as members of the board’s audit and compensation committees effective immediately. Pursuant to the plan, each member of our board annually will receive 10,000 restricted shares of our common stock. The Chairman of our board of directors will receive $1,000 monthly and an annual issuance of 25,000 restricted shares of our common stock. The Chairman of the audit committee annually will receive $5,000 cash and 10,000 restricted shares of our common stock. All other audit committee members annually will receive $2,500 in cash and 5,000 restricted shares of our stock. The Chairman of the compensation committee will receive $3,000 in cash and 5,000 restricted shares of our common stock, and all other compensation committee members annually will receive $1,500 in cash and 2,500 restricted shares of our common stock. The restricted shares of our common stock issued to directors pursuant to this plan will vest on the last day of the fiscal year in which they were granted. Other than Mr. Camillo Martino, each of our non-employee directors will forgo compensation pursuant to this plan for the fiscal year ending December 31, 2007 in lieu of compensation earned for participating on SMM’s board. On October 1, 2007, we issued to Mr. Martino, who on September 27, 2007 was appointed to serve as a member of our board of directors beginning on October 1, 2007, 3,750 restricted shares of our common stock, and will pay him $650, pursuant to this plan for his services as a director of the Company.
Z-AXIS — Prior to the Stock Exchange
Prior to the Stock Exchange, and as described above in the section titled “Market for Our Common Stock and Related Stockholder Matters — Bylaws and Applicable Provisions of Colorado Law,” Z-Axis entered into indemnification agreements with its directors and executive officers. Prior to the Stock Exchange, the Purchasing LLC assumed Z-Axis’ obligations under these indemnification agreements.
As more fully described in our Definitive Joint Proxy Statement, prior to the closing of the Stock Exchange, our principal business was to develop and produce video, computer-generated graphics and multimedia presentations used principally in litigation support services. Immediately prior to the Stock Exchange, Z-Axis LLC, a Colorado limited liability company and our then wholly-owned subsidiary, held all of our assets, subject to all of our liabilities. Concurrent with the closing of the Stock Exchange, we sold all of the 1,000 outstanding membership interests in Z-Axis LLC to a limited liability company formed by Mr. Alan Treibitz, Ms. Stephanie S. Kelso and Mr. Raymond Hauschel (the “Purchasing LLC”) pursuant to the LLC Interest Sale Agreement dated as of June 30, 2006, between the Company and the Purchasing LLC. The LLC Interest Sale Agreement was filed as an annex to our Definitive Joint Proxy Statement on Schedule 14A filed by the Company with the Securities and Exchange Commission on July 24, 2007. Mr. Treibitz and Ms. Kelso were members of our Board of Directors prior to the closing of the Stock Exchange, and were our chief executive officer and president, respectively, prior to the closing of the Stock Exchange. The purchase price paid by the Purchasing LLC for the Z-Axis LLC membership interests was $300,000, payable in a combination of $60,000 cash, 33,457 post-split shares of stock of the Company, and a promissory note in the face amount of $150,000.
Between April 1, 2006 and the closing of the Stock Exchange, Z-Axis granted as compensation to its directors and officers options to purchase an aggregate of 18,603 post-split shares of Z-Axis. All Z-Axis options held by directors and officers vested upon the change in control of Z-Axis that occurred on the closing of the Stock Exchange. In accordance with the terms of the Stock Exchange Agreement, all options held by Z-Axis’ directors, officers and employees at the closing of the Stock Exchange automatically were extended on the closing of the Stock Exchange so as to have a uniform expiration date that is five years from the date of the closing of the Stock Exchange.
SMM — Prior to the Stock Exchange
On August 10, 2007, SMM’s board of directors approved a plan of annual compensation for its non-employee members, as well as the members of its audit and compensation committees to be effective as of July 1, 2007. Pursuant to the plan, each non-employee member of SMM’s board of directors annually will receive 10,000 restricted shares of SMM’s common stock. The Chairman of SMM’s board of directors will receive $1,000 monthly and an annual issuance of 25,000 restricted shares of SMM’s common stock. The Chairman of the audit committee annually will receive $5,000 cash and 10,000 restricted shares of SMM’s common stock. All other audit committee members annually will receive $2,500 in cash and 5,000 restricted shares of SMM’s common stock. The Chairman of the compensation committee annually will receive $3,000 in cash and 5,000 restricted shares of SMM’s common stock, and all other compensation committee members annually will receive $1,500 in cash and 2,500 restricted shares of SMM’s common stock. The restricted shares of SMM’s common stock issued to directors pursuant to this plan will vest on the last day of the fiscal year in which they were granted. Based on the foregoing, on August 31, 2007, SMM paid its directors the following amounts:

Shares of
SMM
Restricted
Stock
Name	Granted
Rudolph (Tré) A. Cates III, Director, Chief Executive Officer and President	—

John Blackman, Director and Chairman of the Board	12,500

Mark Crossen, Director	5,000

Mickey Fain, Director	8,750

Steven King, Director	5,000

Chong Man Lee, Director	10,000

Eric A. Wittenberg, Director	7,500
Juan Perez was appointed SMM’s Chief Financial Officer, Secretary and Treasurer effective June 7, 2007. Pursuant to Mr. Perez’s terms of employment, SMM is obligated to pay him a monthly base salary of $11,666.66. Mr. Perez is eligible to participate in SMM’s Annual Bonus Compensation Plan, which makes Mr. Perez eligible to receive up to 35% of his base salary paid on December 31st of each year based on the performance of SMM’s business. In July 2007, Mr. Perez received from SMM an incentive stock option to purchase 100,000 shares of common stock, which, in accordance with the terms of the Stock Exchange Agreement, converted into an option to purchase 110,980 shares of Silicon Mountain Holdings common stock concurrent with the Stock Exchange, with an exercise price equal to the fair market value of SMM’s common stock on the date of grant. The option will vest 33% on each of the first, second and third anniversaries of the grant date and have a term of ten years. Mr. Perez is also eligible to receive a moving allowance of $5,000 and is eligible to participate in SMM’s employee benefits plans.
On February 1, 2007, SMM entered into a Professional Services Agreement with Steven King, who became a member of SMM’s board of directors on April 27, 2007. The agreement was subsequently amended on March 24, 2007. Pursuant to the agreement, as amended, Mr. King is to provide certain business consulting services to SMM in exchange for a consulting fee of $8,000 per month plus $1,000 per month, which latter amount is to cover miscellaneous expenses and healthcare costs, and the grant of a stock option to purchase 145,000 shares of common stock, which, in accordance with the terms of the Stock Exchange Agreement, converted into 160,921 shares of Silicon Mountain Holdings common stock concurrent with the Stock Exchange, at an exercise price of $1.33 per share vesting 20% on the first anniversary of the date of the agreement, 30% on the second anniversary and 50% on the third anniversary. The foregoing stock options were issued pursuant to the SMM stock incentive plan. SMM has also agreed to reimburse Mr. King for certain expenses incurred as a result of providing the services contemplated by the agreement. The agreement is cancellable upon 15 days notice by either party.
In November 2006, the SMM board of directors approved the payment of $1,000 per month to the Chairman of its board as compensation for the Chairman’s service. These payments began in November 2006. During the year ended December 31, 2006, SMM paid $2,000 in the aggregate to the Chairman of its board.
In June 2006, SMM borrowed $100,000 from RayneMark Investments, LLC (“RayneMark”), of which Mark Crossen, is a majority owner, pursuant to a secured promissory note (the “RayneMark Note”). Mr. Crossen is as member of the board of directors of each of Silicon Mountain Holdings and SMM. The deemed annual interest rate, based upon the value of the securities issued in consideration of the RayneMark Note, was 10.74%. On September 22, 2006, SMM issued 60,000 shares of its common stock to three accredited investors, and, on September 26, 2006, the proceeds of the issuance, together with other funds, were used to repay the outstanding balance and accrued interest under the RayneMark Note in full. In conjunction with the issuance of the note, SMM also issued to RayneMark a warrant to purchase 50,000 shares of SMM’s common stock, which, in accordance with the terms of the Stock Exchange Agreement, converted into 55,490 shares of Silicon Mountain Holdings common stock concurrent with the Stock Exchange, at an exercise price of $1.00 per share and which is exercisable on or before June 1, 2013.
In fiscal years 2005 and 2004, SMM had borrowings outstanding from Mark Crossen and John Blackman, both of whom are directors of Silicon Mountain Holdings and SMM, of $150,047 (the “Crossen Loan”) and $436,406, respectively. In May 2005, Mr. Blackman agreed to convert $300,000 in principal amount of borrowings into equity of SMM at a conversion price of $.50 per share of SMM common stock. Additionally, in 2004, Mr. Blackman forgave $131,269 in interest then owed to him for prior borrowings made by SMM. The balance on the Crossen Loan, together with the accrued interest as of June 30, 2006, was $152,488. The Crossen Loan is subordinated to the debt financing obtained by SMM in connection with the Vision Computing acquisition. The deemed annual interest rate based upon the value of the securities issue in consideration of the Crossen Loan is 10.47%.
In fiscal year 2005, SMM loaned $10,000 to Patrick Hanner, Silicon Mountain’s chief operating officer. During fiscal year 2006, SMM loaned an additional $22,655 to Mr. Hanner. On August 27, 2007, this loan, including accrued interest, was repaid in full in the amount of $31,280. The terms of the loan included interest of 5% per year and payments of 50% of the annual bonus received by Mr. Hanner, with the balance due in December 2008.
LEGAL MATTERS
The legality of the common stock included in this prospectus has been passed upon for us by our legal counsel, Patton Boggs LLP, Denver, Colorado. Attorneys employed by that firm own a total of 66,588 shares of our common stock.
EXPERTS
Our consolidated financial statements as of and for each of the years in the two-year period ended December 31, 2006 included in this document have been audited by Hein & Associates LLP, an independent registered public accounting firm, as indicated in their report with respect thereto, which is included in this document in reliance upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Z-Axis Corporation as of and for each of the years in the two-year period ended March 31, 2007 included in this document have been audited by Ehrhardt Keefe Steiner & Hottman P.C., an independent registered public accounting firm, as indicated in their report with respect thereto, which is included in this document in reliance upon the authority of said firm as experts in accounting and auditing.
The financial statements of VCI Vision Computers, Inc. as of and for each of the years in the two-year period ended December 31, 2005 included in this document have been audited by Ronald R. Chadwick, P.C., an independent registered public accounting firm, as indicated in their report with respect thereto, which is included in this document in reliance upon the authority of said firm as experts in accounting and auditing.
DISCLOSURE OF COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
Our bylaws provide that our officers and directors will be indemnified to the full extent allowed by law against all expenses and liabilities of any claim or suit, including securities violations, unless a finding of willful misfeasance or malfeasance in the performance of that person’s duties is found by a court of law. Insofar as the indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons pursuant to the foregoing or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form SB-2 under the Securities Act covering the securities offered by this prospectus. This prospectus, which constitutes a part of that registration statement, does not contain all of the information that you can find in that registration statement and its exhibits. Certain items are omitted from this prospectus in accordance with the rules and regulations of the SEC. For further information about us and the common stock offered by this prospectus, reference is made to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus and any prospectus supplement as to the contents of any contract or other document referred to are not necessarily complete and in each instance such statement is qualified by reference to each such contract or document filed as part of the registration statement. We are currently subject to the information and reporting requirements of the Exchange Act, and therefore are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read any materials we file with the SEC free of charge at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Copies of all or any part of these documents may be obtained from such office upon the payment of the fees prescribed by the SEC. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov. The registration statement, including all exhibits thereto and amendments thereof, has been filed electronically with the SEC.
You should rely only on the information provided in this prospectus, any prospectus supplement or as part of the registration statement filed on Form SB-2 of which this prospectus is a part, as such registration statement is amended and in effect with the SEC. We have not authorized anyone else to provide you with different information. We are not making an offer to sell these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of those documents.

Silicon Mountain Holdings, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Stockholders
Z-Axis Corporation
Greenwood Village, Colorado
We have audited the accompanying balance sheets of Z-Axis Corporation as of March 31, 2007 and 2006, and the related statements of operations, changes in stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Z-Axis Corporation as of March 31, 2007 and 2006, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Ehrhardt Keefe Steiner & Hottman PC
Ehrhardt Keefe Steiner & Hottman PC

June 20, 2007
Denver, Colorado

Z-AXIS CORPORATION
BALANCE SHEETS

	March 31,
	2007	2006
ASSETS
Current assets
Cash	$13,393	$75,722
Accounts receivable, net of allowance of $47,130 (2006) and $56,573 (2006)	944,473	1,127,839
Other current assets	25,713	52,024

Total current assets	983,579	1,255,585

Non-current assets
Property and equipment, net	98,752	97,995
Restricted cash (Note 8)	25,196	36,288
Deposits	27,983	28,468
Deferred income taxes	312,000	344,000

Total non-current assets	463,931	506,751

Total assets	$1,447,510	$1,762,336

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Line-of-credit	$145,000	$170,000
Accounts payable	173,683	105,043
Accrued expenses	197,409	185,662
Deferred revenue	52,409	33,000
Deferred income taxes	204,000	315,000
Current portion of capital lease obligations	5,370	14,863

Total current liabilities	777,871	823,568
Capital lease obligations, less current portion	—	5,370
Deferred rent	117,415	80,954

Total liabilities	895,286	909,892

Commitments
Stockholders’ equity
Common stock, $.001 par value, 10,000,000 shares authorized, 3,825,000 shares issued and outstanding	3,825	3,825
Additional paid-in capital	1,473,701	1,446,671
Accumulated deficit	(925,302)	(598,052)

Total stockholders’ equity	552,224	852,444

Total liabilities and stockholders’ equity	$1,447,510	$1,762,336
See notes to financial statements.

Z-AXIS CORPORATION
STATEMENTS OF OPERATIONS

	For the Years Ended
	March 31,
	2007	2006
Net sales	$3,226,496	$2,945,190

Operating expenses
Production	1,320,160	1,361,843
Research and development	90,192	109,968
General and administrative	1,316,161	943,193
Marketing	845,353	930,927
Depreciation and amortization	46,189	61,278
Amortization of software development costs	—	52,621

Total operating expenses	3,618,055	3,459,830

Loss from operations	(391,559)	(514,640)

Other income (expense)
Interest income (expense), net	(21,705)	6,882
Other income	8,279	2,531

Total other income (expense)	(13,426)	9,413

Loss before income taxes	(404,985)	(505,227)
Income tax benefit	77,735	80,579

Net loss	$(327,250)	$(424,648)

Weighted average common shares outstanding:
Basic	3,825,000	3,825,000

Diluted	3,825,000	3,825,000

Basic loss per common share	$(0.09)	$(0.11)

Diluted loss per common share	$(0.09)	$(0.11)

See notes to financial statements.

Z-AXIS CORPORATION
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED MARCH 31, 2007 AND 2006

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balance — March 31, 2005	3,825,000	$3,825	$1,446,671	$(173,404)	$1,277,092
Net loss	—	—	—	(424,648)	(424,648)

Balance — March 31, 2006	3,825,000	3,825	1,446,671	(598,052)	852,444
Net loss	—	—	—	(327,250)	(327,250)
Compensation expense from stock option grants	—	—	27,030	—	27,030

Balance — March 31, 2007	3,825,000	$3,825	$1,473,701	$(925,302)	$552,224

See notes to financial statements.

Z-AXIS CORPORATION
STATEMENTS OF CASH FLOWS

	For the Years Ended
	March 31,
	2007	2006
Cash flows from operating activities
Net loss	$(327,250)	$(424,648)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation	46,189	61,278
Amortization of software development costs	—	52,621
Stock based compensation	27,030	—
Gain on sale of equipment	(4,517)	—
Allowance for doubtful accounts	(9,442)	14,713
Deferred income taxes	(79,000)	(83,000)
Changes in assets and liabilities
Accounts receivable	192,808	(644,510)
Other current assets	26,311	5,796
Deposits	485	(16)
Accounts payable	68,640	66,904
Accrued expenses	11,747	83,265
Deferred revenue	19,409	(2,500)
Deferred rent	36,461	33,892

	336,121	(411,557)

Net cash provided by (used in) operating activities	8,871	(836,205)

Cash flows from investing activities
Purchase of property and equipment	(46,770)	(29,987)
Proceeds from sale of equipment	4,341	—

Net cash used in investing activities	(42,429)	(29,987)

Cash flows from financing activities
Decrease in restricted cash	11,092	24,735
Net (payments)/borrowing on line-of-credit	(25,000)	170,000
Capital lease principal payments	(14,863)	(14,200)

Net cash (used in) provided by financing activities	(28,771)	180,535

Net decrease in cash	(62,329)	(685,657)
Cash — beginning of year	75,722	761,379

Cash — end of year	$13,393	$75,722

Supplemental disclosure of cash flow information:
The Company paid $22,187 and $7,442 for interest for the years ended March 31, 2007 and 2006, respectively
See notes to financial statements.

Notes to Financial Statements
Note 1 — Description of Business and Summary of Significant Accounting Policies
Z-Axis Corporation, (the Company), was incorporated under the laws of the State of Colorado on May 16, 1983. The Company is engaged in consulting and presentation services. The primary market for the Company’s products and services is the litigation industry. These services include the strategic analysis of complex litigation issues, the design of demonstrative evidence, the production of such evidence and courtroom presentation. In addition, the Company has developed an electronic image presentation system for use in the courtroom called “VuPoint”. The services are provided through its headquarters and production facility in Denver, Colorado and its satellite sales offices in New York City, Washington D.C., Chicago, San Francisco and London.
Concentrations of Credit Risk
Financial instruments, which potentially subject the Company to concentration of credit risk consist principally of cash and trade accounts receivable. The Company places its temporary cash investments with what management believes are high quality financial institutions. Concentrations of credit risk with respect to trade accounts receivable are limited due to the Company’s periodic credit evaluations of its significant customers’ financial condition and their dispersion across geographic areas and different types of litigation proceedings.
Accounts Receivable
The Company extends unsecured credit to its customers in the ordinary course of business, but mitigates the associated credit risk by performing credit checks and actively pursuing past due accounts. Amounts determined to be uncollectible are expensed in the period such determination is made. The provision for uncollectible amounts is continually reviewed and adjusted to maintain the allowance for doubtful accounts at a level considered adequate to cover future losses. The allowance is management’s best estimate of uncollectible amounts and is determined based on historical performance that is tracked by the Company on an ongoing basis. The Company will write off all uncollectible accounts after all collection efforts have failed. The losses ultimately incurred could differ materially in the near term from the amounts estimated in determining the allowance.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of sales and expenses during the reporting period. Actual results could differ from those estimates.
Property and Equipment
Property and equipment is stated at cost. Equipment under capital leases is valued at the lower of fair market value or net present value of the minimum lease payments at inception of the lease. Depreciation is provided utilizing the straight-line method over the estimated useful lives for owned assets, ranging from 2 to 7 years, and the related lease terms for leasehold improvements and equipment under capital leases.
Software Development Costs
The Company applies the provisions of Statement of Position 98-1, “Accounting for Costs of Computer Software Developed for Internal Use.” The Company accounts for costs incurred in the development of computer software as software research and development costs until the preliminary project stage is completed. Direct costs incurred in the development of software are capitalized once the preliminary project stage is completed, management has committed to funding the project and completion and use of the software for its intended purpose are probable. The Company ceases capitalization of development costs once the software has been substantially completed and is ready for its intended use. Software development costs are amortized over their estimated useful lives which are reflective of the Company’s estimate of the expected revenues derived from the use of the software. Costs associated with upgrades and enhancements that result in additional functionality are capitalized.
Long-Lived Assets
The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recovered. The Company looks to the undiscounted future cash flows in its assessment of whether or not long-lived assets have been impaired.
Fair Value of Financial Instruments
The carrying amounts of financial instruments including cash, receivables, accounts payable and accrued expenses approximated fair value as of March 31, 2007 because of the relatively short maturity of these instruments.
The carrying amounts of notes payable and debt issued approximated fair value as of March 31, 2007 because interest rates on these instruments approximate market interest rates.
Stock Options
On April 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,”(“SFAS 123(R)”) which requires companies to measure all employee stock-based compensation awards using a fair value method and record such expense in their consolidated financial statements. SFAS 123(R) focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123(R) does not change the accounting guidance for share-based payment transactions with parties other than employees provided in SFAS 123. In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (“SAB 107”) relating to SFAS 123(R). The Company has applied the provisions of SAB 107 in its adoption of SFAS 123(R) to its valuation methods.
The Company adopted SFAS No. 123(R) using the modified prospective transition method, which requires recognition of expense for all awards granted after the date of adoption and for the unvested portion of previously granted awards outstanding as of the date of adoption. In accordance with the modified prospective transition method, the Company’s consolidated financial statements for periods prior to the date of adoption have not been restated to reflect, and do not include, the impact of SFAS 123(R). The Company estimates the fair value of stock option awards on the date of grant using the Black-Scholes options pricing model. Stock-based compensation expense recognized under SFAS 123(R)for the twelve months ended March 31, 2007 was $27,030, which consisted of compensation expense related to employee stock options based on the value of the portion of share-based payment awards that is ultimately expected to vest during the period. Stock-based compensation expense related to employee stock options disclosed but not recognized in the financial statements for the twelve months ended March 31, 2006 was $7,922. As of March 31, 2007, total unamortized stock-based compensation cost related to non-vested stock options, net of expected forfeitures, was approximately $36,000, which is expected to be recognized over two fiscal years.
SFAS No. 123(R) requires companies to estimate the fair value of stock options on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Company’s condensed consolidated statement of operations. Prior to the adoption of SFAS No. 123(R), the Company accounted for stock-based awards to employees and directors using the intrinsic value method in accordance with APB No. 25 as allowed under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS No. 123). Under the intrinsic value method, compensation expense for stock option grants issued to employees was recorded to the extent the fair market value of the stock on the date of grant exceeds the option price.
Prior to adoption of SFAS No. 123(R) on April 1, 2006, the Company followed SFAS No. 123 which allowed for the continued measurement of compensation cost for such plans using the intrinsic value based method prescribed by APB Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”), provided that pro forma results of operations were disclosed for those options granted under the fair value method. Accordingly, the Company accounted for stock options granted to employees and directors of the Company under the intrinsic value method. Had the Company reported compensation costs as determined by the fair value method of accounting for option grants to employees and directors, net income and net income per common share would approximate the following pro forma amounts (in thousands, except per share amounts):

For the Year
Ended
March 31,
2006
Net (loss) income as reported	$(424,648)
Total stock-based compensation expense, determined under fair value accounting, net of tax effects	(7,922)

Pro forma net (loss) under SFAS 123	$(432,570)

Basic and diluted net (loss) income per common share:
As reported	$(0.11)
Pro forma	$(0.11)
Assumptions:
Dividend yield	—
Volatility factor	79.5% and 349%
Risk free interest rate	4.78% and 4.8%
Expected life of options (in years)	5 and 10
The weighted average fair value of options granted during the year ended March 31, 2006 was $0.46 (Note 6.)
Non-Qualified Stock Options and Non-Plan Options
The exercise price of each non-qualified stock option granted under the Plan and non-plan options is equal to the market price of the Company’s stock on the date of grant or market price plus 10%, if the grantee owns more than 10% of the Company’s outstanding stock. Stock options granted under the Plan and non-plan options have either 5 or 10 year terms and vest ratably over 3 years. Under SFAS No. 123(R), the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The expense for non-vested stock options will be recognized as those options become vested.
Revenue and Cost Recognition
The Company generates sales primarily from hourly-rate contracts with its customers. Some of the sales are generated by work with government agencies that require fixed-price contracts and are negotiated periodically to allow for changes in the amount and scope of work. Sales revenue generated from hourly-rate and fixed-price contracts is recognized as services are performed. Sales revenue is determined by the contract billing rates and the time incurred to perform the service plus reimbursable expenses. Expenses are determined by actual costs incurred.
Advertising Costs
The Company expenses advertising costs as incurred.
Research and Development Costs
Expenditures made for research and development are charged to expense as incurred.
Income Taxes
The Company recognizes deferred tax liabilities and assets based on the differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years. The Company’s temporary differences result primarily from the cash-basis treatment of certain assets and liabilities for tax purposes, net operating loss carryforwards and property and equipment.

Basic and Diluted (Loss) Income Per Common Share
Basic (loss) income per share is computed by dividing net (loss) income by the number of weighted average common shares outstanding during the year. Diluted (loss) income per share is computed by dividing net (loss) income by the number of weighted average common shares outstanding during the year, including potential common shares, which consisted of stock options. At March 31, 2007, the Company had 473,706 options outstanding that were anti-dilutive.
Comprehensive Income
The Company has adopted SFAS No. 130, “Reporting Comprehensive Income”. The statement establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be disclosed in the financial statements. Comprehensive income is defined as the change in equity during a period from transactions and other events from non-owner sources. Comprehensive income is the total of net income and other comprehensive income. The Company had no transactions during the periods presented that would result in comprehensive income being different from reported income.
Recently Issued Accounting Pronouncements
In July 2006, the FASB issued FASB Interpretation No. 48 (“FIN No. 48”), Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement 109. FIN No. 48 prescribes a comprehensive model for recognizing, measuring, presenting and disclosing in the financial statements tax positions taken or expected to be taken on a tax return, including a decision whether to file or not to file income tax returns in a particular jurisdiction. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. If there are changes in net assets as a result of application of FIN No. 48, these will be accounted for as an adjustment to retained earnings. Management believes the adoption of FIN No. 48 will not have a material impact on our financial statements.
In September 2006, the U.S. Securities and Exchange Commission, or SEC, released Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (SAB No. 108). The interpretations in this Staff Accounting Bulletin express the staff’s views regarding the process of quantifying financial statement misstatements. The staff is aware of diversity in practice. For example, certain registrants do not consider the effects of prior year errors on current year financial statements, thereby allowing improper assets or liabilities to be adjusted. While these errors may not be material if considered only in relation to the balance sheets, correcting the errors could be material to the current year income statement. Certain registrants have proposed to the staff that allowing these errors to remain on the balance sheet as assets or liabilities in perpetuity is an appropriate application of generally accepted accounting principles. The staff believes that approach is not in the best interest of the users of financial statements. The interpretations in Staff Accounting Bulletin No. 108 are being issued to address diversity in practice in quantifying financial misstatements and the potential under current practice for the build up of improper amounts on the balance sheet. Management believes that following the guidance set forth in SAB No. 108 does not have a material impact on our financial statements.
On February 16, 2006 the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Instruments,” which amends SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” and SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS No. 155 allows financial allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. SFAS No. 155 also clarifies and amends certain other provisions of SFAS No. 133 and SFAS No. 140. This statement is effective for all financial instruments acquired or issued in fiscal years beginning after September 15, 2006. The Company does not expect its adoption of this new standard to have a material impact on our financial statements.
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of SFAS No. 157 are effective for fiscal years beginning after November 15, 2007. We believe that the adoption of SFAS No. 157 will not have a material impact on our financial statements.
On December 15, 2006 the Securities and Exchange Commission announced that it is has modified reporting requirements for smaller public companies under Section 404 of the Sarbanes-Oxley Act (SOX 404) of 2002. The

Commission granted relief to smaller public companies by extending the date by which non-accelerated filers must start providing a report by management assessing the effectiveness of the company’s internal control over financial reporting. The compliance date for these companies was moved from fiscal years ending on or after July 15, 2007, to fiscal years ending on or after December 15, 2007. The Commission also extended the date by which non-accelerated filers must begin to comply with the Section 404(b) requirement to provide an auditor’s attestation report on internal control over financial reporting in their annual reports. This deadline was moved to the first annual report for a fiscal year ending on or after December 15, 2008. The extension requires all non-accelerated filers to complete only the management’s portion of the internal control requirements in their first year of compliance with SOX 404. This modification is intended to provide cost savings and efficiency opportunities to smaller public companies and to assist them as they prepare to comply fully with SOX 404 reporting requirements. The extension will provide these issuers and their auditors an additional year to consider, and adapt to, the changes in Auditing Standard No. 2 that the Commission and the Public Company Accounting Oversight Board intend to make, as well as the guidance for management the Commission has issued, to improve the efficiency of the Section 404(b) auditor attestation report process.
Note 2 — Balance Sheet Disclosures
Software development costs consist of the following:

	March 31,
	2007	2006
Capitalized software	$90,930	$90,930
Accumulated amortization	(90,930)	(90,930)

	$—	$—

Property and equipment consist of the following:

	March 31,
	2007	2006
Production equipment	$620,617	$610,137
Office equipment	371,489	335,199
Leasehold improvements	23,706	23,706

	1,015,812	969,042
Less accumulated depreciation and amortization	(917,060)	(871,047)

	$98,752	$97,995

Accrued expenses consist of the following:

	March 31,
	2007	2006
Accrued compensation	$75,934	$115,941
Accrued expenses	121,475	69,721

	$197,409	$185,662

Note 3 — Line-of-Credit
The Company has a revolving line of credit with a bank that became due on April 2, 2007. Management negotiated a renewal of the line-of-credit for a period of four months. The due date of the current line-of-credit is August 2, 2007. The renewal requires that the line-of-credit be capped at $115,000 as of May 2, 2007; at $100,000 as of June 2, 2007; and at $80,000 as of July 2, 2007. The interest rate on the line-of-credit is 11/2% over the bank’s prime rate (9.75% at March 31, 2007) and interest is payable monthly. The line is collateralized by the Company’s accounts receivable and general intangibles. As of March 31, 2007, the outstanding balance on the line of credit was $145,000.
Note 4 — Capital Leases
In fiscal year 2005, the Company acquired assets under the provisions of a long-term lease. For financial reporting purposes, minimum lease payments relating to the assets have been capitalized. The lease will expire in 2007. Amortization of the leased property is included in depreciation expense.
The assets under capital lease have cost and accumulated amortization as follows:

	March 31,
	2007	2006
Equipment	$41,315	$41,315
Less accumulated amortization	(26,173)	(18,367)

	$15,142	$22,948

Maturities of capital lease obligations are as follows:

Year Ending March 31,

2008	$5,508

Total minimum lease payments due	5,508
Amount representing interest	(138)

Present value of net minimum lease payments	5,370
Less current portion	(5,370)

Long-term capital lease obligation	$—

Note 5 — Income Taxes
The net current and long-term deferred tax assets and liabilities include the following:

	March 31,
	2007	2006
Current:
Deferred tax asset:
Vacation accrual	$20,000	$18,000
Allowance for doubtful accounts	17,000	21,000

Total deferred tax asset	37,000	39,000

Deferred tax liability:
Accrual to cash conversion	(241,000)	(354,000)

Total deferred tax liability	(241,000)	(354,000)

Net current deferred tax asset (liability)	$(204,000)	$(315,000)

Long-term:
Deferred tax asset:
Deferred rent	$44,000	$30,000
Net operating loss carryforward	419,000	412,000
State net operating loss carryforward	29,000	14,000
Stock-based compensation	10,000	—
Valuation allowance	(178,000)	(100,000)

Total deferred tax asset	324,000	356,000

Deferred tax liability:
Fixed assets	(12,000)	(12,000)

Total deferred tax liability	(12,000)	(12,000)

Net long-term deferred tax asset (liability)	$312,000	$344,000

The components of income tax (benefit) expense consist of:

	March 31,
	2007	2006
Current	$1,225	$1,225
Deferred	(78,960)	(81,804)

	$(77,735)	$(80,579)

The following is a reconciliation of the statutory federal income tax rate applied to pre-tax accounting net (loss) income compared to the income taxes in the statements of operations:

	For the Years Ended
	March 31,
	2007	2006
Income tax (benefit) expense at the statutory rate	$(137,695)	$(171,777)
Change resulting from:
State and local income taxes, net of federal income tax	(13,365)	(14,156)
Nondeductible expenses	4,183	5,354
Change in valuation allowance	78,000	100,000
Other	(8,858)	—

	$(77,735)	$(80,579)

At March 31, 2007, the Company had total federal and state income tax loss carryforwards of approximately $1,100,000, which expire in the years 2025 through 2027.
Note 6 — Stock Option Plan
Stock Options
In September 1996, the Board of Directors adopted, with the approval of the Stockholders, the 1996 Stock Option Plan (the “Plan”). The Plan provides for grants to employees, directors or other persons deemed appropriate at the discretion of the Compensation Committee (the “Committee”) of the Board of Directors, stock options to purchase common stock of the Company at a price equal in value to the fair market value, as defined, on the date of grant. The exercise period for options granted under the Plan shall be determined by the Committee; however, the exercise period shall not exceed ten years from the date they are granted.
Valuation and Expense Information under SFAS 123(R)
The fair value of each share option award is estimated on the date of grant using the Black-Scholes pricing model based on assumptions noted in the following table. The Company’s employee stock options have various restrictions including vesting provision and restrictions on transfers and hedging, among others, and are often exercised prior to their contractual maturity. Expected volatilities used in the fair value estimate are based on historical volatility of the Company’s stock. The Company uses historical data to estimate share option exercises, expected term and employee departure behavior used in the Black-Scholes pricing model. The risk-free rate for periods within the contractual term of the share option is based on the U.S. Treasury yield curve in effect at the time of grant. The following is a summary of the assumptions used and the weighted average grant-date fair value of the non-plan stock options granted during the twelve months ended March 31, 2007 using the Black-Scholes pricing model:

Twelve Months
Ended
March 31,
2007
Expected life (years)	5-10 years
Risk-free interest rate	4.78-4.8%
Expected volatility	229-445%
Expected dividend yield	None
Weighted average fair value	$.30
The following table presents a summary of the status of the Company’s stock option plan as of March 31, 2007:

		Weighted
	Incentive	Average
	Stock	Exercise
	Options	Price
PLAN OPTIONS

Options outstanding — March 31, 2005	333,313	$0.24
Granted	55,070	0.46
Expired	(13,383)	0.36

Options outstanding — March 31, 2006	375,000	0.27
Granted	—	—
Expired	(1,224)	0.19

Options outstanding — March 31, 2007	373,776	$0.27

Options vested and exercisable at March 31, 2007	311,229	$0.24

	Incentive Non-Plan	Weighted Average
	Stock Options	Exercise Price
NON-PLAN OPTIONS

Outstanding non-plan stock options at March 31, 2006	—	—
Granted	99,930	$0.30
Exercised	—	—
Canceled	—	—
Outstanding non-plan stock options at March 31, 2007	99,930	$0.30
Vested or expected to vest at March 31, 2007	—	—
Options exercisable at March 31, 2007	—	—

The following table presents the composition of options outstanding:

	Options Outstanding
	Number	Price	Life*
Range of Exercise Prices

$0.0625 - $0.1625	75,000	$0.07	3.73
$0.1875 - $0.2875	131,206	0.24	4.97
$0.2900 - $0.3900	227,500	0.35	6.47
$0.4000 - $0.5390	40,000	0.50	7.75

Total - March 31, 2007	473,706	$0.27	5.53

The following table presents the composition of options exercisable:

	Exercisable Options
	Number	Price	Life*
Range of Exercise Prices

$0.0625 - $0.1625	75,000	$0.07	3.73
$0.1875 - $0.2875	131,206	0.24	4.97
$0.2900 - $0.3900	91,687	0.35	5.95
$0.4000 - $0.5390	13,336	0.50	7.75

Total - March 31, 2007	311,229	$0.24	5.08

*	Price and Life reflect the weighted average exercise price and weighted average remaining contractual life, respectively.
Note 7 — Commitments
Operating Leases
The Company leases its offices and production facility under an operating lease. The lease term began on June 1, 2003 and will extend through May 31, 2011. The terms of the lease provide for a total of six months of rent abatement granted for the 1st, 2nd, 25th, 26th, 37th and 38th months of the lease, which creates the deferred rent liability disclosed in the financial statements. As of March 31, 2007 the deferred rent liability is $117,415. The terms of the lease also required a security deposit in the amount of $27,982 and an Irrevocable Standby Letter of Credit originally in the amount of $60,000, which is secured by a restricted money market cash account at a financial institution. During 2007, the amount of the Irrevocable Standby Letter of Credit will be reduced to a balance of $12,000. The Irrevocable Standby Letter of Credit will continue to reduce by $12,000 per year for the next years ending April 2008. The Company also has a month-to-month office space rental agreement for the New York location. During fiscal year 2007, the Company had a lease for office space for the Illinois facility lease which expired on February 28, 2007. This lease was not renewed. The Company leases all of its facilities from unaffiliated third parties. Rent expense for the three leases was $157,258 and $156,337 for the years ended March 31, 2007 and 2006, respectively.

Future minimum lease payments under these leases are approximately as follows:

Year Ending March 31,

2008	$154,245
2009	158,340
2010	162,435
2011	166,530
2012	27,983
Thereafter	—

$669,533

Note 8 — Employee Benefit Plan
On April 1, 1993, the Company established the Z-Axis Corporation 401(k) Plan (the “Plan”). Eligible employees may elect to participate in the Plan beginning on the first day of the calendar quarter following their date of hire. The Company elected to make matching contributions in amounts of ten percent of the first five percent of a participating employee’s salary deferral amount. The Company made matching contributions to the Plan in the amounts of $4,310 and $4,356 during the years ended March 31, 2007 and 2006, respectively.
Note 9 —Major Customers
The Company’s net sales are concentrated in a few customers. For the year ended March 31, 2007, two customers accounted for more than 10% of total net sales and one customer accounted for 40% of the outstanding accounts receivable balance at March 31, 2007. For the year ended March 31, 2006, no customer accounted for more than 10% of the total sales and four separate customers comprised 62% of the accounts receivable balance at March 31, 2006.
Note 10 —Subsequent Events (unaudited)
On May 7, 2006, we entered into a stock exchange agreement, or the exchange agreement, with Silicon Mountain Memory, Incorporated, a Colorado corporation (“Silicon Mountain”), our principal stockholders, and Silicon Mountain’s principal stockholders. The exchange agreement provides that at closing we will exchange (the “exchange”) a total of 5,037,124 post-split shares of Z-Axis for all of the outstanding capital stock of Silicon Mountain. As a result of the exchange, Silicon Mountain will become a wholly-owned subsidiary of ours. Prior to the closing, we anticipate transferring all of our pre-closing assets and liabilities to a wholly-owned limited liability company, which we refer to as Z-Axis LLC. At the closing, it is anticipated that certain of our current principal stockholders, officers and directors, or the Z-Axis investor group, will through their own limited liability company acquire all of the outstanding membership interests of Z-Axis LLC, which will then hold all of our pre-closing assets and liabilities. We refer to this transaction as the sale of the LLC or the LLC sale. The purchase price to be paid in the LLC sale will be approximately $60,000 in cash, the redemption at closing of common stock owned by the Z-Axis investor group valued at approximately $90,000 and a promissory note in the principal amount of $150,000. These amounts are not yet agreed upon in writing and may change before a written agreement is signed between us and the purchasing LLC to be formed by the Z-Axis investor group.
Following the closing, the exchange and the LLC sale, Z-Axis’ business will become that of Silicon Mountain, and the Z-Axis investor group will thereafter own and operate our preexisting business of developing and producing video, computer-generated graphics and multimedia presentations for commercial and government customers in the litigation services industry. Silicon Mountain develops, assembles and markets open-source memory solutions based on Flash memory and DRAM technologies that are sold direct to end users.
Immediately prior to the closing of the exchange and the LLC sale, and subject to stockholder approval, we will implement a one-for-nine reverse stock split of our common stock, which will reduce our outstanding shares of common stock from 3,825,000 shares to 425,000 shares (before issuance of the 5,037,124 post-split shares of our common stock to the Silicon Mountain stockholders in the exchange). We will also change our name to include the term Silicon Mountain. After the reverse stock split and assuming the closing of the exchange, the Silicon Mountain stockholders will own 5,037,124 shares of our common stock, or approximately 92.22% of our then-outstanding common stock (before taking into account the redemption of shares from the Z-Axis investor group). The foregoing does not take into account 2,154,250 post-split shares of common stock issuable on full exercise of options held by Silicon Mountain optionees and outstanding under the Silicon Mountain equity incentive plan and 1,690,000 warrants, which we will assume effective as of the closing (subject to stockholder approval), and options to acquire 61,246 post-split shares of common stock that are held by optionees under our existing stock option plan.
In connection with the proposed sale of the LLC, we are acting through a special committee of independent directors, or the special committee, who are disinterested in the LLC sale. The special committee engaged an independent financial advisory firm that rendered a fairness opinion with respect to the exchange and the sale of the LLC. The parties anticipate that the closing will take place in July 2007, with the exact timing subject to the review of the Z-Axis amended proxy statement that was filed with the Securities and Exchange Commission on June 22, 2007.
The exchange is subject to various other conditions, including approval of the exchange and the LLC sale by our stockholders, approval of the exchange by Silicon Mountain’s stockholders, the truth and accuracy of representations and warranties in all material respects as of closing, receipt of legal opinions in customary form and the simultaneous consummation of the exchange and the sale of the LLC. We cannot assure that all such conditions will be satisfied or that the closing will occur as anticipated, if ever.

Z-AXIS CORPORATION
CONDENSED BALANCE SHEET

June 30, 2007
(Unaudited)
ASSETS

Current assets:
Cash	$193,306
Trade accounts receivable, net	696,195
Other current assets	28,824
Total current assets	918,325

Non-current assets:
Property and equipment, net	92,641
Restricted cash	25,284
Deposits	27,983
Deferred income taxes	226,000
Total non-current assets	371,908

Total assets	$1,290,233

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line-of-credit	$100,000
Accounts payable	161,169
Accrued expenses	186,433
Deferred revenue	54,671
Deferred income taxes	121,000
Current portion of capital lease obligations	1,363
Total current liabilities	624,636

Deferred rent	107,831
Total liabilities	732,467
Stockholders’ equity:
Common stock	3,825
Additional paid in capital	1,478,742
Accumulated deficit	(924,801)
Total stockholders’ equity	557,766
Total liabilities and stockholders’ equity	$1,290,233
See notes to condensed financial statements.

Z-AXIS CORPORATION
CONDENSED STATEMENTS OF OPERATIONS

	Three-months ended
	June 30,
	2007	2006
	(Unaudited)
Net sales	$800,978	$682,473
Operating expenses:
Production	332,249	339,337
Research and development	14,546	30,075
General and administrative	239,713	436,689
Marketing	193,346	218,957
Depreciation	9,459	12,819

Total operating expenses	789,313	1,037,877
Income (loss) from operations	11,665	(355,404)
Other (expense) income, net	(6,964)	1,335

Income (loss) before income taxes	4,701	(354,069)

Income tax (expense) benefit	(4,200)	124,675

Net income (loss)	$501	$(229,394)

Income (loss) per common share of stock:
Basic	$0.00	$(0.06)
Diluted	$0.00	$(0.06)

Weighted average number of common shares outstanding during the period:
Basic	3,825,000	3,825,000
Diluted	3,924,946	3,825,000
See notes to condensed financial statements.

Z-AXIS CORPORATION
CONDENSED STATEMENTS OF CASH FLOWS

	Three-months ended
	June 30,
	2007	2006
	(Unaudited)	(Unaudited)
Cash flows from operations:
Net loss	$501	$(229,394)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	9,459	12,819
Allowance for doubtful accounts	(100)	(35,214)
Stock-based compensation expense	5,041	—
Deferred income taxes	3,000	(126,000)
Changes in assets and liabilities
Accounts receivable	248,378	229,247
Other current assets	(3,111)	5,244
Accounts payable	(12,514)	(44,344)
Accrued expenses	(10,976)	77,222
Deferred revenue	2,262	8,000
Deferred rent	(9,584)	1,776

Net cash provided by (used) in operating activities	232,356	(100,644)

Cash Flows From Investing Activities:
Purchase of property and equipment	(3,348)	(2,770)
Net cash used in investing activities	(3,348)	(2,770)

Cash Flows from Financing Activities:
Increase in restricted cash	(88)	(81)
Net (payments) borrowing on line-of-credit	(45,000)	60,000
Capital lease principal payments	(4,007)	(3,548)
Net cash (used in) provided by financing activities	(49,095)	56,371

Net increase (decrease) in cash	179,913	(47,043)

Cash, beginning of period	13,393	75,722

Cash, end of period	$193,306	$28,679
See notes to condensed financial statements.

NOTES TO CONDENSED FINANCIAL STATEMENTS
Note 1. Interim Financial Information
In the opinion of management, the accompanying unaudited condensed financial statements contain all adjustments necessary to present fairly the financial position as of June 30, 2007 and the results of operations and statement of cash flows for the periods presented. The results of operations for the three-month periods ending June 30, 2007 and 2006 are not necessarily indicative of results to be expected for the full year.
Note 2. Description of Business and Summary of Significant Accounting Policies
Z-Axis Corporation (the Company), was incorporated under the laws of the State of Colorado on May 16, 1983. The Company is engaged in consulting and presentation services. The primary market for the Company’s services is the litigation industry. These services include the strategic analysis of complex litigation issues, the design of demonstrative evidence, the production of such evidence and courtroom presentation. In addition, the Company has developed an electronic image presentation system for use in the courtroom called “VuPoint”. The services are provided through the Company’s headquarters and production facility in a suburb of Denver, Colorado and its satellite sales offices in New York City, Washington D.C., Chicago, San Francisco and London.
Concentrations of Credit Risk
Financial instruments which potentially subject the Company to concentration of credit risk consist principally of cash and trade accounts receivable. The Company places its temporary cash investments with what management believes are high-credit, quality financial institutions. Concentrations of credit risk with respect to trade accounts receivable are limited due to the Company’s periodic credit evaluations of its significant customers’ financial condition and their dispersion across geographic areas.
Accounts Receivable
The Company extends unsecured credit to its customers in the ordinary course of business, but mitigates the associated credit risk by performing credit checks and actively pursuing past due accounts. Amounts determined to be uncollectible are expensed in the period such determination is made. The provision for uncollectible accounts is continually reviewed and adjusted to maintain the allowance for doubtful accounts at a level considered adequate to cover future losses. The allowance is management’s best estimate of uncollectible amounts and is determined based on historical performance that is tracked by the Company on an ongoing basis. The Company will write off all uncollectible accounts after all collections efforts have failed. The losses ultimately incurred could differ materially in the near term from the amounts estimated in determining the allowance.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Property and Equipment
Property and equipment is stated at cost. Equipment under capital leases is valued at the lower of fair market value or net present value of the minimum lease payments at inception of the lease. Depreciation is provided utilizing the straight-line method over the estimated useful lives for owned assets, ranging from 2 to 7 years, and the related lease terms for leasehold improvements and equipment under capital leases.

Fair Value of Financial Instruments
The carrying amounts of financial instruments including cash, receivables, accounts payable and accrued expenses approximated fair value as of June 30, 2007 because of the relatively short maturity of these instruments.
The carrying amounts of notes payable and debt issued approximate fair value as of June 30, 2007 because interest rates on these instruments approximate market interest rates.
Stock Options
On April 1, 2006, The Company adopted Statement of Financial Accounting Standards No. 123 (revised 2007), “Share-Based Payment,” (“SFAS 123(R)”) which requires companies to measure all employee stock-based compensation awards using affair value method and record such expense in their consolidated financial statements. SFAS 123(R) focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123(R) does not change the accounting guidance for share-based payment transactions with parties other than employees provided in SFAS 123. In March 2005, the Securities and Exchange Commissions issued Staff accounting Bulletin No. 107 (“SAB 107”) relating to SFAS 123(R). The Company has applied the provisions of SAB 107 in its adoption of SFAS 123(R) to its valuation methods.
The Company adopted SFAS 123(R) using the modified prospective transition method, which requires recognition of expense for all awards granted after the date of adoption and for the unvested portion of previously granted awards outstanding as of the date of adoption. In accordance with the modified prospective transition method, The Company’s consolidated financial statements for periods prior to the date of adoption have not been restated to reflect, and do not include, the impact of SFAS 123(R).
Non-Qualified Stock Options and Non-Plan Options
The exercise price of each non-qualified stock option granted under the Plan and non-plan options is equal to the market price of the Company’s stock on the date of grant or market price plus 10%, if the grantee owns more than 10% of the Company’s outstanding stock. Stock options granted under the Plan and non-plan options have either 5 or 10 year terms and vest ratably over 3 years. The Company estimates the fair value of stock option awards on the date of grant using the Black-Scholes options pricing model. The expense for non-vested stock options will be recognized as those options become vested. Stock-based compensation expense recognized under SFAS 123(R) for the three-months ended June 30, 2007 was $5,041, which consisted of compensation expense related to employee stock options based on the value of the portion of share-based payment awards that is ultimately expected to vest during the period. Stock-based compensation expense related to employee stock options for the three-months ended June 30, 2006 was $0 as the fair value of the vested stock options was not material. As of June 30, 2007, total unamortized stock-based compensation cost related to non-vested stock options, net of expected forfeitures, was $40,819, which is expected to be recognized over three fiscal years.
Revenue and Cost Recognition
The Company generates revenue primarily from hourly-rate contracts with its customers. Some of the revenue is generated by work with government agencies that require fixed-price contracts and are negotiated periodically to allow for changes in the amount and scope of work. Revenue generated from hourly-rate and fixed-price contracts is recognized as services are performed. Revenue is determined by the contract billing rates and the time incurred to perform the service plus reimbursable expenses. Expense is determined by actual cost incurred.
Advertising Costs
The Company expenses advertising costs as incurred.
Research and Development Costs
Expenditures made for research and development are charged to expense as incurred.

Income Taxes
The Company recognizes deferred tax liabilities and assets based on the differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years. The Company’s temporary differences result primarily from the cash-basis treatment of certain assets and liabilities for tax purposes, net operating loss carryforwards and property and equipment.
Basic and Diluted Income (Loss) per Common Share
Basic (loss) income per share is computed by dividing net income (loss) by the number of weighted average common shares outstanding during the year. Diluted income (loss) per share is computed by dividing net income (loss) by the number of weighted average common shares outstanding during the year, including potential common shares, which consisted of stock options. At June 30, 2007, the Company had 152,500 options outstanding that were dilutive and 398,706 options outstanding that were anti-dilutive.
Comprehensive Income
The Company has adopted SFAS No. 130 “Reporting Comprehensive Income”. The statement establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be disclosed in the financial statements. Comprehensive income is defined as the change in equity during a period from transactions and other events from non-owner sources. Comprehensive income is the total of net income and other comprehensive income. The Company had no transactions during the periods presented that would result in comprehensive income being different from reported income.
Recently Issued Accounting Pronouncements
In July 2006, the FASB issued FASB Interpretation No. 48 (“FIN No. 48”), Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement 109. FIN No. 48 prescribes a comprehensive model for recognizing, measuring, presenting and disclosing in the financial statements tax positions taken or expected to be taken on a tax return, including a decision whether to file or not to file income tax returns in a particular jurisdiction. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. The Company adopted the provisions of Fin No. 48 on April 1, 2007. As a result of implementation of FIN No. 48, the Company recognized no material adjustments to liabilities or stockholder’s equity.
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements". SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of SFAS No. 157 are effective for fiscal years beginning after November 15, 2007. We believe that the adoption of SFAS No. 157 will not have a material impact on our financial statements.
In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” (“SFAS 159”). SFAS 159 permits entities to choose to measure financial assets and liabilities (except for those that are specifically scoped out of the Statement) at fair value. The election to measure a financial asset or liability at fair value can be made on an instrument-by-instrument basis and is irrevocable. The difference between carrying value and fair value at the election date is recorded as a transition adjustment to opening retained earnings. Subsequent changes in fair value are recognized in earnings. The effective date for this Statement is as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company will adopt SFAS 159, effective April 1, 2008. The Company does not expect the adoption of SFAS 159 to have material impact on its financial position or results of operations.

Note 3. Trade accounts receivable
Trade accounts receivable consists of the following:

June 30, 2007
Trade accounts receivable	$743,226
Less allowance for bad debt	47,031
Trade accounts receivable, net	$696,195
Approximately 28% of the Company’s trade accounts receivable was due from two customers at June 30, 2007.
Note 4. Debt
Long-term debt consists of the following:

June 30, 2007
Capital lease obligations	$1,363
Less current portion	1,363
Long term capital lease obligations	$—
The Company leases certain production and office equipment under the terms of capital leases. The capitalized value of the leased equipment was $41,315 at June 30, 2007 and related accumulated depreciation was $27,014 at June 30, 2007. These amounts are combined with similar equipment in the accompanying condensed financial statements. Lessors have a security interest in all equipment classified as a capital lease.
The Company leases its primary office and production facility under an operating lease. The lease term began on June 1, 2003 and will extend through May 31, 2011. The terms of the lease provide for a total of six months of rent abatement granted for the 1st, 2nd, 25th, 26th, 37th and 38th months of the lease, which creates the deferred rent liability disclosed in the financial statements. As of June 30, 2007 the deferred rent liability is $107,831. The terms of the lease also require a security deposit in the amount of $27,982 and an Irrevocable Standby Letter of Credit originally in the amount of $60,000, which is secured by a restricted money market cash account at a financial institution. During fiscal 2007, the amount of the Irrevocable Standby Letter of Credit was reduced to a principal balance of $12,000. The Irrevocable Standby Letter of Credit will reduce by the final $12,000 in April 2008. The Company also has a month-to- month office space rental agreement for the New York location. During fiscal year 2007, The Company had a lease for office space for the Illinois facility lease which expired on February 28, 2007. This lease was not renewed. The Company leases all of its facilities from unaffiliated third parties.
The Company’s significant contractual obligation consist of a line-of-credit which matured on August 2, 2007. On August 2, 2007, the bank converted the line-of-credit into a promissory note payable. All other terms and conditions remain the same as under the line-of-credit. The promissory note is personally guaranteed by Alan Treibitz, the Company’s Chief Executive Officer. The principal amount of the promissory note is $84,881.80 and terms require that the Company make principal payments of $14,881.80 on August 10, 2007; $15,000 on September 2, 2007; $15,000 on October 2, 2007; $15,000 on November 2, 2007; $15,000 on December 2, 2007 and a final principal and interest payment of $10,084 on January 2, 2008. The line is collateralized by the Company’s accounts receivable and general intangibles. The interest rate on the line-of—credit and the conversion to a note payable is 1 1/2% over the bank’s prime rate (9.75% at June 30, 2007) and the minimum net worth covenant is set at $500,000. As of June 30, 2007, the balance outstanding on the line-of-credit was $100,000 and the Company’s net worth was $557,766.

Note 5. Stock Option Plan
Stock Options
In September 1996, the Board of Directors adopted, with the approval of the Stockholders, the 1996 Stock Option Plan (the “Plan”). The Plan provides for grants to employees, directors or other persons deemed appropriate at the discretion of the Compensation Committee (the “Committee”) of the Board of Directors, stock options to purchase common stock of the Company at a price equal in value to the fair market value, as defined, on the date of grant. The exercise period for options granted under the Plan shall be determined by the Committee; however, the exercise period shall not exceed ten years from the date they are granted.
Valuation and Expense Information under SFAS 123(R)
The fair value of each share option award is estimated on the date of grant using the Black-Scholes pricing model based on assumptions noted in the following table. The Company’s employee stock options have various restrictions including a vesting provision and restrictions on transfers and hedging, among others, and are occasionally exercised prior to their contractual maturity. Expected volatilities used in the fair value estimate are based on historical volatility of the Company’s stock. The Company uses historical data to estimate share options exercises, expected term and employee departure behavior used in the Black-Scholes pricing model. The risk-free rate for periods within the contractual term of the share option is based on the U.S. Treasury yield curve in effect at the time of grant. The following is a summary of the assumptions used and the weighted average grant-date fair value of the non-plan stock options granted during the three-months ended June 30, 2007 using the Black Scholes pricing model:

	5 Year Options	10 Year Options
Assumptions:
Dividend yield	—	—
Volatility factor	198.27%	1115.17%
Risk free interest rate	4.93%	5.03%
Expected life of options (in years)	5	10
Fair value per share of options vested	$0.143	$0.130
Valuation and Expense Information under SFAS 123(R)
The following table presents a summary of the status of the Company’s stock option plan as of July 30, 2007:

		Weighted
	Incentive Stock	Average Exercise
	Options	Price
PLAN OPTIONS:
Outstanding plan stock options at March 31, 2007	373,776	$0.27
Granted	—	—
Exercised	—	—
Canceled	—	—
Outstanding plan stock options at June 30, 2007	373,776	$0.27
Options vested and exercisable at June 30, 2007	311,229	$0.24

		Weighted
	Incentive Non-	Average Exercise
	Plan Options	Price
NON-PLAN OPTIONS:
Outstanding non-plan stock options at March 31, 2007	99,930	$0.30
Granted	77,500	$0.13
Exercised	—	—
Canceled	—	—
Outstanding non-plan stock options at June 30,2007	177,430	$0.23
Options vested and exercisable at June 30, 2007	13,336	$0.31

The following table presents the composition of options outstanding:

	Options Outstanding
Range of Exercise Prices	Number	Price	Life*
$0.0625 - $0.1625	152,500	$0.10	6.59
$0.1875 - $0.2875	131,206	0.24	4.97
$0.2900 - $0.3900	227,500	0.33	7.63
$0.4000 - $0.5390	40,000	0.50	7.75

Total — June 30, 2007	551,206	$0.26	6.72

The following table presents the composition of options exercisable:

	Exercisable Options
Range of Exercise Prices	Number	Price	Life*
$0.0625 - $0.1625	75,000	$0.07	3.73
$0.1875 - $0.2875	131,206	0.24	4.97
$0.2900 - $0.3900	105,023	0.30	5.19
$0.4000 - $0.5390	13,336	0.50	7.75

Total — June 30, 2007	324,565	$0.23	4.87

*	Price and Life reflect the weighted average exercise price and weighted average remaining contractual life, respectively.
Note 6. Advances from Stockholder
During the quarter ended June 30, 2007, the Company borrowed and repaid $52,000 from a stockholder. The advance was unsecured and beared interest at 12% per annum. The funds were used to pay operating costs. As of June 30, 2007, the Company recorded and paid $377 in interest on the advance.
Note 7. Significant Transaction
On May 7, 2007, we entered into a stock exchange agreement, or the exchange agreement, with Silicon Mountain Memory, Incorporated, a Colorado corporation (“Silicon Mountain”), our principal stockholders, and Silicon Mountain’s principal stockholders on. The exchange agreement provides that at closing we will exchange (the “exchange”) a total of 5,037,124 post-split shares of Z-Axis for all of the outstanding capital stock of Silicon Mountain. As a result of the exchange, Silicon Mountain will become a wholly-owned subsidiary of ours. Prior to the closing, we anticipate transferring all of our pre-closing assets and liabilities to a wholly-owned limited liability company, which we refer to as Z-Axis LLC. At the closing, it is anticipated that certain of our current principal stockholders, officers and directors, or the Z-Axis investor group, will through their own limited liability company acquire all of the outstanding membership interests of Z-Axis LLC, which will then hold all of our pre-closing assets and liabilities. We refer to this transaction as the sale of the LLC or the LLC sale. The purchase price to be paid in the LLC sale will be approximately $60,000 in cash, the redemption at closing of common stock owned by the Z-Axis investor group valued at approximately $90,000 and a promissory note in the principal amount of $150,000. These amounts are not yet agreed upon in writing and may change before a written agreement is signed between us and the purchasing LLC to be formed by the Z-Axis investor group.
Following the closing, the exchange and the LLC sale, Z-Axis’ business will become that of Silicon Mountain, and the Z-Axis investor group will thereafter own and operate our preexisting business of developing and producing video, computer-generated graphics and multimedia presentations for commercial and government customers in the litigation services industry. Silicon Mountain develops, assembles and markets open-source memory solutions based on Flash memory and DRAM technologies that are sold direct to end users.
Immediately prior to the closing of the exchange and the LLC sale, and subject to stockholder approval, we will implement a one-for-nine reverse stock split of our common stock, which will reduce our outstanding shares of common stock from 3,825,000 shares to 425,000 shares (before issuance of the 5,037,124 post-split shares of our common stock to the Silicon Mountain stockholders in the exchange). We will also change our name to include the term Silicon Mountain. After the reverse stock split and assuming the closing of the exchange, the Silicon Mountain stockholders will own 4,266,344 shares of our common stock, or approximately 92.22% of our then-outstanding common stock (before taking into account the redemption of shares from the Z-Axis investor group). The foregoing does not take into account 2,154,250 post-split shares of common stock issuable on full exercise of options held by Silicon Mountain optionees and outstanding under the Silicon Mountain equity incentive plan and 1,690,000 warrants, which we will assume effective as of the closing (subject to stockholder approval), and options to acquire 61,246 post-split shares of common stock that are held by optionees under our existing stock option plan.
In connection with the proposed sale of the LLC, we are acting through a special committee of independent directors, or the special committee, who are disinterested in the LLC sale. The special committee engaged an independent financial advisory firm that rendered a fairness opinion with respect to the exchange and the sale of the LLC. The parties anticipate that the closing will take place following the Meeting of Stockholders on August 27, 2007 as disclosed in the Z-Axis definitive proxy statement that was filed with the Securities and Exchange Commission on July 24, 2007.
The exchange is subject to various other conditions, including approval of the exchange and the LLC sale by our stockholders, approval of the exchange by Silicon Mountain’s stockholders, the truth and accuracy of representations and warranties in all material respects as of closing, receipt of legal opinions in customary form and the simultaneous consummation of the exchange and the sale of the LLC. We cannot assure that all such conditions will be satisfied or that the closing will occur as anticipated, if ever.

INDEPENDENT AUDITOR’S REPORT
To the Board of Directors
Silicon Mountain Memory, Inc.
Boulder, Colorado
We have audited the accompanying consolidated balance sheets of Silicon Mountain Memory, Inc. and subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Silicon Mountain Memory, Inc. and subsidiary as of December 31, 2006 and 2005, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
As discussed in Note 1 to the accompanying consolidated financial statements, effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123(R), Share Based Payment.
HEIN & ASSOCIATES LLP
Denver, Colorado
March 26, 2007

SILICON MOUNTAIN MEMORY, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2006	2005
ASSETS
Current Assets:
Cash	$356,311	$60,509
Accounts receivable, net of allowance of $10,034 and $6,519	1,916,440	1,083,301
Inventory, net of allowance of $10,000 and $28,000	997,702	231,970
Prepaid expense	58,024	42,748
Deferred income taxes	113,000	23,000
Other current assets	353,963	24,429

Total current assets	3,795,440	1,465,957

Fixed Assets:
Property and equipment, at cost	932,953	559,915
Less accumulated depreciation	(382,888)	(211,636)

Net fixed assets	550,065	348,279

Other Assets:
Note receivable from officer	30,273	10,000
Deposits	33,286	23,405
Deferred income taxes	130,000	—
Goodwill	858,834	—
Intangible assets, net of accumulated amortization of $387,329 and $155,604	2,864,690	953,474

Total other assets	3,917,083	986,879

Total Assets	$8,262,588	$2,801,115

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,158,008	$496,939
Accrued expenses	693,490	323,059
Income tax payable	—	32,424
Customer deposits	225,524	104,358
Note payable to related parties	100,000	100,000
Lines of credit	697,396	441,089
Current maturities of long-term debt	326,950	464,324

Total current liabilities	3,201,368	1,962,193

Long-Term Liabilities:
Deferred income taxes	—	47,000
Long-term debt less current maturities	4,360,102	287,911

Total long-term liabilities	4,360,102	334,911

Total Liabilities	7,561,470	2,297,104

Commitments (Notes 7, 8 and 12)
Shareholders’ Equity:
Common stock, $.01 par value, 50,000,000 shares authorized, 4,538,773 and 4,475,773 shares issued and outstanding, respectively	45,388	44,758
Additional paid-in capital	1,425,649	578,077
Accumulated deficit	(769,919)	(118,824)

Total shareholders’ equity	701,118	504,011

Total Liabilities and Shareholders’ Equity	$8,262,588	$2,801,115

See accompanying notes to these consolidated financial statements.

SILICON MOUNTAIN MEMORY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31,
	2006	2005
Sales	$21,791,433	$16,166,900
Cost of Goods Sold	16,738,626	11,341,714

Gross Margin	5,052,807	4,825,186
Operating Costs:
Selling expenses	3,003,843	2,728,670
General and administrative expenses	2,135,324	1,704,983
Depreciation and amortization	454,686	206,216

Total operating costs	5,593,853	4,639,869

Income (Loss) From Operations	(541,046)	185,317
Other (Expense) Income:
Interest (expense) income, net	(338,853)	(109,526)
Gain on forgiveness of debt	49,202	83,378
Financing related fees	(95,014)	—
Miscellaneous income	7,000	—
Gain (loss) on disposal of fixed assets	616	(4,561)

Total other (expense) income	(377,049)	(30,709)

Income (Loss) Before Income Taxes	(918,095)	154,608
Income Tax (Expense) Benefit	267,000	(56,000)

Net Income (Loss)	$(651,095)	$98,608

See accompanying notes to these consolidated financial statements.

SILICON MOUNTAIN MEMORY, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	Common Stock		Additional	Accumulated
	Shares	Amount	Paid-In Capital	Deficit	Total
Balances, January 1, 2005	3,858,273	$38,583	$276,455	$(217,432)	$97,606
Stock options issued	—	—	3,422	—	3,422
Stock options exercised	17,500	175	4,200	—	4,375
Stock issued for note conversion	600,000	6,000	294,000	—	300,000
Net income	—	—	—	98,608	98,608

Balances, December 31, 2005	4,475,773	44,758	578,077	(118,824)	504,011
Stock options issued	—	—	54,250	—	54,250
Stock options exercised	3,000	30	720	—	750
Stock issued	60,000	600	79,400	—	80,000
Warrants issued	—	—	713,202	—	713,202
Net loss	—	—	—	(651,095)	(651,095)

Balances, December 31, 2006	4,538,773	$45,388	$1,425,649	$(769,919)	$701,118

See accompanying notes to these consolidated financial statements.

SILICON MOUNTAIN MEMORY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,
	2006	2005
Cash Flows from Operating Activities:
Net income (loss)	$(651,095)	$98,608
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation and amortization	454,686	206,216
Stock option expense	54,250	3,422
Amortization of debt discount	67,080	—
Gain on disposal of fixed assets	(616)	4,561
Gain on forgiveness of debt	(49,202)	(83,378)
Inventory valuation allowance	(18,000)	8,000
Change in allowance for doubtful accounts	3,516	(7,642)
Deferred income tax	(267,000)	15,000
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(511,243)	(155,591)
Inventory	(344,094)	(16,645)
Other assets	(158,214)	(53,753)
Income taxes receivable	(51,422)	—
Increase (decrease) in:
Accounts payable	621,914	296,680
Accrued expenses	258,432	31,980
Customer deposits	121,166	42,684

Net cash provided by (used in) operating activities	(469,842)	390,142

Cash Flows from Investing Activities:
Purchase of property and equipment	(115,763)	(187,820)
Acquisition of VCI Vision Computers, net of cash received	(3,237,058)	—
Deferred costs for Z-Axis merger	(211,528)	—
Proceeds from note receivable	205,415	—
Software development costs	(136,544)	(27,300)

Net cash used in investing activities	(3,495,478)	(215,120)

Cash Flows from Financing Activities:
Principal payments on notes payable	(215,000)	(396,382)
Debt issuance fees	(667,014)	—
Proceeds from line of credit	1,614,866	(208,282)
Repayments of lines of credit	(1,086,616)	—
Proceeds from term note	5,000,000	500,000
Repayments of term note	(430,556)	(69,444)
Repayments of capital leases	(35,308)	(27,911)
Proceeds from issuance of common stock	80,000	—
Proceeds from exercise of stock options	750	4,375

Net cash provided by (used in) financing activities	4,261,122	(197,644)

Net Increase (Decrease) In Cash	295,802	(22,622)
Cash and Cash Equivalents, beginning of year	60,509	83,131

Cash and Cash Equivalents, end of year	$356,311	$60,509

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$200,894	$95,885

Cash paid for income taxes	$19,080	$25,000

Supplemental Schedule of Non-Cash Financing Activities:
Acquisition of assets with debt	$42,660	$23,280

Conversion of note payable to common stock	—	$300,000

Warrants issued in connection with loan agreement	$713,202	—

See accompanying notes to these consolidated financial statements.

SILICON MOUNTAIN MEMORY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1.   Nature of Operations and Summary of Significant Accounting Policies:
Silicon Mountain Memory, Inc. was incorporated in November 1997 in the State of Colorado. The Company develops, assembles and markets branded computer products direct to end-users, including computer systems, computer memory products and peripherals. Headquartered in Boulder, Colorado, Silicon Mountain specializes in developing branded computing solutions used in standard operating environments. Silicon Mountain offers a comprehensive product line, including computer systems, computer memory solutions and peripherals used by large enterprise buyers, small and medium businesses and consumers. Silicon Mountain’s primary customers range from the Fortune 1000 to individual consumers in the United States.
Principles of Consolidation — The consolidated financial statements include the accounts of Silicon Mountain Memory, Inc. and its wholly-owned subsidiaries, SMPC, Inc. and VCI Systems, Inc. (collectively the “Company”). All significant intercompany transactions and balances have been eliminated in consolidation.
Reclassifications — Certain prior year amounts have been reclassified to conform with current year presentation. Such reclassifications had no effect on net income or loss.
Cash and Cash Equivalents — Cash and cash equivalents are defined as cash on hand and cash in bank accounts.
From time to time, the Company maintains cash balances with a commercial bank which are in excess of FDIC insurance limits.
Inventory — Inventory consists of wholesale goods held for resale. Inventory is stated at the lower of cost or market, as calculated using the first in — first out method. The Company records provisions for slow-moving inventory to the extent the cost of inventory exceeds estimated net realizable value. The Company recorded an allowance of $10,000 and $28,000 for fiscal years ended 2006 and 2005, respectively.
Property and Equipment — Property and equipment are stated at cost. Depreciation is computed over the estimated useful lives of the assets using the straight-line method generally over a three to seven year period. Depreciation expense, including amortization of assets acquired under capital lease, for the years ended December 31, 2006 and 2005 was $186,175 and $111,564, respectively. Leasehold improvements are amortized on the straight-line method over the lesser of the lease term or the useful life. Expenditures for ordinary maintenance and repairs are charged to expense as incurred. Upon retirement or disposal of assets, the cost and accumulated depreciation are eliminated from the account and any gain or loss is credited or charged to income.
Intangible Assets — Intangible assets are comprised of loan fees, customer lists, business processes, trademarks, domain and brand names acquired in connection with the acquisitions of Super PC Memory, Inc., in January 2004 and VCI Vision Computers, Inc., in September 2006. Intangible assets are amortized over the estimated useful lives ranging from three to fifteen years.
Goodwill — In connection with the acquisition of VCI Vision Computers in September 2006, the Company recorded $858,834 of goodwill, resulting from the excess of the consideration paid over the fair value of assets and liabilities assumed. In accordance with the Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets (SFAS No. 142), the Company does not amortize goodwill, but performs periodic reviews for impairment. No impairments were recorded for the periods presented.
Impairment of Long-Lived Assets  — SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, requires that an asset be evaluated for impairment when the carrying amount of an asset exceeds the sum of the undiscounted estimated future cash flows of the asset. In accordance with the provisions of SFAS No. 144, the Company reviews the carrying values of its long-lived assets whenever events or changes in circumstances indicate that such carrying values may not be recoverable. If, upon review, the sum of the undiscounted pretax cash flows is less than the carrying value of the asset group, the carrying value is written down to estimated fair value. Individual assets are grouped for impairment purposes at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. The fair value of impaired assets is determined based on the present values of expected future cash flows using discount rates commensurate with the risks involved in the

SILICON MOUNTAIN MEMORY, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
asset group. The long-lived assets of the Company, which are subject to evaluation, consist primarily of brand names, business processes and customer lists. The Company has not recorded an impairment loss on its intangible assets for the years ended December 31, 2006 and 2005, respectively.
Share-Based Payments — Effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123(R)”), which requires the measurement and recognition of compensation expense for all share-based payment awards (including stock options) made to employees and directors based on estimated fair value. Compensation expense for equity-classified awards are measured at the grant date based on the fair value of the award and is recognized as an expense in earnings over the requisite service period. The Company adopted SFAS No. 123(R) using the prospective transition method. Under this transition method, compensation cost recognized during the year ended December 31, 2006 includes the cost for options which were granted prior to January 1, 2006, as determined under the provisions of SFAS No. 123(R). Prior to January 1, 2006, the Company adopted the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to all employee awards granted or settled after January 1, 2002. Awards under the Company’s plan vest over periods ranging up to ten years. For additional information regarding our stock-based compensation plans, refer to Note 9.
Revenue Recognition — The Company accounts for its revenues under the provisions of Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition in Financial Statements (SAB No. 104).
Under the provisions of SAB No. 104, the Company recognizes revenues from sales of products, when persuasive evidence of an arrangement exists, shipment has occurred and title has transferred, the sales price is fixed and determinable, collection of the resulting receivable is reasonably assured, and all significant obligations have been met. Generally, this occurs at the time of shipment when risk of loss and title has passed to the customer.
Estimated sales returns and warranty costs, based on historical experience, changes in customer demand, and other factors, are recorded at the time product revenue is recognized in accordance with SFAS No. 48, Revenue Recognition When Right of Return Exists and SFAS No. 5, Accounting for Contingencies, respectively.
Use of Estimates — The preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States requires the Company’s management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.
Credit Risk and Concentrations — The Company sells products and extends credit based on an evaluation of the customer’s financial condition, generally without requiring collateral. Exposure to losses on receivables is principally dependent on each customer’s financial condition. The Company reviews trade receivables periodically and reduces the carrying amount by a valuation allowance that reflects management’s best estimate of the amount that may not be collectible. The Company recorded an allowance for doubtful accounts of $10,034 and $6,519 as of December 31, 2006 and 2005, respectively. The Company recorded bad debt expense of $18,438 and $756 during the years ended December 31, 2006 and 2005, respectively, for trade receivables. The Company does not charge interest on past due balances. The Company considers all balances past due if unpaid after 30 days after invoicing.
Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. Accounts receivable from four customers accounted for 39% and 25% of total accounts receivable at December 31, 2006 and 2005, respectively.
During the years ended December 31, 2006 and 2005, the Company had three main suppliers, which accounted for approximately 40% of the Company’s purchases. If the Company’s relationship with these suppliers were to cease, management believes there are sufficient alternative suppliers, such that there would not be a significant adverse impact on the operations of the Company. Approximately 12% and 3% of the Company’s sales were to one customer during the years ended December 31, 2006 and 2005, respectively.
Research and Development Costs — Research and development costs are charged to operations in the period incurred. The amounts expensed for the years ended December 31, 2006 and 2005 were $327 and $0, respectively.
Shipping and Handling Costs — The Company’s shipping and handling costs are included in cost of sales.

SILICON MOUNTAIN MEMORY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Credit Card Discount Fees  — Fees charged to process the Company’s credit card transactions are recorded as bank fees and are included in general and administrative expenses on the statements of operations.
Rent Expense — The Company recognizes rent expense on a straight-line basis over the lease period and has accrued for rent expense incurred, but not paid.
Software Development Costs  — The Company’s activities include ongoing development of internal-use software used in connection with e-commerce and fulfillment activities. Pursuant to the provisions of the AICPA’s Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, costs incurred during the application development stage are capitalized and costs incurred during the preliminary project and the post-implementation stages are expensed as incurred. Capitalized software development costs are amortized using the straight-line method over their estimated useful lives, generally two years. Capitalized software development costs for the years ended December 31, 2006 and 2005 were $136,544 and $27,300, respectively.
Advertising Costs — The Company expenses the production costs of advertising the first time the advertising takes place, except for direct-response advertising, which is capitalized and amortized over its expected period of future benefits. The Company had no amounts capitalized for direct response advertising at December 31, 2006 or 2005. Costs associated with advertising are expensed in the period incurred. Advertising expense was $816,296 and 710,894 for the years ended December 31, 2006 and 2005, respectively.
Income Taxes — The Company accounts for income taxes using an asset and liability approach. Deferred income tax assets and liabilities result from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax assets will not be realized.
The Company’s calculation of its tax liabilities involves dealing with uncertainties in the application of complex tax regulations. The Company is subject to potential income tax audits in all of the jurisdictions in which it operates and, as a result, must also assess exposures to any potential issues arising from current or future audits of its tax filings. Accordingly, the Company must assess such potential exposure and, where necessary, provide a reserve to cover any expected loss. To the extent that the Company establishes a reserve, its provision for income taxes would be increased. If the Company ultimately determines that payment of these amounts is unnecessary, it reverses the liability and recognizes a tax benefit during the period in which it determines that the liability is no longer necessary. The Company records an additional charge in its provision for taxes in the period in which it determines that the recorded tax liability is less than the Company’s original estimate.
Recent Accounting Pronouncements — In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 157 (“SFAS No. 157”). The Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”), and expands disclosures about fair value measurements. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The adoption of SFAS No. 157 is not expected to have a material effect on the Company’s financial position, results of operations or cash flows.
In July 2006, the FASB released FASB Interpretation No. 48 — Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the accounting and reporting for uncertainties in income taxes recognized in an enterprise’s financial statements in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (“SFAS 109”) and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006 with the impact of adoption to be reported as a cumulative effect of an accounting change. The Company is currently evaluating the financial statement impact of adopting FIN No. 48.
2.   Acquisition:
On September 25, 2006, the Company completed its acquisition of substantially all the assets and certain liabilities of VCI Vision Computers, Inc. (VCI) for cash totaling $3,205,415 plus legal expenses of $124,084. Subsequently, a

SILICON MOUNTAIN MEMORY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
purchase price adjustment was agreed to of $92,441, resulting in a net purchase price of $3,237,058. VCI is a manufacturer of branded custom tower and rackmount servers, office and graphic workstations, and network attached storage servers. The purpose of the acquisition was to broaden the Company’s product offering. The acquisition was accounted for using the purchase method of accounting in accordance with SFAS No. 141, Business Combinations (SFAS 141), and accordingly the Company’s consolidated financial statements from September 25, 2006, include the impact of the acquisition.
The total adjusted purchase price was allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective estimated fair values at the acquisition date with the excess purchase price allocated to goodwill. The valuation of the identifiable intangible assets acquired was prepared based on management’s estimates and assumptions. The following table summarizes the estimated fair value of assets acquired and liabilities assumed at the date of acquisition:

Accounts receivable	$318,894
Inventory	397,630
Note receivable	205,415
Property and equipment	105,750
Amortizable intangible assets:
Trademarks	94,808
Customer lists	190,306
Domain names	60,803
Business processes	778,662
Vision computer brand	377,112
Goodwill	858,834

Total assets acquired	3,388,214
Accounts payable	(39,156)
Sales and warranty reserve	(112,000)

Total liabilities assumed	(151,156)

Net assets acquired	$3,237,058

3. Property and Equipment:
Property and equipment consists of the following as of December 31:

	2006	2005
Furniture and fixtures	$87,181	$49,496
Computer equipment and software	622,253	365,455
Equipment	177,980	101,418
Leasehold improvements	45,539	43,546

	932,953	559,915
Less accumulated depreciation	(382,888)	(211,636)

Total	$550,065	$348,279

SILICON MOUNTAIN MEMORY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Included in property and equipment is equipment acquired under capital leases as follows at December 31:

	2006	2005
Equipment and computer equipment	$150,837	$103,391
Less accumulated amortization	(71,493)	(38,851)

Total	$79,344	$64,540

4. Goodwill and Intangible Assets:
In connection with the VCI acquisition on September 25, 2006, the Company recorded $858,834 of goodwill. Goodwill is accounted for in accordance with SFAS No. 142, Goodwill and Other Intangible Assets (SFAS No. 142) and intangible assets with a determinable economic life are accounted for in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.
The carrying value of goodwill as of December 31, 2006 is as follows:

Balance as of December 31, 2005	$—
Purchased goodwill	858,834
Impairment charge recorded	—

Balance as of December 31, 2006	$858,834

In accordance with SFAS No. 142, goodwill is not amortized and is tested for impairment annually or whenever events or changes in circumstances indicate that the carrying value may not be recoverable in accordance with the Company’s policy. The Company has chosen the end of its fiscal month of December as the date of its annual impairment test. In accordance with SFAS No. 142, goodwill is evaluated for impairment at the reporting unit level. In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS No. 144) Long-lived intangible assets with determinable economic life are tested for recoverability whenever events or circumstances indicate that their carrying amounts may not be recoverable. We determined the recoverability of long-lived assets was not impaired. The total amount of goodwill expected to be deductible for tax purposes is $858,834.

SILICON MOUNTAIN MEMORY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Intangible assets are recorded at cost, less accumulated amortization. The following tables present details of the Company’s intangible assets:

	Useful
	Life		Accumulated
	(Years)	Gross	Amortization	Net
As of December 31, 2006:
Super PC acquisition:
Customer list	15	$1,067,616	$207,542	$860,074

VCI acquisition:
Trademarks	10	94,808	3,113	91,695
Customer lists	3	190,306	24,996	165,310
Domain names	10	60,803	1,998	58,805
Business processes	5	778,662	51,136	727,526
Vision computer brand	5	377,112	24,766	352,346

		1,501,691	106,009	1,395,682

Loan fees and other miscellaneous	3	682,712	73,778	608,934

Total		$3,252,019	$387,329	$2,864,690

As of December 31, 2005:
Super PC acquisition:
Customer list	15	$1,067,616	$136,395	$931,221
Loan fees and other miscellaneous	3	41,462	19,209	22,253

Total		$1,109,078	$155,604	$953,474

Total amortization expense for the identifiable intangible assets was $268,511 and $94,652 for the years ended December 31, 2006 and 2005, respectively. Amortization is generally computed using the straight-line method over the estimated useful life of the intangible asset. The Company expects that the annual amortization of intangible assets will be as follows:

Year	Amount
2007	$618,952
2008	592,298
2009	473,727
2010	329,763
2011	248,152
2012	601,798

$2,864,690

SILICON MOUNTAIN MEMORY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
5. Accrued Expenses:
Accrued expenses consist of the following at December 31:

	2006	2005
Payroll and related expenses	$226,776	$148,299
Compensated absences	81,941	47,467
Interest on debt	118,958	50,047
Reserve for warranty and sales return	133,000	—
Other individually insignificant items	132,815	77,246

Total	$693,490	$323,059

6. Long-term Debt and Short-term Borrowings
On September 26, 2006, the Company entered into an agreement with Laurus Master Fund, Ltd for $8.5 million debt financing Under the terms of the Loan Agreement, Laurus extended financing to the Company in the form of a $2.5 million term loan (the “Term Loan”), a $2.5 million convertible term loan (“Convertible Term Loan”) and a $3.5 million secured revolving credit facility (the “Revolving Credit Facility”). The Term Loan has a stated term of three (3) years and will accrue interest at prime plus 3%, subject to a minimum interest rate of 9%.
The Term Loan is payable in equal monthly principal installments starting on October 1, 2007 of approximately $50,000 plus interest until the maturity date on September 25, 2009. The Convertible Term Loan has a stated term of three (3) years and will accrue interest at prime plus 3%, subject to a minimum interest rate of 9%.
The Convertible Term Loan is payable in equal monthly principal installments starting on October 1, 2007 of approximately $50,000 plus interest until the maturity date on September 25, 2009. The Convertible Term Loan is optionally convertible at a share price of $3.69 or a forced conversion if the volume weighted average price (“VWAP”) of the Common Stock on the Principal Market is equal to or greater than one hundred seventy five percent (175%) of the Fixed Conversion Price.
The Revolving Credit Facility has a stated term of three (3) years and will accrue interest at prime plus 2% subject to a minimum interest rate of 8%, and a maturity date of September 25, 2009.
In connection with the Laurus credit facility, the Company issued warrants to purchase 1,640,000 shares of our common stock at an exercise price of $.01 each The fair value allocated to the warrants of $713,202, calculated using the Black-Scholes model, has been treated as a debt discount and has been allocated between the line of credit, convertible note payable and non-convertible note payable to Laurus Master Fund Ltd. The debt discount was recorded as an increase in additional paid in capital. The fair value of the warrants is amortized over the life of the related debt with a monthly charge to interest expense. The total unamortized debt discount at December 31, 2006, is $646,122.
The Company granted Laurus a first priority security interest in substantially all of its present and future tangible and intangible assets (including all intellectual property) to secure its obligations under the Loan Agreement. The Loan Agreement contains various customary representations and warranties of the Company, as well as customary affirmative and negative covenants, including, without limitation, limitations on liens of property, maintaining specific forms of accounting and record maintenance, and limiting the incurrence of additional debt. The Loan Agreement does not contain restrictive covenants regarding minimum earning requirements, historical earning levels, fixed charge coverage, or working capital requirements. Per the loan agreement, The Company is required to maintain a lock box arrangement wherein monies received by the Company are automatically swept to repay the loan balance on the revolving credit facility. The Loan Agreement also contains certain customary events of default, including, among others, non- payment of principal and interest, violation of covenants, and in the event the Company is involved in certain insolvency proceedings. Upon the occurrence of an event of default, Laurus is entitled to, among other things, accelerate all obligations. In the event Laurus accelerates the loans, the amount due will include all accrued interest plus 110% of the then outstanding principal amount of the loans being accelerated as well as all unpaid fees and expenses of Laurus. In addition, if the Revolving Credit Facility is terminated for any reason, whether because of a prepayment or acceleration, there shall be paid an additional premium of up to 5% of

SILICON MOUNTAIN MEMORY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
the total amount of the Revolving Credit Facility. In the event the Company elects to prepay the Convertible Term Loan, the amount due shall be the accrued interest plus 115% of the then outstanding principal amount of the Term Loan.
Schedules detailing the Company’s lines of credit, long-term and related party debt are presented below.
Lines of Credit — The Company has the following line of credit outstanding at December 31:

	2006	2005
Committed revolving line of credit dated July 27, 2005, with Silicon Valley Bank. This line of credit was repaid in September 2006	$—	$441,089
Revolving line of credit with Laurus Master Fund, Ltd, dated September 26, 2006 Maximum loan amount of $3,500,000. The Company is obligated to make monthly interest payments calculated at prime plus 2% subject to a minimum interest rate of 8%, and a maturity date of September 25, 2009. Balance on line at December 31 is shown net of unamortized debt discount of $268,544. This line of credit is collateralized by substantially all the assets of the Company	697,396	—

Total lines of credit	$697,396	$441,089

Note Payable to Related Party — Notes payable to related parties consist of the following at December 31:

	2006	2005
Note payable to Shareholder. Interest accrued at 10% with principal and accrued interest due on demand. Accrued interest payable was $65,052 and $50,047 at December 31, 2006 and 2005, respectively. The note payable is guaranteed by certain officers of the Company and is collateralized by those officers’ stock, in addition to the general assets of the Company	$100,000	$100,000

     All related party notes are subordinated to the line of credit and notes payable to Laurus Master Fund, Ltd. Payments on related party notes can only be made after the debt at Laurus Master Fund, Ltd. have been repaid or after written approval by the bank.

SILICON MOUNTAIN MEMORY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Notes Payable —

	2006	2005
Note payable to Silicon Valley Bank Monthly principal payments of $13,889 plus interest at 8 5% due through July 2008 Note was repaid in September 2006	$—	$430,556
Note payable to Super PC Memory, Inc related to customer list acquisition Collateralized by the customer list This note was repaid in June 2006	—	264,401
Convertible note payable to Laurus Master Fund, Ltd maturing on September 25, 2009, with an interest rate of prime plus 3% subject to a minimum of 9%, net of unamortized discount of $188,789	2,311,211	—
Non-convertible note payable to Laurus Master Fund, Ltd maturing on September 25, 2009, with an interest rate of prime plus 3% subject to a minimum of 9%, net of unamortized discount of $188,789	2,311,211	—
Capital lease obligations, net of interest of $15,885 monthly lease payments of $4,161	64,630	57,278

Total long-term debt	4,687,052	752,235
Less current maturities	(326,950)	(464,324)

	$4,360,102	$287,911

The schedule of future minimum principal payments on long-term debt after December 31, 2006 is as follows:

Year
2007	$326,950
2008	1,211,474
2009	3,508,763
2010	10,002
2011	7,441
Less debt discount	(377,578)

Total principal payments	$4,687,052

On October 7, 2005, the Company entered into an agreement with MARS (assignee for Super PC) whereby MARS agreed to forgive varying amounts of the note beginning October 31, 2005 and ending March 31, 2006 During 2006 and 2005, MARS forgave debt amounting to $49,401 and $83,378, respectively.
7. Related Party Transactions:
During the year ended December 31, 2005, the Company paid interest of $6,000 on a note held by a shareholder. This note was converted to equity on May 26, 2005.
On June 2, 2006, the Company entered into a bridge financing agreement with Raynemark Investments, LLC, a related party. The face amount of the note was $200,000 with an interest rate of prime plus 2%. A total of $100,000 was drawn on this facility. A total of 50,000 warrants with an exercise price of $1 were issued in conjunction with this note. On September 26, 2006, the Company paid off the principal of the note along with $3,293 of accrued interest.
In 2005, the Company loaned $10,000 to an officer. During the year ended December 31, 2006, the Company loaned an additional $22,655 to the officer. The officer made one payment of $3,740 during 2006. The terms of the promissory note include interest at 5% per year and payments of 50% of bonuses received with the balance due by

SILICON MOUNTAIN MEMORY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 2008. The balance of this note with accrued interest is $30,273 at December 31, 2006.
Starting in November 2006, the Company entered into an agreement with the Board Chairman to pay $1,000 per month for director compensation. The Company paid $2,000 to the Chairman during the year ended December 31, 2006.
8. Commitments and Contingencies:
Officer and Director Indemnification — As permitted or required under Colorado law, and to the maximum extent allowable under that law, the Company has certain obligations to indemnify its current and former officers and directors for certain events or occurrences while the officer or director is, or was serving, at the Company’s request in such capacity. These indemnification obligations are valid as long as the officer or director acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The maximum potential amount of future payments the Company could be required to make under these indemnification obligations is unlimited; however, the Company has a director and officer insurance policy that mitigates the Company’s exposure and enables the Company to recover a portion of any future amounts paid As a result of the Company’s insurance policy coverage, the Company believes the estimated fair value of these indemnification obligations is minimal.
Stock Exchange — On May 7, 2006, the Company entered into a Stock Exchange Agreement with Z-Axis Corporation, a Colorado corporation (“Z-Axis”) which provides that at closing the Company will exchange all of its outstanding shares of common stock for Z-Axis common stock. The Company will also exchange all outstanding options for options to purchase Z-Axis common stock. The agreement (as amended in December 2006) states that each share of the Company shall be exchanged for approximately 1.11 shares of Z-Axis common stock As a result of the Exchange, the Company will become a wholly-owned subsidiary of Z-Axis. On June 30, 2006, the Company and Z-Axis, and the principal executive officers of each of the Company and Z-Axis, entered into Amendment No. 1 to the Stock Exchange Agreement. The Amendment provided updated information with respect to the Company’s outstanding options and also reflects the issuance of warrants in connection with a bridge financing provided by a member of its board of directors on June 2, 2006. The warrants are exercisable at a price of $1.00 per share of common stock and upon full exercise will purchase 50,000 shares of the Company’s common stock. The warrants expire June 1, 2013. Following the Exchange, the warrants will represent 56,305 post-split Z-Axis. Conversion Purchase Rights (as such term is defined in the Agreement). The Amendment also added language stating that if Z-Axis shareholders exercise and perfect dissenters’ rights under Colorado law, any cash payments made following the closing of the Exchange will be made by, and will be the responsibility of, Z-Axis LLC. Similarly, if any Company shareholders exercise and perfect their dissenters’ rights under Colorado Law, then any cash payments made following the closing of the exchange will be made by, and will be the responsibility of, the Company.
Operating Leases — On January 22, 2004, the Company entered into an operating lease on office space which expires May 2007. On September 7, 2004, the lease was amended to include additional space. The lease requires minimum monthly payments of $9,066, $11,488, and $14,205 in years one, two, and three of the lease, respectively.
On June 27, 2005, the Company entered into an operating lease on office space which expires May 31, 2007. The lease requires minimum payments of $2,162 and $2,316 in years one and two, respectively.
On October 20, 2006, the Company entered into an operating lease on office space which expires October 19, 2016. The lease requires monthly minimum payments of $10,350. The lease amount increases 3% at each anniversary date.
Future minimum lease payments under noncancelable operating leases as of December 31, 2006 are as follows:

SILICON MOUNTAIN MEMORY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ending
December 31,
2007	$309,600
2008	186,750
2009	132,416
2010	136,389
2011	140,480
Thereafter	740,387

$1,646,022

Total rent expense for the years ended December 31, 2006 and 2005 was $309,107 and $234,546, respectively.
9. Shareholders’ Equity:
In 2003, our shareholders approved the 2003 Equity Incentive Plan (the “Plan”). The Plan allows for the granting of up to 2,200,000 incentive and nonqualified stock options to its officers, board members, and employees. The Plan is administered by the Compensation Committee of the Board. Options become exercisable over a period of up to ten years from the date of grant and at exercise prices as determined by the Board.
Compensation Plans — Effective January 1, 2006, the Company adopted the provisions of SFAS No. 123(R), which requires the measurement and recognition of compensation expense for all share-based payment awards (including stock options) made to employees and directors based on estimated fair value. The Company previously accounted for the Plan under the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure.
The fair value of each option award is estimated on the date of grant using the Black-Scholes valuation model that uses the assumptions noted in the following table. Expected volatilities are based on implied volatilities from similar companies that operate within the same industry sector index. The Company calculated the historical volatility for each comparable company to come up with an expected average volatility and then adjusted the expected volatility based on factors such as historical stock transactions, major business transactions, and industry trends. The expected terms of the options are estimated based on factors such as vesting periods, contractual expiration dates and historical exercise behavior. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

	2006	2005
Weighted-average volatility	81%	0%
Expected dividends	0%	0%
Risk-free interest rate	4.58%	3.70%
Average expected term (in years)	3.62	9.0
Compensation expense related to previously granted stock option awards which are non-vested and have not been recognized as compensation expense at December 31, 2006 is $133,000. This amount of compensation expense is expected to be recognized over the next five years.

SILICON MOUNTAIN MEMORY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
A summary of option activity under the Plan as of December 31, 2006 and 2005, and changes during the year then ended is presented below:

	Outstanding Options
			Weighted Average
		Weighted	Remaining	Aggregate
	Number of	Average	Contractual Term	Intrinsic
	Shares	Exercise Price	(in years)	Value
Options outstanding at January 1, 2006	1,619,000	$0.38
Granted	505,750	0.88
Exercised	(3,000)	0.25
Canceled or forfeited	(121,500)	0.47

Options outstanding at December 31, 2006	2,000,250	$0.50	5.31	$1,002,968

Options exercisable at December 31, 2006	1,735,250	$0.42	5.16	$999,843

Options outstanding at January 1, 2005	1,673,000	$0.27
Granted	400,000	0.75
Exercised	(17,500)	0.25
Canceled or forfeited	(436,500)	0.30

Options outstanding at December 31, 2005	1,619,000	$0.38	6.31	$1,003,780

Options exercisable at December 31, 2005	1,124,000	$0.34	6.15	$741,840

The weighted average grant date fair value of options granted during the year ended December 31, 2006 was $195,075. During the year ended December 31, 2006, (i) the total intrinsic value, or the difference between the exercise price and the market price on the date of exercise, of all options exercised was $2,250; (ii) the fair value of options vested was $276,899; and (iii) cash received from stock options exercised was approximately $750, as compared to $4,375 for the prior year. As of December 31, 2006, shares available for grant under the Plan were 199,750.
Stock options outstanding and currently exercisable at December 31, 2006 are:

	Options Outstanding
	Weighted			Options Exercisable
	Average	Weighted			Weighted
	Remaining	Average	Number of	Number	Average
Exercise	Contractual	Exercise	Shares	of Shares	Exercise
Price Range	Life	Price	Outstanding	Exercisable	Price
$0.25	6.83	$0.25	279,000	279,000	$0.25
$0.28	4.07	$0.28	915,000	915,000	0.28
$0.75	6.22	$0.75	509,750	497,250	0.75
$0.83	4.43	$0.83	44,000	44,000	0.83
$1.00	6.47	$1.00	252,500	—	1.00

$0.25-$1.00	5.31	$0.50	2,000,250	1,735,250	$0.42

SILICON MOUNTAIN MEMORY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
10. Employee Benefit Plans:
Defined Contribution Plan — Effective during 2004, the Company established a 401(k) retirement plan covering substantially all full-time employees. The plan provides for voluntary salary reduction contributions up to the maximum allowed under Internal Revenue Service rules ($15,000 for calendar year 2006). The Company can make annual contributions to the plan at the discretion of the Board of Directors. No contributions have been made by the Company for the periods presented.
11. Income Taxes:
The Company accounts for income taxes using an asset and liability approach. Deferred income tax assets and liabilities result from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years. Valuation allowances are provided when necessary to reduce deferred tax assets to the amount expected to be realized. The income tax provisions for the years ended December 31, 2006 and 2005 consisted of the following:

	2006	2005
Current expense (benefit)	$—	$41,000
Deferred expense (benefit)	(267,000)	15,000

Total expense (benefit)	$(267,000)	$56,000

	2006	2005

Current deferred tax assets:
Inventory related	$8,000	$10,000
Accrued vacation and other compensation	47,000	10,000
Accrued warranty	54,000	—
Other	4,000	3,000

Total current deferred tax assets	$113,000	$23,000

Long-term deferred tax assets:
Stock compensation	$8,000	$—
Net operating loss carryforwards	139,000	24,000

Total long-term deferred tax assets	147,000	24,000

Long-term deferred tax liabilities:
Property, equipment and intangible assets	(17,000)	(71,000)

Total long-term deferred tax liabilities	(17,000)	(71,000)

Net long-term deferred tax asset (liability)	$130,000	$(47,000)

The Company has an available net operating loss carryforward totaling approximately $365,000 which expires in varying amounts beginning in 2014. A portion of the carryforward may be subject to an annual limitation as to its utilization due to Section 382 change in ownership rules.

SILICON MOUNTAIN MEMORY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
12. Subsequent Events:
The Security and Purchase agreement dated September 25, 2006 between Silicon Mountain Memory and Laurus Master Funds was amended on March 19, 2006. The original agreement required the reverse merger to be consummated within six months of loan origination or March 31, 2007 which has been extended to July 31, 2007.

Silicon Mountain Memory, Incorporated
Condensed Consolidated Balance Sheet (Unaudited)

As of June 30,
2007

ASSETS
Current Assets
Cash	$456,936
Accounts receivable, net of allowance of $34,789	2,133,478
Inventory, net of allowance of $80,000	976,468
Other current assets	724,099

Total current assets	4,290,981

Fixed Assets
Plant, Property and Equipment	979,100
Less Accumulated Depreciation	(465,798)

Total fixed assets	513,302

Other Assets
Goodwill and other Intangible Assets, net	3,390,121
Note Receivable from Officer	31,037
Deposits	38,287
Deferred income tax	130,000

Total other non-current assets	4,102,747

NON-CURRENT TOTAL ASSETS	$8,393,728

Current Liabilities
Accounts payable	$1,461,279
Accrued expenses	520,767
Income taxes payable
Note payable to related parties	100,000
Lines of credit	1,417,167
Current maturities of long-term debt	919,143

Total current liabilities	4,418,356

Long-Term Liabilities
Long-term debt less current maturities	3,616,862

Total long-term liabilities	3,616,862

TOTAL LIABILITIES	8,035,218
STOCKHOLDERS’ EQUITY (DEFICIT)
Common Stock	45,389
Additional Paid-in Capital	1,481,690
Retained Deficit	(1,168,569)

TOTAL STOCKHOLDERS’ EQUITY	358,510

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,393,728

See accompanying notes to condensed consolidated financial statements.

Silicon Mountain Memory, Incorporated
Condensed Consolidated Statements of Operations (Unaudited)

	For the Three Months Ended June 30		For the Six Months Ended June 30
	2007	2006	2007	2006
SALES	$7,227,659	$4,621,499	$14,922,050	$9,080,689
COST OF GOODS SOLD	5,680,916	3,234,283	11,729,687	6,235,263

GROSS MARGIN	1,546,743	1,387,216	3,192,363	2,845,426

OPERATING COSTS:
Selling expenses	623,996	677,889	1,298,331	1,416,960
General and administrative expenses	728,486	648,003	1,493,288	1,289,580
Depreciation and amortization expenses	234,489	59,409	483,632	114,995

Total operating costs	1,586,971	1,385,301	3,275,251	2,821,535

LOSS FROM OPERATIONS	(40,228)	(1,915)	(82,888)	23,891

Other income (expense)
Interest expense, net	(246,693)	(32,012)	(477,518)	(58,326)
Gain (loss) on disposal of fixed assets	(17,071)	—	(17,071)	3,674
Other income (expense)	(26,282)	28,213	(52,174)	49,202

Total other expense	(290,046)	(3,799)	(546,763)	(5,450)

PRE-TAX INCOME (LOSS)	(330,274)	(1,884)	(629,651)	18,441
Income Tax Benefit	118,000	2,400	231,000	(5,100)

NET INCOME (LOSS)	$(212,274)	$516	$(398,651)	$13,341

Basic net income (loss) per share	$(0.05)	$0.00	$(0.09)	$(0.00)

Weighted average shares — basic net	4,538,773	4,475,773	4,538,773	4,475,773

Diluted net income (loss) per share	$(0.05)	$0.00	$(0.09)	$(0.00)

Weighted average shares — diluted net	4,538,773	4,888,091	4,538,773	4,888,091

See accompanying notes to condensed consolidated financial statements.

Silicon Mountain Memory, Incorporated
Condensed Consolidated Statements of Cash Flows (Unaudited)

	For the Six Months Ended
	June 30,
	2007	2006
Cash Flows from Operating Activities:
Net income (loss)	$(398,651)	$13,341
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation and amortization	365,061	114,995
Stock option expense	56,043	27,526
Loss on disposal of fixed assets	17,071	(3,674)
Gain on forgiveness of debt	—	(49,202)
Amortization of discount on debt	132,734	—
Amortization of loan origination costs	118,572	—

Increase or decrease in assets and liabilities:
Accounts receivable	(217,038)	(417,682)
Inventory	21,234	19,413
Other assets	38,697	(249,195)
Accounts payable	303,271	435,579
Accrued expenses and other liabilities	(629,247)	43,498

Net cash used in operating activities	(192,253)	(8,612)

Cash Flows from Investing Activities:
Purchase of property and equipment	(143,113)	(85,971)

Net cash used by investing activities	(143,113)	(85,971)

Cash Flows from Financing Activities:
Repayment of note payable	—	(215,000)
Proceeds from lines of credit (net)	451,228	167,000
Repayments of capital leases	(15,237)	(16,166)
Proceeds from Shareholder Loan	—	100,000
Other	—	750

Net cash provided by financing activities	435,991	36,584

Net Increase (Decrease) in Cash and Cash Equivalents	100,625	(57,989)
Cash and Cash Equivalents — Beginning of Period	356,311	60,509

Cash and Cash Equivalents — End of Period	$456,936	$2,510

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$—	$22,615

Cash paid for income taxes	$—	$24,257

See accompanying notes to condensed consolidated financial statements.

SILICON MOUNTAIN MEMORY, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
1.   Basis of Presentation and Significant Accounting Policies
The accompanying unaudited condensed consolidated financial statements for the three and six months ended June 30, 2007 and 2006 have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. Certain information and disclosures normally included in financial statements have been omitted under Securities and Exchange Commission regulations. The accompanying financial statements should be read in conjunction with the Company’s annual audited financial report for the year ended December 31, 2006. In the opinion of management, all adjustments (primarily consisting of normal recurring adjustments) necessary for the fair presentation of the accompanying condensed consolidated financial statements have been made.
The Company disclosed in Note 1 to its audited financial statements for the year ending December 31, 2006, those accounting policies that it considers to be significant in determining its results of operations and financial position. There have been no material changes to or application of the accounting policies previously identified and described in the Company’s audited financial statements set forth in our Definitive Joint Proxy Statement filed with the SEC on July 24, 2007. The accounting principles utilized by the Company in preparing its condensed consolidated financial statements conform in all material respects to GAAP. For further information, refer to the consolidated financial statements and footnotes in the Company’s Annual Report for the year ended December 31, 2006.
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported period. The Company has historically experienced, and expects to continue to experience, variability in interim results. The condensed consolidated statement of operations for the six months ended June 30, 2007 is not necessarily indicative of results for the full year ended December 31, 2007 or any other period.
Use of Estimates
The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the Company’s consolidated financial statements and the accompanying notes. Actual results could differ from those estimates.
Recent Accounting Pronouncements
Effective January 1, 2007, the Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 requires a company to determine whether it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. If the more-likely-than-not threshold is not met, a company must measure the tax position to determine the amount to recognize in the financial statements. The application of income tax law and regulations is inherently complex and subject to change. The Company is required to make many subjective assumptions and judgments regarding the income tax exposures. Changes in these subjective assumptions and judgments can materially affect amounts recognized in the Company’s financial statements.
At the adoption date of January 1, 2007 and at June 30, 2007, the Company had no unrecognized tax benefits which would affect the effective tax rate if recognized, and as of June 30, 2007, the Company had no accrued interest or penalties related to uncertain tax positions.
On initial application, FIN 48 was applied to all tax positions for which the statute of limitations remained open. The tax year 2006 federal return has been granted an extension to file until September 15, 2007. The tax years 2003-2006 remain open to examination by taxing jurisdictions to which the Company is subject. No federal or state exams are ongoing or have been performed in the past three years.
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of SFAS No. 157 are effective for fiscal years beginning after November 15, 2007. We believe that the adoption of SFAS No. 157 will not have a material impact on our financial statements.

SILICON MOUNTAIN MEMORY, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
Earnings per Share
Basic earnings per share is computed by dividing net income or loss from continuing operations by the weighted average number of common shares outstanding during the period. Diluted earnings per share from continuing operations reflects the additional dilution that could occur if rights to acquire common stock were exercised, such as stock issuable pursuant to the exercise of stock options outstanding and shares of common stock subject to repurchase. The treasury stock method is used to compute the dilutive effect of options and similar instruments. Potentially dilutive shares, including shares of common stock that are subject to repurchase, are excluded from the computation of fully-diluted earnings per share from continuing operations when their effect is anti-dilutive. A reconciliation of weighted average shares used in computing amounts for basic and diluted earnings per share from continuing operations is presented below. There were no adjustments to net income in order to determine diluted earnings per share (in thousands, except per share data).

	Three Months Ended
	June 30,	June 30,
	2007	2006
Weighted average shares outstanding — basic	4,539	4,476
Net shares assumed issued through exercises of stock options	—	4.2

Average shares outstanding — diluted	4,539	4,888

Diluted earnings (loss) per share	$(0.05)	$0.00

	Six Months Ended
	June 30,	June 30,
	2007	2006
Weighted average shares outstanding	4,539	4,477
Net shares assumed issued through exercises of stock options	—	412

Average shares outstanding — diluted	4,539	4,888

Diluted earnings (loss) per share	$(0.05)	$(0.00)

2.   Acquisition of VCI Vision Computers
On September 26, 2006, the Company closed on the acquisition of all of the assets of VCI Vision Computers, Inc (Vision), an Arizona corporation, for $3,237,058 in cash. Vision makes branded rack mount and tower servers, workstations and peripherals. The operating results from September 26, 2006 include the results of Vision. Beginning in the fourth quarter of 2006, the Company began reporting operations in two segments, Memory and Computer Systems.
The Company allocated the Vision purchase price as follows:

Accounts Receivable	$318,894
Inventory	397,630
Note Receivable	205,415
Fixed Assets	105,750
Trademarks	94,808
Customer Lists	190,306
Domain Names	60,803
Business Processes	778,662
Vision Computer Brand	377,112
Goodwill	858,834
Sales and warranty reserves	(112,000)
Accounts Payable	(39,156)

$3,237,058

SILICON MOUNTAIN MEMORY, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
3.   Stock-Based Compensation
     SFAS No. 123R “Accounting for Stock-Based Compensation”
The adoption of SFAS 123(R) resulted in stock compensation expense for the three and six months ended June 30, 2007, of $30,635 and $56,043, respectively. The adoption of SFAS 123(R) had no effect on basic and diluted earnings per share for the quarter.
The Black-Scholes option-pricing model was used to estimate the option fair values. The option-pricing model requires a number of assumptions, of which the most significant are, expected stock price volatility, the expected pre-vesting forfeiture rate and the expected option term (the amount of time from the grant date until the options are exercised or expire). Expected volatility was calculated based the stock volatilities of the Company’s peer group because the Company’s stock was not publicly-traded during the six months period ending June 30, 2007. Expected pre-vesting forfeitures were estimated based on actual historical pre-vesting forfeitures over the most recent period ending June 30, 2007 for the expected option term. The expected option term was calculated using the “simplified” method for “plain vanilla” options outlined in Securities and Exchange Commission Staff Accounting Bulletin No. 107.
     Stock Options as of June 30, 2007
The Company’s 2003 Equity Incentive Plan (the “Plan”) allows for the granting of up to 2.2 million incentive and nonqualified stock options to our officers, board members, employees and consultants. The Plan is administered by the Compensation Committee of the Board. Options become exercisable over a period of up to ten years from the date of grant at exercise prices as determined by the Committee.
The following table summarizes stock options outstanding and changes (in thousands) during the six months ended June 30, 2007:

			Weighted
			Average
			Remaining
		Weighted	Contractual
	Number of	Average	Term
	Shares	Exercise Price	(in years)
Options outstanding at January 1, 2007	2,000	0.50	5.31
Granted	205	1.31
Exercised	—	—
Canceled or forfeited	(95)	0.81

Options outstanding at June 30, 2007	2,110	0.56	4.66

Options exercisable at June 30, 2007	1,692	0.42	4.66

SILICON MOUNTAIN MEMORY, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
Stock options outstanding and currently exercisable (in thousands) at June 30, 2007 are as follows:

	Options Outstanding			Options Exercisable
		Weighted Average
	Number of	Remaining		Number of
	Options	Contractual Life	Weighted Average	Options	Weighted Average
Range of exercise prices	Outstanding	(in years)	Exercise price	Exercisable	Exercise Price
$ 0 – 0.25	260	6.33	$0.25	260	$0.25
.26 – .28	915	3.57	0.28	915	0.28
.29 – .75	473	5.74	0.75	473	0.75
.76 – .83	44	3.93	0.83	44	0.83
$ .84 – 1.00	233	6.53	1.00	—	—
$1.01 – 1.25	40	4.51	1.25	—	—
$1.26 – 1.33	145	2.59	1.33	—	—

	2,110	4.66	$0.56	1,692	$0.42

Total estimated unrecognized compensation cost from unvested stock options as of June 30, 2007 was approximately $197,000, which is expected to be incurred through 2011.
The weighted average per share fair value of stock options granted during the six months June 30, 2007 was $1.31. The fair value was estimated as of the grant date using the Black-Scholes option pricing model with the following assumptions:

Volatility	81%
Expected option term	10 years
Risk-free interest rate	4.96%
Expected dividend yield	0%
4.   Inventory
Inventories are valued at the lower of cost or market, with cost computed using the first in first out method. Consideration is given to obsolescence, excessive levels, deterioration and other factors in evaluating net realizable value. Inventories consist of the following (in thousands):

June 30,
2007
Memory	$255
Systems components	802
Reserve for obsolescence	(80)

Total inventory	$977

SILICON MOUNTAIN MEMORY, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
5.   Intangible Assets
The following table presents details of the Company’s intangible assets as of June 30, 2007 (in thousands):

		June 30, 2007
	Useful
	Life	Gross	Accumulated	Net
Intangible Assets	(years)	Value	Amortization	Value
Loan Fees and Other	1-3	$683	$178	$505
Trademarks	10	95	7	88
Domain Names	10	61	5	56
Business Processes	5	778	153	623
Vision Computer Brand	5	377	57	320
Goodwill		859	—	859
Acquired Customer Lists	5-15	1,270	319	939

Total		$4,123	$721	$3,390

Intangible assets with finite lives are subject to amortization, and any impairment is determined in accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” The Company recorded amortization expense of $175,222 for the six months ended June 30, 2007. Estimated future amortization expense (based on existing intangible assets) as of June 30, 2007 is as follows (in thousands):

Year ending December 31,	Amount
Remainder of 2007	$272
2008	592
2009	474
2010	330
2011	248
Thereafter	615

Total	$2,531

6.   Commitments and Contingencies
Our contractual obligations and commercial commitments have not materially changed from those reported in our annual audited financial report dated December 31, 2006.
     Officer and Director Indemnification
As permitted or required under Colorado law and to the maximum extent allowable under that law, the Company has certain obligations to indemnify its current and former officers and directors for certain events or occurrences while the officer or director is, or was serving, at the Company’s request in such capacity. These indemnification obligations are valid as long as the officer or director acted in good faith and in a manner the person reasonably believed to be in or not opposed to the bests interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The maximum potential amount of future payments the Company could be required to make under these indemnification obligations is unlimited; however, the Company has a director and officer insurance policy that mitigates the Company’s exposure and enables the Company to recover a portion of any future amounts paid. As a result of the Company’s insurance policy coverage, the Company believes the estimated fair value of these indemnification obligations is minimal.
7.   Related Party Transactions
In 2005, the Company loaned $10,000 to an officer. In 2006, the Company loaned an additional $22,655 to the officer. The terms of the promissory note include interest at 5% per year and payments of 50% of bonus received with the balance due by December 2008. The balance of this note with accrued interest is $31,037 at June 30, 2007.

RONALD R. CHADWICK, P.C.
Certified Public Accountant
2851 South Parker Road, Suite 720
Aurora, Colorado 80014
Telephone (303)306-1967
Fax (303)306-1944
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors
VCI Vision Computers, Inc.
Mesa, Arizona
I have audited the accompanying balance sheets of VCI Vision Computers, Inc. as of December 31, 2004 and 2005, and the related statements of operations, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on these financial statements based on my audit.
I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.
In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of VCI Vision Computers, Inc. as of December 31, 2004 and 2005, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
As discussed in Note 2 to the financial statements, the Company’s management in 2006 determined that a warranty liability and sales reserve should have been recorded in 2004 and 2005. Accordingly, the 2004 and 2005 financial statements have been restated and an adjustment has been made to retained earnings as of January 1, 2004.

/s/ Ronald R. Chadwick, P.C.
RONALD R. CHADWICK, P.C.

Aurora, Colorado
January 2, 2007

VCI VISION COMPUTERS, INC.
BALANCE SHEETS

	Dec. 31, 2004	Dec. 31, 2005
	As restated	As restated
ASSETS
Current assets
Cash	$—	$180,996
Accounts receivable	380,792	426,403
Prepaid expenses	60,000	—
Inventory	266,897	433,595

Total current assets	707,689	1,040,994

Note receivable — related party	195,168	200,856
Other assets	12,285	15,521

	207,453	216,377

Total Assets	$915,142	$1,257,371

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Bank overdraft	$188,981	$—
Accounts payable	234,532	147,570
Accrued expense	102,000	120,000
Other payables	18,460	28,594

Total current liabilities	543,973	296,164

Total Liabilities	543,973	296,164

Stockholders’ Equity
Common stock, $1 par value; 10,000 shares authorized; 100 shares issued & outstanding	100	100
Cumulative distributions	(1,261,813)	(1,604,359)
Retained earnings	1,632,882	2,565,466

Total Stockholders’ Equity	371,169	961,207

Total Liabilities and Stockholders’ Equity	$915,142	$1,257,371

The accompanying notes are an integral part of the financial statements.

VCI VISION COMPUTERS, INC.
STATEMENTS OF OPERATIONS

	Year Ended	Year Ended
	Dec. 31, 2004	Dec. 31, 2005
	As restated	As restated
Sales — net of returns	$10,288,453	$12,050,258
Cost of goods sold	8,685,822	10,094,683

Gross profit	1,602,631	1,955,575

Operating expenses:
Selling	524,399	436,583
General and administrative	719,340	591,156
Amortization & depreciation	3,857	430

	1,247,596	1,028,169

Gain (loss) from operations	355,035	927,406

Other income (expense):
Interest income	15,120	5,688
Interest expense	(7,677)	(510)

	7,443	5,178

Income (loss) before provision for income taxes	362,478	932,584
Provision for income tax	—	—

Net income (loss)	$362,478	$932,584

Net income (loss) per share
(Basic and fully diluted)	$3,625	$9,326

Weighted average number of common shares outstanding	100	100

The accompanying notes are an integral part of the financial statements.

VCI VISION COMPUTERS, INC.
STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock
		Amount	Cumulative	Retained	Stockholders’
	Shares	($1 Par)	Distributions	Earnings	Equity
Balances at December 31, 2003, as restated	100	$100	$(818,100)	$1,270,404	$452,404
Distributions			(443,713)		(443,713)
Gain (loss) for the year				362,478	362,478

Balances at December 31, 2004	100	$100	$(1,261,813)	$1,632,882	$371,169
Distributions			(342,546)		(342,546)
Gain (loss) for the year				932,584	932,584

Balances at December 31, 2005 as restated	100	$100	$(1,604,359)	$2,565,466	$961,207

The accompanying notes are an integral part of the financial statements.

VCI VISION COMPUTERS, INC.
STATEMENTS OF CASH FLOWS

	Year Ended	Year Ended
	Dec. 31, 2004	Dec. 31, 2005
	As restated	As restated
Cash Flows From Operating Activities:
Net income (loss)	$362,478	$932,584
Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Amortization & depreciation	3,857	430
Accounts receivable	162,012	(45,611)
Prepaid expenses	(60,000)	60,000
Notes receivable — related party	(15,120)	(5,688)
Inventory	(124,593)	(166,698)
Other assets	23,890	(4,012)
Bank overdraft	(26)	(188,981)
Accrued expense	1,000	18,000
Accrued payables	93,605	(76,828)

Net cash provided by (used for) operating activities	447,103	523,196

Cash Flows From Investing Activities:
Fixed assets	(3,390)	—

Net cash provided by (used for) investing activities	(3,390)	—

Cash Flows From Financing Activities:
Borrowings — line of credit	334,014	207,799
Payments — line of credit	(334,014)	(207,453)
Distributions	(443,713)	(342,546)

Net cash provided by (used for) financing activities	(443,713)	(342,200)

Net Increase (Decrease) In Cash	—	180,996
Cash At The Beginning Of The Period	—	—
Cash At The End Of The Period	$—	$180,996

Schedule Of Non-Cash Investing And Financing Activities
None
Supplemental Disclosure
Cash paid for interest	$7,677	$510
Cash paid for income taxes	$—	$—
The accompanying notes are an integral part of the financial statements.

VCI VISION COMPUTERS, INC.
BALANCE SHEETS

		September 30,
	September 24, 2006	2005
	(Unaudited)	(Unaudited)
ASSETS
Current assets
Cash	$	$93,700
Accounts receivable	351,759	385,467
Inventory	406,638	300,652

Total current assets	758,397	779,819

Note receivable — related party	205,415	199,434
Other assets	8,784	5,226

	214,199	204,660

Total Assets	$972,596	$984,479

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Bank overdraft	$155,373	$—
Accounts payable	39,156	181,841
Accrued expense	127,000	120,000
Other payables	4,695	34,273

Total current liabilities	326,224	336,114

Total Liabilities	326,224	336,114

Stockholders’ Equity
Common stock, $1 par value; 10,000 shares authorized; 100 shares issued & outstanding	100	100
Cumulative distributions	(2,461,905)	(1,565,090)
Retained earnings	3,108,177	2,213,355

Total Stockholders’ Equity	646,372	648,365

Total Liabilities and Stockholders’ Equity	$972,596	$984,479

The accompanying notes are an integral part of the financial statements.

VCI VISION COMPUTERS, INC.
STATEMENTS OF OPERATIONS

	For the Period	For the Period
	January 1, 2006	January 1, 2005
	Through	Through
	September 24,	September 30,
	2006	2005
	(Unaudited)	(Unaudited)
Sales — net of returns	$9,169,121	$8,959,601
Cost of goods sold	7,839,718	7,658,768

Gross profit	1,329,403	1,300,833

Operating expenses:
Selling	307,769	282,366
General and administrative	483,333	441,765
Amortization & depreciation	—	—

	791,102	724,131

Gain (loss) from operations	538,301	576,702

Other income (expense):
Interest income	4,560	4,266
Interest expense	(150)	(495)

	4,410	3,771

Income (loss) before provision for income taxes	542,711	580,473
Provision for income tax	—	—

Net income (loss)	$542,711	$580,473

Net income (loss) per share
(Basic and fully diluted)	$5,427	$5,805

Weighted average number of common shares outstanding	100	100

The accompanying notes are an integral part of the financial statements.

VCI VISION COMPUTERS, INC.
STATEMENTS OF CASH FLOWS

	For the Period	For the Period
	January 1, 2006	January 1, 2005
	Through	Through
	September 24,	September 30,
	2006	2005
	(Unaudited)	(Unaudited))
Cash Flows From Operating Activities:
Net income (loss)	$542,711	$580,473
Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Amortization & depreciation	—	—
Accounts receivable	74,644	(4,675)
Prepaid expenses		60,000
Notes receivable — related party	(4,559)	(4,266)
Inventory	26,957	(33,755)
Other assets	6,737	7,059
Bank overdraft	155,373	(188,981)
Accrued payables	(125,313)	(18,878)

Net cash provided by (used for) operating activities	676,550	396,977

Cash Flows From Investing Activities:
Fixed assets	—	—

Net cash provided by (used for) investing activities	—	—

Cash Flows From Financing Activities:
Distributions	(857,546)	(303,277)

Net cash provided by (used for) financing activities	(857,546)	(303,277)

Net Increase (Decrease) In Cash	(180,996)	93,700
Cash At The Beginning Of The Period	180,996	—
Cash At The End Of The Period	$—	$93,700

Schedule Of Non-Cash Investing And Financing Activities
None
Supplemental Disclosure
Cash paid for interest	$150	$495
Cash paid for income taxes	$—	$—
The accompanying notes are an integral part of the financial statements.

VCI VISION COMPUTERS, INC.
STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock
		Amount	Cumulative	Retained	Stockholders’
	Shares	($1 Par)	Distributions	Earnings	Equity
Balances at December 31, 2003	100	$100	$(818,100)	$1,270,404	$452,404
Distributions			(443,713)		(443,713)
Gain (loss) for the year				362,478	362,478

Balances at December 31, 2004	100	$100	$(1,261,813)	$1,632,882	$371,169
Distributions			(342,546)		(342,546)
Gain (loss) for the year				932,584	932,584

Balances at December 31, 2005	100	$100	$(1,604,359)	$2,565,466	$961,207
Distributions			(857,546)		(857,546)
Gain (loss) for the period				542,711	542,711

Balances at September 24, 2006 (Unaudited)	100	$100	$(2,461,905)	$3,108,177	$646,372

The accompanying notes are an integral part of the financial statements.

VCI VISION COMPUTERS, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2004 and 2005, & September 24, 2006 (Unaudited)
NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
VCI Vision Computers, Inc. (the “Company”), was incorporated in the State of Arizona on August 18, 1994. The Company designs, assembles and markets custom tower and rackmount servers, office and graphic workstations, and network attached storage to a customer base of institutions, businesses, and individuals.
On September 25, 2006 Vision sold substantially all of its assets to Silicon Mountain Memory, Inc. and ceased to operate as a computer systems manufacturer. The interim unaudited financial statements for the period from January 1, 2006 to September 24, 2006 contain the operating results for Vision in 2006 prior to the sale.
Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Cash and cash equivalents
The Company considers all highly liquid investments with an original maturity of three months or less as cash equivalents.
Accounts receivable
The Company reviews accounts receivable periodically for collectability and establishes an allowance for doubtful accounts and records bad debt expense when deemed necessary. At December 31, 2004 and 2005, and September 24, 2006 the Company had no balance in its allowance for doubtful accounts.
Inventory
Inventory consists of work in process parts and finished goods ready for shipment. Inventories are valued at the lower of cost or market using the first-in, first-out (FIFO) method.
Property and equipment
Property and equipment are recorded at cost and depreciated under accelerated methods over each item’s estimated useful life.
Accrued Expense
The Company has accrued liabilities for sales returns and warranty expense. The reserve for sales returns was $18,000, $22,000 and $19,000 at December 31, 2004 and 2005, and September 24, 2006 respectively. The reserve for warranty expense was $84,000, $98,000 and $93,000 at December 31, 2004 and 2005, and September 24, 2006 respectively.
Revenue recognition
Revenue is recognized on an accrual basis as earned under contract terms, generally when ordered products are shipped.
Advertising costs
Advertising costs are expensed as incurred. Advertising expense totaled $419,319 and $339,208 for the years ending December 31, 2004 and 2005 respectively, and $230,562 for the period January 1 to September 24, 2006.

Income tax
The Company is treated as an S-Corporation for income tax purposes, and therefore pays no income taxes at the corporate level.
Net income (loss) per share
The net income (loss) per share is computed by dividing the net income (loss) by the weighted average number of shares of common outstanding. Warrants, stock options, and common stock issuable upon the conversion of the Company’s preferred stock (if any), are not included in the computation if the effect would be anti-dilutive and would increase the earnings or decrease loss per share.
Financial Instruments
The carrying value of the Company’s financial instruments, as reported in the accompanying balance sheets, approximates fair value.
Long-Lived Assets
In accordance with Statement of Financial Accounting Standard 144 “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company regularly reviews the carrying value of intangible and other long-lived assets for the existence of facts or circumstances, both internally and externally, that may suggest impairment. If impairment testing indicates a lack of recoverability, an impairment loss is recognized by the Company if the carrying amount of a long-lived asset exceeds its fair value.
Products and services, geographic areas and major customers
The Company earns revenue from the sale of its custom servers, workstations and storage devices, but does not separate sales of different product lines into operating segments. In 2004 one customer accounted for 75% of sales, in 2005 one customer accounted for 69% of sales, and for the period January 1 to September 24, 2006 one customer accounted for 63% of sales. Less than 1% of sales each year were international, and in each year substantially all Company sales were to external customers.
Reclassifications
Certain prior year amounts have been reclassified to conform to current year presentation.
Recent Accounting Pronouncements
In November 2004, the FASB issued SFAS No. 151, “Inventory Costs (An Amendment of ARB No. 43, Chapter 4)”. SFAS 151 amends and clarifies financial accounting and reporting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). The Company has adopted the provisions of SFAS No. 151 which are effective in general for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption did not have a material effect on the results of operations of the Company.
In December 2004, the FASB issued SFAS No. 152, “Accounting for Real Estate Time-Sharing Transactions (An Amendment of FASB Statements No. 66 and 67)”. SFAS 152 amends FASB 66 and 67 to reference the accounting and reporting guidance for real estate time-sharing transactions provided for in AICPA Statement of Position 04-2. of The Company has adopted the provisions of SFAS No. 152 which are effective for financial statements for fiscal years beginning after June 15, 2005. The adoption did not have a material effect on the results of operations of the Company.
In December 2004, the FASB issued SFAS No. 153, “Exchange of Nonmonetary Assets (An Amendment of APB No. 29)”. SFAS 153 amends Opinion 29 to eliminate the fair value accounting exception for nonmonetary exchanges of similar productive assets, and replaces that exception with a general exception for nonmonetary assets that do not have commercial substance. The Company has adopted the provisions of SFAS No. 153 which are effective in general for nonmonetary asset exchanges occurring in fiscal years beginning after June 15, 2005. The adoption did not have a material effect on the results of operations of the Company.
In March 2005, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment”. SFAS 123(r) requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. The Company has adopted the provisions of SFAS No. 123(r) which are effective in general for transactions entered into or modified after June 15, 2005. The adoption did not have a material effect on the results of operations of the Company.
In August 2005, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 154, “Accounting Changes and Error Corrections.” SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle, requiring in general retrospective application to prior periods’ financial statements of changes in accounting principle. The Company has adopted the provisions of SFAS No. 154 which are effective for accounting changes and corrections of errors beginning after December 15, 2005. The adoption did not have a material effect on the results of operations of the Company.
In March 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 155, “Accounting for Certain Hybrid Financial Instruments.” SFAS 155 resolves certain accounting issues related to various hybrid financial instruments. The Company has adopted the provisions of SFAS No. 155 which are effective for fiscal years beginning after September 15, 2006. The adoption did not have a material effect on the results of operations of the Company.
NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS
The Company, in 2006, restated its 2004 and 2005 financial statements, as management determined that a liability for warranty expense and a reserve for sales returns was required. The effect of these changes on certain financial statement categories are as follows:

	As of Dec. 31,		As of Dec. 31,
	2004		2004
	As Originally		As
	Reported	Change	Adjusted
Total Assets	915,142		915,142

Total Liabilities	441,973	102,000	543,973
Total Stockholders’ Equity	473,169	(102,000)	371,169

Total Liabilities and Shareholders Equity	915,142	0	915,142

	For the Year		For the Year
	Ending Dec. 31,		Ending Dec. 31,
	2004		2004
	As Originally		As
	Reported	Change	Adjusted
Sales	10,242,427	(1,000)	10,241,427
Cost of Goods Sold	8,230,770		8,230,770

Gross Profit	2,011,657		2,010,657
Operating Expenses	1,655,622		1,655,622
Other Income	7,443		7,443

Net Income	363,478	(1,000)	362,478

Earnings per share	3,635	(10)	3,625

	As of Dec. 31,		As of Dec. 31,
	2005		2005
	As Originally		As
	Reported	Change	Adjusted
Total Assets	1,257,371		1,257,371

Total Liabilities	176,164	120,000	296,164
Total Stockholders’ Equity	1,081,207	(120,000)	961,207

Total Liabilities and Shareholders Equity	1,257,371	0	1,257,371

	For the Year		For the Year
	Ending Dec. 31,		Ending Dec. 31,
	2005		2005
	As Originally		As
	Reported	Change	Adjusted
Sales	12,010,703	(4,000)	12,006,703

Cost of Goods Sold	9,406,588	14,000	9,420,588

Gross Profit	2,604,115	(18,000)	2,586,115

Operating Expenses	1,658,709		1,658,709

Other Income	5,178		5,178

Net Income	950,584	(18,000)	932,584

Earnings per share	9,506	(180)	9,326

NOTE 3. RELATED PARTY TRANSACTIONS
The Company has a note receivable from an LLC controlled by Company officers. The note is unsecured, but payable upon demand or upon sale of the building owned by the LLC, which the Company rents. The note bears interest at 3.16% per annum, and has been outstanding since 2002. The outstanding balance on the note, including principal and accrued interest, was $195,168, $200,856, and $205,415 at December 31, 2004 and 2005, and September 24, 2006.
The Company had related party shareholder receivables at December 31, 2004 and 2005 of approximately $7,500 and $5,000 for personal expense funds advanced.
NOTE 4. LEASE COMMITMENT
The Company rents office and production space in a building owned by an LLC controlled by Officers of the Company. In 2004, 2005 and early 2006 the building was rented under a lease with the LLC which expired at the end of February 2006. The lease terms called for monthly rent of $10,000, and carried a renewal option. The Company is currently renting the space on a verbal, month to month basis at $8,000 per month. Rent expense in 2004, 2005, and for the period January 1 to September 24, 2006 was $120,000, $134,600 and $73,440.
NOTE 5. SUBSEQUENT EVENTS
In September 2006, Silicon Mountain Memory, Inc. through a subsidiary, purchased substantially all the assets of VCI Vision Computers for approximately $3,200,000.

SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA
The unaudited pro forma consolidated financial data set forth below as of June 30, 2007 and for the six months ended June 30, 2007 and the twelve months ended December 31, 2006 is based upon Z-Axis’ historical financial statements, adjusted to give effect to:
•	the exchange with Silicon Mountain,
•	the contemporaneous sale of the LLC to the purchasing LLC, and
•	the acquisition of VCI by Silicon Mountain.
The pro forma financial information as of and for the six months ended June 30, 2007 has been developed from Z-Axis’ audited financial statements and Silicon Mountain’s unaudited financial statements, and the notes to those financial statements, which are included elsewhere in this document.
The pro forma financial information for the twelve months ended December 31, 2006 has been developed from Z-Axis’ unaudited financial statements and Silicon Mountain’s audited financial statements, and the notes to those financial statements, which are included elsewhere in this document.
Prior to the exchange, Z-Axis’ fiscal year end was March 31 and Silicon Mountain’s fiscal year end was December 31. As such, the pro forma statements of operation data for the period ended December 31, 2006 below reflects the twelve months ended December 31, 2006 for Z-Axis and the December 31 fiscal year end for Silicon Mountain. Following the exchange and the LLC sale, Z-Axis (which will then be renamed Silicon Mountain Holdings) intends to adopt the fiscal year end of the acquiror for accounting purposes, which is Silicon Mountain. As such, the fiscal year end of Z-Axis (which will then be renamed Silicon Mountain Holdings) will thereafter be December 31. For this reason, we have presented pro forma statements of operations data for Z-Axis as the twelve months ended December 31, 2006 as well as the pro forma balance sheet data as of June 30, 2007. Please see the paragraphs below for information concerning the related accounting treatment of the exchange and LLC sale transactions.
The unaudited pro forma consolidated financial data is provided for illustrative purposes only and does not purport to represent what Z-Axis’ actual consolidated results of operations or Z-Axis’ financial position would have been had the exchange and the LLC sale occurred on the dates assumed, nor is it necessarily indicative of future consolidated results of operations or financial position.
The unaudited pro forma combined financial data is based on estimates and various assumptions that Silicon Mountain and Z-Axis believe are reasonable in these circumstances. The unaudited pro forma adjustments reflect transaction-related items only and are based on currently available information. Because the former stockholders of Silicon Mountain will own approximately 94.16% of the combined company on completion of the exchange, calculated on a fully diluted basis (but excluding shares issuable pursuant to employee stock options) and Z-Axis is selling its existing operations through the sale of the LLC in conjunction with the exchange, the exchange and the LLC sale will be accounted for as a recapitalization through a reverse acquisition, with no goodwill or other intangibles recorded. As such, the pro forma financial information reflects the historical financial information of Silicon Mountain and the remaining assets of Z-Axis brought over at historical cost. Costs of the exchange will be charged to operations. The resulting stockholders’ equity in the pro forma balance sheet reflects that of Z-Axis, adjusted to give effect to the exchange, the LLC sale and the reverse stock split expected to occur immediately prior to closing. No estimates of costs associated with the LLC sale have been reflected in the unaudited pro forma consolidated financial statements. Z-Axis does not anticipate that any cost savings, revenue enhancements or synergies will be realized in connection with the exchange and the LLC sale. The unaudited pro forma consolidated financial statements reflect Silicon Mountain’s accounting policies, as those accounting policies will govern Silicon Mountain Holdings’ accounting after the exchange and LLC sale.
The summary consolidated balance sheet data at June 30, 2007 gives effect to the proposed exchange and LLC sale as if these transactions had occurred on June 30, 2007. The summary consolidated statement of operations data for the six months ended June 30 2007 and the twelve months ended December 31, 2006, gives effect to the proposed exchange, LLC sale and VCI acquisition as if these transactions had occurred on January 1, 2006.

PRO FORMA CONSOLIDATED BALANCE SHEET AS OF JUNE 30, 2007

			Z-Axis Post		Adjustments	Z-Axis
			Reverse		for Sale of	After LLC	Silicon			Pro Forma
	Z-Axis		Split		LLC	Sale	Mountain		Exchange	Combined
Assets
Current assets
Cash	193,306		193,306	b,c	(133,306)	60,000	456,936		—	516,936
Accounts receivable	696,195		696,195	b	(696,195)	—	2,133,478		—	2,133,478
Inventory	—		—	b	—	—	976,468		—	976,468
Other current assets	28,824		28,824		(28,824)	—	724,099	e	(210,000)	514,099

Total current assets	918,325		918,325	b,c	(858,325)	60,000	4,290,981		(210,000)	4,140,981
Non-current assets

Property and equipment, net	92,641		92,641	b	(92,641)	—	513,302		—	513,302
Restricted cash	25,284		25,284	b	(25,284)	—	—		—	0
Goodwill & Other Intangibles	—		—		—	—	3,390,121		—	3,390,121
Deposits	27,983		27,983	b	(27,983)	—	38,286		—	38,286
Notes Receivable	—		—	b,c	150,000	150,000	31,037		—	181,037
Deferred income taxes	226,000		226,000	b	(226,000)	—	130,000		—	130,000

Total non-current assets	371,908		371,908	b,c	(221,908)	150,000	4,102,747		—	4,252,747

Total assets	$1,290,233		$1,290,233		$(1,080,233)	$210,000	$8,393,728		$(210,000)	$8,393,728

Liabilities and Stockholders’ Equity

Current liabilities
Line-of-credit	100,000		100,000	b	(100,000)	—	1,417,167		—	1,417,167
Accounts payable	161,169		161,169	b	(161,169)	—	1,461,279		—	1,461,279
Accrued expenses	186,433		186,433	b	(186,433)	—	520,767	g	60,000	580,767
Deferred revenue	54,671		54,671	b	(54,671)	—	—		—	—
Deferred income taxes	121,000		121,000	b	(121,000)	—	—		—	—
Note payable related party	—		—		—	—	100,000		—	100,000
Current portion of long-term obligations	1,363		1,363	b	(1,363)	—	919,143		—	919,143
Other Payables	—		—		—	—	—		—	—

Total current liabilities	624,636		624,636	b	(624,636)	—	4,418,356		60,000	4,478,356
Long-term Liabilities
Long-term debt less current maturities	—		—	b	—	—	3,616,862		—	3,616,862
Deferred rent	107,831		107,831	b	(107,831)	—	—		—	107,831
Deferred income taxes	—		—		—	—	—		—	—

Total long-term liabilities	107,831		107,831	b	(107,831)	—	3,616,862		—	3,616,862
Total liabilities	732,467		732,467	b	(732,467)	—	8,035,218		60,000	8,095,218
Stockholders’ equity
Common stock, par value	3,825	a	425	d	(33)	392	45,389	f	(40,352)	5,429
Additional paid-in capital	1,478,742	a	1,482,142	d	(1,303,133)	209,608	1,481,690	f	(169,648)	1,521,650
Accumulated deficit	(924,801)		(924,801)		955,400	—	(1,168,569)		(60,000)	(1,228,569)

Total stockholders’ equity	557,766		557,766		(347,766)	210,000	358,510		(270,000)	298,510

Total liabilities and stockholders’ equity	$1,290,233		$1,290,233		$(1,080,233)	$210,000	$8,393,728		$(210,000)	$8,393,728

a	Initial par value for 3,825,000 shares with a par value of $0.001 is $3,825. After the one for nine reverse split, the total Z-axis outstanding shares is will be reduced to 425,000 shares; with a par value of $0.001 making the par value $425. Additional paid-in capital adjusted $3,400 upward to account for the drop in par value due to the reverse split.

b	To reflect the sale of the operating assets and liabilities of Z-Axis to Z-Axis LLC in exchange for all of the membership rights of Z-Axis LLC.

c	To reflect the sale of the membership rights of Z-Axis LLC by Z-Axis to Z-Axis in exchange for $60,000 in cash, $150,000 in the form of a note receivable, and the remainder in common stock valued at $90,000.

d	33,457 shares of stock with a set value of $90,000 will be sold back to the company as part of the LLC sale consideration. This results in a reduction in the par value of $33.457. The additional paid-in capital is reduced by $1,298,736 to balance the value of equity with the assets for the company post-LLC sale.

e	To reflect legal and accounting fees associated with the exchange that have been capitalized to the extent of cash and receivables acquired.

f	The par value of the common stock post-exchange will be $0.01; and adjustment of $3,433 in par value for shares owned by Z-axis is made to reflect this change in par value. The total shares owned by Silicon Mountain shareholders post-exchange will be 5,037,124 based on the exchange ratio of 1.1098. This increases the par value of shares by $4,980. Additional paid in capital adjusted to balance combined result.

g	To record estimated remaining acquisition related legal and professional fees.

PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2007

				Z-Axis Pro-	Silicon
	Z-Axis Six			forma Six	Mountain Six
	Months Ended			Months Ended	Months Ended		Pro Forma
	June 30, 2007	Adjustments		June 30, 2007	June 30, 2007		Combined
Sales	$1,698,219	$(1,698,219)		$—	$14,922,050		$14,922,050
Costs of goods sold	—	—		—	11,729,687		11,729,687
Gross Margin	1,698,219	(1,698,219)		—	3,192,363		3,192,363
Operating expenses:
Production	649,081	(649,081)		—	—		—
Research and development	32,168	(32,168)		—	—		—
Selling Expenses	—	—		—	1,298,331		1,298,331
General and administrative	551,897	(551,897)		—	1,493,288		1,493,288
Marketing	397,495	(397,495)		—	—		—
Depreciation and amortization	19,959	(19,959)		—	483,632		483,632
Total operating expenses	1,650,600	(1,650,600)		—	3,275,251		3,275,251
(Loss) income from operations	47,619	(47,619)		—	(82,888)		(82,888)
Other income (expense):
Interest (expense), net	(12,063)	12,063		—	(477,517)		(477,517)
Gain (loss) on fixed assets	—	—		—	(17,071)		(17,071)
Other income (expense)	684	(684)		—	(56,043)		(56,043)
Total other income	(11,379)	11,379		—	(550,631)		(550,631)
(Loss) income before income taxes	36,240	(36,240)		—	(633,519)		(633,519)
Income tax benefit (expense)	(5,140)	5,140		—	231,000		231,000
Net (loss) income	$31,100	$(31,100)		$—	$(402,519)		$(402,519)
Weighted average common shares outstanding:
Basic	3,825,000	(3,825,000)	a	391,543	5,037,124	b	5,428,667
Diluted	3,825,000	(3,825,000)	a	391,543	5,037,124	b	5,428,667
Basic (loss) income per common share	$0.01	$(0.01)			$(0.08)		$(0.07)

a	Adjustment takes into account the one-for-nine reverse stock split of Z-Axis’ common stock that occurred prior to the closing of the exchange and redemption of 33,457 post-split shares of Z-Axis common stock from the Z-Axis investor group in connection with the sale of Z-Axis LLC to the Z-Axis investor group.

b	Adjustment for the change in SMM shares to Z-axis shares with 1.109798 exchange ratio as specified in the stock exchange agreement.

PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE TWELVE MONTHS ENDED
DECEMBER 31, 2006.

												Silicon
	Z-Axis			Z-Axis								Mountain
	Pro-forma			Pro-forma	Silicon							Adjusted
	Twelve			Twelve	Mountain							Twelve
	Months			Months	Twelve		VCI from					Months
	Ended			Ended	Months Ended		Jan 1, 2006		VCI			Ended
	December			December	December 31,		to Sept 24,		Adjust-		Adjust-	December 31,	Pro Forma
	31, 2006	Adjustments		31, 2006	2006		2006		ments		ments	2006	Combined
Sales	$3,487,172	$(3,487,172)		$—	$21,791,433		$9,169,121		—		—	$30,960,554	$30,960,554
Costs of goods sold	—	—			16,738,626		7,839,718		—		—	24,578,344	24,578,344
Gross Margin	—	—			5,052,807		1,329,403		—		—	6,382,210	6,382,210
Operating expenses:

Production	1,427,392	(1,427,392)		—	—		—		—		—	—	—
Research and development	100,677	(100,677)		—	—		—		—		—	—	—
Selling Expenses	—	—		—	3,003,843		307,769		—		—	3,311,612	3,311,612
General and administrative	1,254,390	(1,254,390)		—	2,135,324		483,333		—		—	2,618,657	2,618,657
Marketing	879,125	(879,125)		—								—	—
Depreciation and amortization	49,993	(49,993)		—	454,686		—	a	330,769		—	785,482	785,482

Amortization of software development costs	31,482	(31,482)		—	—		—		—		—	—	—
Total operating expenses	3,743,059	(3,743,059)		—	5,593,853		791,102		330,769		—	6,715,751	6,715,751
(Loss) income from operations	(255,887)	255,887		—	(541,046)		538,301		(330,769)		—	(333,541)	(333,541)
Other income (expense):
Interest (expense), net	(12,764)	12,764		—	(338,853)		4,410	d	(351,107)		—	(685,550)	(685,550)
Gain (loss) on fixed assets	—	—			616		—		—		—	616	616
Gain on forgiveness of debt	—	—		—	49,202		—		—		—	49,202	49,202
Other income (expense)	2,531	(2,531)			(88,014)		—		—		—	(88,014)	(88,014)
Total other income	(10,233)	10,233		—	(377,049)		4,410		(351,107)		—	(723,746)	(723,746)
(Loss) income before income taxes	(266,120)	266,120		—	(918,095)		542,711		(681,903)		—	(1,057,287)	(1,057,287)
Income tax benefit (expense)	13,485	(13,485)		—	267,000		—		—	e	$124,196	391,196	391,196
Net (loss) income	$(252,635)	$252,635		$—	$(651,095)		$542,711		$(681,903)			$(790,287)	$(790,287)

Weighted average common shares outstanding:
Basic	3,825,000	(3,825,000)	b	391,543	4,538,773	c	100		(100)	c	498,351	5,037,124	5,428,667
Diluted	3,825,000	(3,825,000)	b	391,543	4,538,773	c	100		(100)	c	498,351	5,037,124	5,428,667
Basic (loss) income per common share	$(0.07)				$(0.14)							$(0.16)	$(0.15)

a	Depreciation and amortization of acquired assets of VCI as if transaction occurred on January 1, 2006. Total amortization for the period from January 1, 2006 to September 24, 2006 intangible assets is $226,520. Loan fee amortization is $78,511 for the period from January 1, 2006 to September 24, 2006. This amount was calculated by multiplying the total loan amortization for the period by the percentage of the purchase price was to total borrowing for the debt facilities. The total VCI purchase price of $3,205,415 was 48% of the total borrowing of $6,622,000. Total additional depreciation for the period January 1, 2006 to September 24, 2006 is $25,765. The additional $330,796 represents the additional amortization and depreciation that would have been recorded had the VCI acquisition occurred on January 1, 2006.

b	Adjustment takes into account the one-for-nine reverse stock split of Z-Axis’ common stock expected to occur prior to the closing of the exchange and redemption of 33,457 post-split shares of Z-Axis common stock from the Z-Axis investor group in connection with the LLC sale.

c	Adjustment for the conversion in Silicon Mountain shares to Z-axis shares based on a 1.109798 exchange ratio as specified in the stock exchange agreement.

d	The interest expense associated with the borrowing for the period from January 1, 2006 to September 24, 2006 intangible assets is $257,926. This amount was calculated by multiplying the total interest expense for the period by the percentage of the purchase price to the total borrowing for the debt facilities. Also included is $93,181 of interest associated with the beneficial conversion associated with the warrants issued to the lender for the period from January 1, 2006 to September 24, 2006 adjusted to the percentage of the purchase price to the total borrowing. The total VCI purchase price of $3,205,415 was 48% of the total borrowing of $6,622,000. The additional expense of $351,107 represents the additional interest and debt discount that would have been recorded had the VCI acquisition occurred on January 1, 2006.

e	We have calculated the tax effect on the consolidated incomes from both the companies with a statutory rate of 37%. The $124,196 adjustment represents an adjustment to reflect the annual income tax benefit of $391,196 which is calculated using an effective tax rate of 37% on the combined company’s loss before operations of $1,057,287.

[BACK COVER OF PROSPECTUS]
2,760,208 Shares of Common Stock
SILICON MOUNTAIN HOLDINGS, INC.

Preliminary Prospectus

     Until [                    ], 2007, all dealers that effect transactions in the common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
October ___, 2007

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 24. Indemnification of Directors and Officers.
Our Bylaws provide that any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Company); by reason of the fact that he is or was a director, officer, employee, fiduciary, or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, or other enterprise, shall be indemnified by the Company against expenses (including attorneys fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in the best interest of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
Our Bylaws provide that the indemnification described above is not available with respect to any claim, issue or matter in connection with a proceeding by or in the right of the Company in which the person was adjudged liable to the Company or in connection with any proceeding charging that the person derived an improper personal benefit, whether or not involving action in an official capacity, in which he was adjudged liable on the basis that he derived an improper personal benefit. Further, indemnification in connection with a proceeding brought by or in the right of the Company is limited to reasonable expenses, including attorneys’ fees, incurred in connection with the proceeding.
Our Bylaws also provide that, by action of our board of directors, the Company may purchase and maintain insurance, in such amounts as our board of directors deems appropriate, on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the Company or who is or was serving at the request of the Company as a director, officer, employee, fiduciary, or agent of another Company, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of this status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of the Bylaws.
Item 25. Other Expenses of Issuance and Distribution
The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities offered hereby, all of which will be paid by the Registrant:

Type of Expense	Amount*
SEC Registration fee	$	[ ]
Accountants’ fees and expenses	$	[ ]
Legal fees	$	[ ]
Transfer agent’s fees and expenses	$	[ ]
Miscellaneous	$	[ ]
	$	[ ]
Total	$	[ ]

*	To be completed by amendment
Item 26. Recent Sales of Unregistered Securities
On October 1, 2007, we issued to Camillo Martino, a newly elected member of our board of directors, 3,750 restricted shares of our common stock in accordance with our compensation plan for outside members of our board of directors. The restricted shares of common stock will vest on December 31, 2007. The issuance was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof because (i) only an accredited investor received the securities, and (ii) the Company did not engage in any general solicitation or advertising to market the securities.

As described the section titled “Certain Transactions and Relationship – SMM”, in August 2007, SMM issued to its directors for serving on the board of directors during the fiscal year ended December 31, 2007, a total of 48,750 restricted shares of its common stock, which will vest on December 31, 2007. The issuance was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof because (i) only accredited investors received the securities, and (ii) the Company did not engage in any general solicitation or advertising to market the securities.
In May 2006, we entered into a Stock Exchange Agreement with SMM to effect a share exchange between us and SMM which resulted in SMM becoming our wholly-owned subsidiary and the holders of securities of SMM becoming holders of our securities. In August 2007, concurrent with the closing of the Stock Exchange, we issued 5,065,510 shares of our common stock to the stockholders of SMM (who were SMM stockholders prior to the Stock Exchange) in exchange of their shares in SMM. Additionally, options and warrants exercisable into shares of SMM common stock became exercisable into an aggregate of 4,376,898 shares of our common stock and debt instruments convertible into shares of SMM’s common stock became convertible into an aggregate of 10,165,917 shares of our common stock. These sales were completed in reliance on exemptions from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D. The securities were purchased by accredited investors, sophisticated investors, or were purchased by fewer than 35 other investors who utilized their respective purchaser representatives. In addition, each of the recipients of securities (and, to the extent applicable, their purchaser representatives) received the information contained in our Definitive Joint Proxy Statement on Schedule 14A filed by the Company with the Securities and Exchange Commission on July 24, 2007, which Definitive Joint Proxy Statement contained audited financial statements and substantially all other information that would be included in a Registration Statement on Form SB-2 or S-1.
Between September 2004 and the closing of the Stock Exchange, we made the following stock option grants to our directors and executive officers:

		Number of Post-Split,
Grant Date	Recipient (Name, Title)	Post-Exchange Shares	Exercise Price
October 1, 2004	Stepanie Kelso	4,167	$0.33
July 1, 2005	Alan Treibitz	556	$0.539
July 1, 2005	Steven H. Cohen	556	$0.539
July 1, 2005	Stephanie Kelso	556	$0.49
July 1, 2005	Marilyn T. Heller	556	$0.49
July 1, 2005	Marvin A. Davis	1,111	$0.49
July 1, 2005	James E. Pacotti, Jr.	1,111	$0.49
October 1, 2005	Stepanie Kelso	1,674	$0.36
June 6, 2006	Alan Treibitz	556	$0.33
June 6, 2006	Steven H. Cohen	556	$0.33
June 6, 2006	Stephanie Kelso	556	$0.30
June 6, 2006	Marilyn T. Heller	556	$0.30
June 6,2006	Marvin A. Davis	1,111	$0.30
June 6, 2006	James E. Pacotti, Jr.	1,111	$0.30
June 6, 2006	Stephanie Kelso	2,492	$0.30
June 6, 2006	Stephanie Kelso	4,167	$0.30
April 1, 2007	Alan Treibitz	556	$0.143
April 1, 2007	Steven H. Cohen	556	$0.143
April 1, 2007	Stephanie Kelso	556	$0.13
April 1, 2007	Marilyn T. Heller	556	$0.13
April 1, 2007	Marvin A. Davis	1,111	$0.13
April 1, 2007	Stephanie Kelso	4,167	$0.13

In connection with the Stock Exchange, we agreed with SMM that, effective as of the closing of the Stock Exchange, all options held by our former executive officers, directors and employees now have a uniform expiration date of five years from the date of closing of the Stock Exchange. Any unvested options held by our executive officers, directors and employees vested on the change in control that occurred on closing of the Stock Exchange. Each grant was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof because (i) only accredited investors received the securities, and (ii) the Company did not engage in any general solicitation or advertising to market the securities.
Subsequent to the grants of options during the twelve months ended March 31, 2007, management determined that options to purchase 99,930 pre-split, pre-exchange shares exceeded the 375,000 pre-split shares of common stock authorized for issuance under our stock option plan. As a result, the 99,930 options were cancelled by agreement with the option holders. Following such cancellation, on June 6, 2006, we issued non-plan options in amounts equal to the number of options that were cancelled. As reflected in the table above, the non-plan options have exercise prices equal to the closing price of our common stock as of June 6, 2006. The weighted average exercise price of the non-plan options is higher than the weighted average exercise price of the cancelled options. Each grant was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof because (i) only accredited investors received the securities, and (ii) the Company did not engage in any general solicitation or advertising to market the securities.

Item 27. Exhibits

Exhibit Number	Description
2.1	LLC Interest Sale Agreement, dated as of June 30, 2006, between Z-Axis Corporation and HTK, LLC (1)

3.1	Amended and Restated Articles of Incorporation (2)

3.2	Amended and Restated Bylaws (3)

5.1	Opinion and Consent of Patton Boggs LLP (4)

10.1	Master Security Agreement, dated August 28, 2007 (2)

10.2	Joinder Agreement, dated August 28, 2007 (2)

10.3	Registration Rights Agreement, dated August 28, 2007 (2)

10.4	Guaranty, dated August 28, 2007 (2)

10.5	Security and Purchase Agreement, dated September 25, 2006 (2)

10.6	Stock Pledge Agreement, dated September 25, 2006 (2)

10.7	Amended and Restated Secured Convertible Term Note, dated August 28, 2007 (2)

10.8	Secured Term Note, dated September 25, 2006 (2)

10.9	Secured Revolving Note, dated September 25, 2006 (2)

10.10	Common Stock Purchase Warrant, dated August 30, 2007(2)

10.11	Silicon Mountain Memory, Incorporated 2003 Equity Incentive Plan(2)

10.12	Form of Stock Option Agreement of Silicon Mountain Memory, Incorporated 2003 Equity Incentive Plan(2)

10.13	Side Letter Agreement, dated August 30, 2007 (2)

21.1	Subsidiaries of Registrant (4)

23.1	Consent of Patton Boggs LLP (Included in Exhibit 5.1)

23.2	Consent of Hein & Associates LLP (4)

23.3	Consent of Ehrhardt Keefe Steiner & Hottman PC (4)

23.4	Consent of Ronald R. Chadwick, P.C. (4)

(1)	Incorporated by reference from our Definitive Joint Proxy Statement on Schedule 14A filed on July 24, 2007 (File No. 000-11284).

(2)	Incorporated by reference from our Current Report on Form 8-K filed on September 4, 2007 (File No. 000-11284).

(3)	Incorporated by reference from our Current Report on Form 8-K filed on October 3, 2007 (File No. 000-11284).

(4)	Filed herewith.

Item 28. Undertakings
The Registrant hereby undertakes:
1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration statement:
(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)	To reflect in the prospectus any facts or events, which, individually or together, arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(c)	To include any additional or changed material information on the plan of distribution.
2.	For determining liability under the Securities Act, to treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.	To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4.	For determining liability of the undersigned Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the Registrant undertakes that in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchase, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(a)	Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424 promulgated under the Securities Act;

(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(c)	The portion of an other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(d)	Any other communication that is an offer in the offering made by the Registrant to the purchaser.
5.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

6.	Each prospectus filed pursuant to Rule 424(b) (§230.424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES
In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe it meets all the requirements of filing on Form SB-2 and authorized this Registration Statement, as amended, to be signed on its behalf by the undersigned, in the city of Boulder, state of Colorado, on October 26, 2007.

SILICON MOUNTAIN HOLDINGS, INC.
By:	/s/ Rudolph (Tré) A. Cates III
Rudolph (Tré) A. Cates III,
President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement, as amended, has been signed by the following persons in the capacities and on the dates stated.

By:	/s/ John Blackman
John Blackman, Director
Date: October 26, 2007

By:	/s/ Mark Crossen
Mark Crossen, Director
Date: October 26, 2007

By:	/s/ Mickey Fain
Mickey Fain, Director
Date: October 26, 2007

By:	/s/ Steven King
Steven King, Director
Date: October 26, 2007

By:	/s/ Chong Man Lee
Chong Man Lee, Director
Date: October 26, 2007

By:	/s/ Camillo Martino
Camillo Martino, Director
Date: October 26, 2007

By:	/s/ Eric A. Wittenberg
Eric A. Wittenberg, Director
Date: October 26, 2007

Exhibit Index

Exhibit Number	Description
2.1	LLC Interest Sale Agreement, dated as of June 30, 2006, between Z-Axis Corporation and HTK, LLC (1)

3.1	Amended and Restated Articles of Incorporation (2)

3.2	Amended and Restated Bylaws (3)

5.1	Opinion and Consent of Patton Boggs LLP (4)

10.1	Master Security Agreement, dated August 28, 2007 (2)

10.2	Joinder Agreement, dated August 28, 2007 (2)

10.3	Registration Rights Agreement, dated August 28, 2007 (2)

10.4	Guaranty, dated August 28, 2007 (2)

10.5	Security and Purchase Agreement, dated September 25, 2006 (2)

10.6	Stock Pledge Agreement, dated September 25, 2006 (2)

10.7	Amended and Restated Secured Convertible Term Note, dated August 28, 2007 (2)

10.8	Secured Term Note, dated September 25, 2006 (2)

10.9	Secured Revolving Note, dated September 25, 2006 (2)

10.10	Common Stock Purchase Warrant, dated August 30, 2007 (2)

10.11	Silicon Mountain Memory, Incorporated 2003 Equity Incentive Plan(2)

10.12	Form of Stock Option Agreement of Silicon Mountain Memory, Incorporated 2003 Equity Incentive Plan(2)

10.13	Side Letter Agreement, dated August 30, 2007 (2)

21.1	Subsidiaries of Registrant (4)

23.1	Consent of Patton Boggs LLP (Included in Exhibit 5.1)

23.2	Consent of Hein & Associates LLP (4)

23.3	Consent of Ehrhardt Keefe Steiner & Hottman PC (4)

23.4	Consent of Ronald R. Chadwick, P.C. (4)

(1)	Incorporated by reference from our Definitive Joint Proxy Statement on Schedule 14A filed on July 24, 2007 (File No. 000-11284).

(2)	Incorporated by reference from our Current Report on Form 8-K filed on September 4, 2007 (File No. 000-11284).

(3)	Incorporated by reference from our Current Report on Form 8-K filed on October 3, 2007 (File No. 000-11284).

(4)	Filed herewith.